                                               Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-95935
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                                  PROSPECTUS

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                                 $500,000,000

                          EXODUS COMMUNICATIONS, INC.

 4 3/4% Convertible Subordinated Notes Due July 15, 2008 and 7,101,700 Shares
             of Common Stock Issuable Upon Conversion of the Notes

   Holders of our 4 3/4% Convertible Subordinated Notes due July 15, 2008 may offer for sale the notes and the shares of our common stock into which the notes are convertible at any time at market prices prevailing at the time of sale or at privately negotiated prices. The selling holders may sell the notes or the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

   The holders of the notes may convert the notes into shares of our common stock at any time at a conversion rate of 14.2034 shares per $1,000 principal amount of notes. Interest on the notes is payable on January 15 and July 15 of each year, commencing on July 15, 2000. After January 20, 2002, we may redeem the notes, in whole or in part, at the redemption prices set forth in this prospectus. However, we may not redeem the notes on or after January 20, 2002 and before January 15, 2004 unless the closing price of our common stock is at least 140% of the conversion price for a period of time.

   In the event of a change in control, defined in this prospectus of Exodus, each holder of notes may require us to repurchase the notes at 100% of the principal amount of the notes plus accrued interest. At our option, we may repurchase the notes for cash or common stock.

   The notes are unsecured obligations that are subordinated in right of payment to all of our existing and future senior indebtedness.

   Our common stock currently trades on the Nasdaq National Market under the symbol "EXDS." The last reported sale price on February 10, 2000 was $120.375 per share.

   The notes are currently eligible for trading on the Portal Market of the National Association of Securities Dealers, Inc.

   Investing in our common stock or the notes involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on page 3 of this prospectus.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

               The date of this prospectus is February 11, 2000.

   In connection with this offering, no person is authorized to give any information or to make any representations not contained in this prospectus. If information is given or representations are made, you may not rely on that information or representations as having been authorized by us. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. You may not imply from the delivery of this prospectus, nor from any sale made under this prospectus, that our affairs are unchanged since the date of this prospectus or that the information contained in this prospectus is correct as of any time after the date of this prospectus.

                               TABLE OF CONTENTS

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
Summary.....................................................................   1
Recent Events...............................................................   2
Risk Factors................................................................   3
Ratio of Earnings to Fixed Charges..........................................  14
Where You Can Find More Information.........................................  14
Documents Incorporated by Reference.........................................  15
Use of Proceeds.............................................................  15
Selling Holders.............................................................  16

Plan of Distribution........................................................  20
Description of Notes........................................................  22
Material United States Federal Income Tax Considerations....................  33
Other Indebtedness..........................................................  38
Description of Capital Stock................................................  40
Legal Matters...............................................................  42
Experts.....................................................................  42
Financial Statements........................................................ F-1

   This prospectus contains forward-looking statements relating to future events or financial results, including statements indicating that "we believe," "we expect" or "we anticipate" that various events may occur or various trends may continue, and similar statements relating to future events or financial results. These forward-looking statements are subject to material risks and uncertainties as indicated under the caption "Risk Factors." Actual results could vary materially as a result of a number of factors, including those set forth in "Risk Factors" and elsewhere in this prospectus. We assume no obligation to update the forward-looking information contained in this prospectus.

   Unless the context otherwise requires, the terms "we," "our," "us," "the company" and "Exodus" refer to Exodus Communications, Inc., a Delaware corporation.

   All share numbers in this prospectus reflect the two-for-one stock split effected by Exodus on December 14, 1999. The information incorporated by reference into this prospectus, however, may not reflect the stock split.

                                    SUMMARY

   Exodus Communications is a leading provider of Internet system and network management solutions for enterprises with mission-critical Internet operations. Our solutions include Internet Data Centers, network services, managed services and professional services, which together provide the high performance, scalability and expertise that enterprises need to optimize their complex Internet operations. Exodus delivers its services from geographically distributed, state-of-the-art Internet Data Centers that are connected through a high performance dedicated and redundant backbone network. Our tailored solutions are designed to integrate with existing enterprise systems architectures and to enable customers to outsource the monitoring, administration and optimization of their equipment, applications and overall Internet operations. As of September 30, 1999, we had more than 1,700 customers, including installed and uninstalled customers under contract, and managed over 16,000 customer servers worldwide. Our customers represent a variety of industries, ranging from Internet companies such as Lycos, Inc., eBay Inc., MSN Hotmail (a subsidiary of Microsoft Corporation), Yahoo!GeoCities and Inktomi Corporation, to media companies such as MSNBC, USA Today Information Network, SportsLine USA, Inc. and E-Online!, to major enterprise companies such as Applied Materials and Storage Networks.

   Because Internet usage is growing rapidly, businesses are increasing the breadth and depth of their Internet product and services offerings. These Internet operations are mission-critical for Internet-centric businesses and are becoming increasingly mission-critical for many enterprises. In order to ensure the quality, reliability, availability and redundancy of these mission-critical Internet operations, corporate IT departments must make substantial investments in facilities, personnel, equipment and networks which must be continuously upgraded to reflect changing technologies and must rapidly scale as the enterprise grows. This recurring and significant investment is an inefficient use of resources and, as a result, a significant need exists for outsourcing arrangements that can increase performance, provide continuous operation of Internet solutions and reduce Internet operating expenses. We believe a significant opportunity exists for a highly focused company to provide a combination of server hosting, Internet connectivity and managed and professional services that will enable reliable, high performance of mission-critical Internet operations.

   Exodus offers an integrated portfolio of solutions that provides customers with a scalable, secure and high performance platform for the development, deployment and proactive management of mission-critical Internet operations. Our server hosting and Internet connectivity services are offered through our Internet Data Centers' redundant backbone network of multiple high speed OC-3 and OC-12 lines, along with our public and private network interconnections. We continue to upgrade our network in order to accommodate expected traffic growth. Our managed services include performance monitoring, site management reports, data backup and content delivery and management services, security services and professional services. These services provide the foundation for high performance, availability, scalability and reliability of customers' Internet operations. In addition, we integrate best-of-breed technologies from leading vendors with our industry expertise and proprietary technology.

   Our objective is to become the leading provider of Internet system and network management solutions for enterprises with mission-critical Internet operations. To achieve this objective, we intend to:

  .  Position Exodus as the leader in this market;

  . Focus on enhancing systems and network management, Internet technology services and professional services;

  .  Accelerate our global expansion;

  .  Leverage our expertise to address new market opportunities; and

  . Continue to establish strategic relationships for distribution and technology.

   We began offering server hosting and Internet connectivity services in late 1995, opened our first dedicated Internet Data Center in August 1996, and introduced managed services in 1997 and professional services in 1998. We currently operate 17 domestic Internet Data Centers located in nine metropolitan areas:

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Atlanta, Austin, Boston, Chicago, Los Angeles, New York, Seattle, Silicon
Valley and Washington, D.C. In June 1999, we opened our first Internet Data Center outside of the United States in the London metropolitan area. In December 1999, we acquired Global OnLine Japan Co., Ltd. of Tokyo, Japan, which has an Internet Data Center located in Tokyo. Our Internet Data Centers consist of approximately 1,600,000 gross square feet.

   Our principal executive offices are located at 2831 Mission College Blvd., Santa Clara, California 95054. Our telephone number is (408) 346-2200.

                                 RECENT EVENTS

   Acquisition of Service Metrics, Inc. In November 1999, we acquired Service Metrics, Inc. Service Metrics is a leading provider of Internet monitoring applications and services that measure the consistency, availability and performance of Web sites. As a result, we issued approximately 7.0 million shares of our Common Stock and Common Stock subject to options in exchange for all of the outstanding shares of common stock of Service Metrics and shares of Service Metrics common stock subject to outstanding options, representing an aggregate consideration of approximately $280.0 million as of the signing of the definitive agreement in October 1999. The transaction was accounted for as a pooling of interests.

   Acquisition of Global OnLine Japan Co., Ltd. In December 1999, we acquired Global OnLine Japan Co., Ltd., an Internet solutions provider based in Tokyo. As a result, we issued approximately 415,000 shares of our common stock in exchange for 85% of the outstanding shares of Global OnLine Japan. The transaction will be accounted for as a purchase.

   Stock Split. On November 19, 1999, we announced a two-for-one stock split in the form of a stock dividend, payable December 14, 1999 to holders of our Common Stock of record as of November 30, 1999. Share and per share information in this prospectus reflects this stock split.

   Issuance of Debt. In December 1999, we issued $375.0 million aggregate principal amount of 10 3/4% Senior Notes due 2009 and (Euro)125.0 million aggregate principal amount of 10 3/4% Senior Notes due 2009 concurrently with our issuance of $500.0 million aggregate principal amount of 4 3/4% Convertible Subordinated Notes due July 15, 2008.

   Acquisition of KeyLabs, Inc. In January 2000, we agreed to acquire KeyLabs, Inc., a provider of e-business testing services based in Utah. The transaction is expected to close by the end of February 2000 and will be accounted for as a purchase.

   Hiring of New Chief Financial Officer. Effective January 31, 2000, R. Marshall Case was appointed Executive Vice President, Finance and Chief Financial Officer of Exodus. Mr. Case's predecessor, Richard S. Stoltz, will continue with Exodus as its Senior Adviser, Strategy and Finance.

   Summary of 1999 Fourth Quarter and Annual Results. For the three months ended December 31, 1999, our revenues were $101.4 million compared to revenues of $21.1 million for the same period of the prior year. Our net loss for the three months ended December 31, 1999 was $52.9 million, or $0.30 per share, compared to a net loss of $21.9 million, or $0.14 per share, for the same period of the prior year. EBITDA loss (loss before net interest expense, income taxes, depreciation, amortization and other non-cash charges) for the three months ended December 31, 1999 was $16.7 million compared to $12.1 million for the same period of the prior year.

   Revenues for the twelve months ended December 31, 1999 were $242.1 million compared to $52.7 million for the same period of the prior year. Our net loss attributable to common stockholders for the twelve months ended December 31, 1999 was $130.3 million, or $0.78 per share, compared to a net loss attributable to common stockholders of $69.3 million, or $0.55 per share, for the same period of the prior year. EBITDA loss for the twelve months ended December 31, 1999 was $44.7 million compared to $41.9 million for the same period of the prior year.

                                  RISK FACTORS

   This offering involves a high degree of risk. In addition to the other information set forth in this prospectus, the following risk factors should be considered carefully in evaluating Exodus and its business before purchasing any of the notes or common stock. This prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed in this prospectus. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere in this prospectus.

Our short operating history and heavy losses make our business difficult to evaluate

   Our limited operating history makes evaluating our business operations and our prospects difficult. We began offering server hosting and Internet connectivity services in 1995, opened our first dedicated Internet Data Center in August 1996 and introduced managed services in 1997 and professional services in 1998. Due to our short operating history, our business model is still evolving. We have incurred operating losses and negative cash flows each fiscal quarter and year since 1995. Our accumulated deficit was approximately $175.3 million at September 30, 1999. We anticipate continuing to make significant investments in new Internet Data Centers and network infrastructure, product development, sales and marketing programs and personnel. We believe that we will continue to experience net losses on a quarterly and annual basis for the foreseeable future. We may also use significant amounts of cash and/or equity to acquire complementary businesses, products, services or technologies. Although we have experienced significant growth in revenues in recent periods, this growth rate is not necessarily indicative of future operating results. It is possible that we may never achieve profitability on a quarterly or an annual basis.

Our operating results have fluctuated widely and we expect this to continue

   We have experienced significant fluctuations in our results of operations on a quarterly and an annual basis. We expect to continue to experience significant fluctuations due to a variety of factors, many of which are outside of our control, including:

  .  demand for and market acceptance of our services;

  .  reliable continuity of service and network availability;

  . the ability to increase bandwidth as necessary, both on our network and at our interconnection points with other networks;

  . costs related to the acquisition of network capacity and arrangements for interconnections with third-party networks;

  .  customer retention and satisfaction;

  .  capacity utilization of our Internet Data Centers;

  . the timing, magnitude and integration of acquisitions of complementary businesses and assets;

  .  the timing of customer installations;

  .  the provision of customer discounts and credits;

  .  the mix of services sold by us;

  . the timing and success of marketing efforts and service introductions by us and our competitors;

  . the timing and magnitude of capital expenditures, including construction costs relating to the expansion of operations;

  . the timing of expansion of existing Internet Data Centers and completion of new Internet Data Centers;

  . the introduction by third parties of new Internet and networking technologies;

  .  changes in our pricing policies and those of our competitors; and

  .  fluctuations in bandwidth used by customers.

   In addition, a relatively large portion of our expenses are fixed in the short-term, particularly with respect to telecommunications, depreciation, substantial interest expenses, real estate and personnel. Therefore, our results of operations are particularly sensitive to fluctuations in revenues. Furthermore, if we were to become unable to continue leveraging third-party products in our services offerings, our product development costs could increase significantly. Finally, many of our customers are emerging growth companies which may have negative cash flows, and there is the possibility that we will not be able to collect receivables on a timely basis.

Our rapid expansion produces a significant strain on our business and requires us to expend substantial resources

   The expansion of our network through the opening of additional Internet Data Centers in geographically diverse locations is one of our key strategies. We currently have 17 Internet Data Centers located in nine metropolitan areas of the United States: Atlanta, Austin, Boston, Chicago, Los Angeles, New York, Seattle, Silicon Valley and Washington, D.C. In June, we opened our first Internet Data Center outside of the United States in the London metropolitan area. In December 1999, we acquired Global OnLine Japan Co., Ltd. of Tokyo, Japan, which has an Internet Data Center located in Tokyo. To expand successfully, we must be able to assess markets, locate and secure new Internet Data Center sites, install telecommunications and Internet Data Center facilities and establish additional peering interconnections with Internet service providers. To manage this expansion effectively, we must continue to improve our operational and financial systems and expand, train and manage our employee base. Our inability to establish additional Internet Data Centers or effectively manage our expansion would have a material adverse effect upon our business.

   We expect to expend substantial resources for leases and/or the purchase of real estate, significant improvements of facilities, purchase of complementary businesses, assets and equipment, implementation of multiple telecommunications connections and hiring of network, administrative, customer support and sales and marketing personnel with the establishment of each new Internet Data Center. Moreover, we expect to make significant investments in sales and marketing and the development of new services as part of our expansion strategy. The failure to generate sufficient cash flows or to raise sufficient funds may require us to delay or abandon some or all of our development and expansion plans or otherwise forego market opportunities, making it difficult for us to generate additional revenue and to respond to competitive pressures.

   In general, it takes us at least six months to select the appropriate location for a new Internet Data Center, construct the necessary facilities, install equipment and telecommunications infrastructure and hire operations and sales personnel. Expenditures commence well before the Internet Data Center opens, and it takes an extended period for us to approach break-even capacity utilization. As a result, we expect that individual Internet Data Centers will experience losses for in excess of one year from the time they are opened. We incur further expenses from sales personnel hired to test market our services in markets where there is no Internet Data Center. Growth in the number of our Internet Data Centers is likely to increase the amount and duration of losses. In addition, if we do not attract customers to new Internet Data Centers in a timely manner, or at all, our business would be materially adversely affected.

We compete with much larger companies and there are few barriers to entry, and if we cannot compete effectively, we will lose business

   Our market is intensely competitive. There are few substantial barriers to entry, and we expect to face additional competition from existing competitors and new market entrants in the future. Many companies have announced recently that they intend to begin providing and/or greatly expand their service offerings that are competitive with our services. The principal competitive factors in this market include:

  .  Internet system engineering and other expertise;

  .  customer service;

  .  network capability, reliability, quality of service and scalability;

  .  the variety of services offered;

  . access to network resources, including circuits, equipment and interconnection capacity to other networks;

  .  broad geographic presence;

  .  price;

  .  the ability to maintain and expand distribution channels;

  .  brand name;

  .  the timing of introductions of new services;

  .  network security; and

  .  financial resources.

   There can be no assurance that we will have the resources or expertise to compete successfully in the future. Our current and potential competitors in the market include:

  .  providers of server hosting services;

  .  national, foreign and regional ISPs;

  . global, regional and local telecommunications companies and Regional Bell Operating Companies;

  .  IT outsourcing firms; and

  .  other technology services and products companies.

   Many of our competitors have substantially greater resources, more customers, longer operating histories, greater name recognition and more established relationships in the industry. As a result, these competitors may be able to develop and expand their network infrastructures and service offerings more quickly, devote greater resources to the marketing and sale of their products and adopt more aggressive pricing policies. In addition, these competitors have entered and will likely continue to enter into business relationships to provide additional services competitive with those we provide.

   Some of our competitors may be able to provide customers with additional benefits in connection with their Internet system and network management solutions, including reduced communications costs, which could reduce the overall costs of their services relative to ours. We may not be able to offset the effects of any price reductions. In addition, we believe our market is likely to encounter consolidation in the near future, which could result in increased prices and other competition.

Our market is new and our services may not be generally accepted by enterprises looking to outsource their mission-critical Internet operations, which could harm our operating results

   The market for Internet system and network management solutions has only recently begun to develop, is evolving rapidly and is characterized by an increasing number of market entrants. This market may not prove to be viable or, if it becomes viable, may not continue to grow. Our future growth depends on the willingness of enterprises to outsource the system and network management of their mission-critical Internet operations and our ability to market our services in a cost-effective manner to a sufficiently large number of customers. If this market fails to develop, or develops more slowly than expected, or if our services do not achieve market acceptance, our business would be adversely affected. In addition, in order to be successful we must be able to differentiate ourselves from our competition through our service offerings.

The notes are subordinated to other debt

   The notes are unsecured and subordinated in right of payment to all of our existing and future senior indebtedness as defined in the indenture governing the notes. As a result, in the event of bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default, as defined below, and in specific other events, our assets will be available to pay obligations on the notes only after all senior indebtedness has been paid in full in cash or other payment satisfactory to the holders of senior indebtedness. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The notes also will be effectively subordinated to the liabilities, including trade payables, of our subsidiaries. The indenture governing the notes does not prohibit or limit the incurrence of senior indebtedness or the incurrence of other debt and other liabilities by us or our subsidiaries. The incurrence of additional debt and other liabilities by us or our subsidiaries could impede our ability to pay obligations on the notes. As of September 30, 1999, we had approximately $339.7 million of debt outstanding that would have constituted senior indebtedness. As of September 30, 1999, our subsidiaries had $17.4 million of debt and other liabilities. In addition, we incurred additional senior indebtedness of $375.0 million aggregate principal amount of our 10 3/4% senior notes due 2009 and (Euro)125.0 million aggregate principal amount of our senior notes due 2009 that were issued in December 1999. We anticipate that from time to time we will incur additional debt, including senior indebtedness. See "Description of Notes-- Subordination".

There are limitations on redemption of notes upon change of control

   Upon a change of control, as defined below, each holder of notes has rights, at the holder's option, to require us to redeem all or a portion of the holder's notes. Although the indenture governing the notes allows us, subject to satisfaction of conditions, to pay the redemption price in shares of common stock, if a change of control were to occur, we may not have sufficient funds to pay the redemption price for all notes tendered by holders. Our indentures relating to our 11 1/4% senior notes and 10 3/4% senior notes may prohibit the payment of the redemption price of the notes while the 11 1/4% senior notes or 10 3/4% senior notes are outstanding. Any future credit agreements or other agreements relating to other debt, including other senior indebtedness to which we become a party, may contain similar restrictions and provisions. In the event a change of control occurs at a time when we are prohibited from purchasing or redeeming notes, we could seek the consent of lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain a consent or repay such borrowings, we would remain prohibited from purchasing or redeeming notes. Our failure to redeem tendered notes would constitute an event of default under the indenture governing the notes, which might constitute a default under the terms of other indebtedness that we may enter into from time to time. In these circumstances, the subordination provisions in the indenture governing the notes would likely restrict payments to the holders of notes. The term "change of control" is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a change of control does not necessarily afford holders of the notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us. See "Description of Notes--Repurchase at Option of Holders Upon a Change of Control".

Our substantial leverage and debt service obligations adversely affect our cash flow

   We have substantial amounts of outstanding indebtedness, primarily from our 11 1/4% senior notes, 10 3/4% senior notes, 4 3/4% convertible subordinated notes and 5% convertible subordinated notes. There is the possibility that we may be unable to generate cash sufficient to pay the principal of, interest on and other amounts due in respect of, our debt when due. As of September 30, 1999, we had debt of approximately $589.7 million and available borrowings of up to an additional $1.2 million. In addition, in December 1999, we incurred additional debt of $375.0 million aggregate principal amount of our 10 3/4% senior notes and (Euro)125.0 million aggregate principal amount of the 10 3/4% senior notes as well as $500.0 million aggregate principal amount of our 4 3/4% convertible subordinated notes. We will also have the right to issue additional 10 3/4% senior notes on or prior to December 8, 2000 in an aggregate principal amount not to exceed $100.0 million. In addition, we expect to add additional equipment loans and lease lines to finance capital expenditures for our Internet Data Centers and to obtain additional long term debt, working capital lines of credit and lease lines. We cannot be certain that any financing arrangements will be available.

   Our substantial leverage could have significant negative consequences, including:

  . increasing our vulnerability to general adverse economic and industry conditions;

  .  limiting our ability to obtain additional financing;

  . requiring the dedication of a substantial portion of our expected cash flow from operations to service our indebtedness, thereby reducing the amount of our expected cash flow available for other purposes, including capital expenditures;

  . limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

  . placing us at a possible competitive disadvantage compared to less leveraged competitors and competitors that have better access to capital resources.

We are subject to restrictive covenants in our note indentures that limit our flexibility in managing our business

   Our senior notes and convertible subordinated notes contain various restrictions on our ability to incur debt, pay dividends or make other restricted payments, sell assets, enter into affiliate transactions and take other actions. Furthermore, our existing financing arrangements are, and future financing arrangements are likely to be, secured by substantially all of our assets. The existing financing arrangements require, and future financing arrangements are likely to require, that we maintain specific financial ratios and comply with covenants restricting our ability to incur debt, pay dividends or make other restricted payments, sell assets, enter into affiliate transactions or take other actions.

   In addition, a number of instruments evidencing our debt restrict the manner in which this debt and debt incurred in the future may be used.

We must manage growth effectively by expanding operating and financial procedures, controls and systems or our business will be harmed

   We are experiencing, and expect to continue experiencing, rapid growth with respect to the building of our Internet Data Centers and network infrastructure, expansion of our service offerings, geographic expansion, expansion of our customer base and increases in the number of employees. This growth has placed, and we expect it to continue to place, a significant strain on our financial, management, operational and other resources, including our ability to ensure customer satisfaction. This expansion also requires significant time commitment from our senior management and places a significant strain on their ability to manage the existing business. In addition, we are required to manage multiple relationships with a growing number of third parties as we seek to complement our service offerings. Our ability to manage our growth effectively will require us to continue to expand operating and financial procedures and controls, to replace or upgrade our operational, financial and management information systems and to attract, train, motivate and retain key employees. We have recently hired many key employees and officers, and as a result, our entire management team has worked together for only a brief time. In addition, we intend to hire additional senior management personnel to support our growth and expansion of our business. If our executives are unable to manage growth effectively, our business could be materially adversely affected.

We may experience difficulty in integrating our recent acquisitions which could harm our operating results

   In October 1998 we acquired the assets of Arca Systems, Inc., in February 1999 we acquired American Information Systems, Inc., in July 1999 we acquired Cohesive Technology Solutions, Inc, in November 1999 we acquired Service Metrics, Inc. and in December 1999 we acquired Global Online Japan Co., Ltd. Furthermore, in January 2000, we agreed to acquire KeyLabs, Inc. We continue to expend resources integrating

Cohesive and Service Metrics and the personnel hired in connection with acquisitions. As we acquire additional companies, we may incur expenses to, among other things, remediate Year 2000 problems relating to these acquired companies.

   We believe that our future growth depends, in part, upon the acquisition of complementary businesses, products, services or technologies. After purchasing a company, we could have difficulty in assimilating that company's technology, personnel and operations. In addition, the key personnel of the acquired company may decide not to work for us. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition, future acquisitions by us may require us to incur additional debt, result in large one-time write-offs or create goodwill or other intangible assets that could result in amortization expenses.

System failures could lead to significant costs

   We must protect our network infrastructure and customers' equipment against damage from human error, physical or electronic security breaches, power loss and other facility failures, fire, earthquake, flood, telecommunications failure, sabotage, vandalism and similar events. Despite precautions we have taken, a natural disaster or other unanticipated problems at one or more of our Internet Data Centers could result in interruptions in our services or significant damage to customer equipment. In addition, failure of any of our telecommunications providers, such as MCI WorldCom, Qwest Communications Corporation and Global Crossing, to provide consistent data communications capacity, and local exchange carriers to provide interconnection agreements, could result in interruptions in our services. Any damage to or failure of our systems or service providers could result in reductions in, or terminations of, services supplied to our customers, which could have a material adverse effect on our business. In the past, we have experienced interruptions in specific circuits within our network resulting from events outside our control, which led to short-term degradation in the level of performance of our network.

Customer satisfaction with our services is critical to our success

   Our customers demand a very high level of service. Our customer contracts generally provide a limited service level commitment related to the continuous availability of service on a 24 hours per day, seven days per week basis. This commitment is generally limited to a credit consisting of free service for a short period of time for disruptions in Internet transmission services. To date, only a limited number of customers have been entitled to this credit. If we incur significant service level commitment obligations in connection with system downtime, our liability insurance may not be adequate to cover these expenses. As customers outsource more mission-critical operations to us, we are subject to increased liability claims and customer dissatisfaction if our systems fail or our customers otherwise become unsatisfied.

Our ability to expand our network is unproven and will require substantial financial, operational and management resources

   To satisfy customer requirements, we must continue to expand and adapt our network infrastructure. We are dependent on MCI WorldCom, Qwest, Global Crossing and other telecommunications providers for our network capacity, including our dedicated clear channel network. The expansion and adaptation of our telecommunications infrastructure will require substantial financial, operational and management resources as we negotiate telecommunications capacity with network infrastructure suppliers. Due to the limited deployment of our services to date, our ability to connect and manage a substantially larger number of customers at high transmission speeds is unknown. We have yet to prove our network's ability to be scaled up to higher customer levels while maintaining superior performance. Furthermore, it may be difficult for us to increase quickly our network capacity in light of current necessary lead times within the industry to purchase circuits and other critical items. If we fail to achieve or maintain high capacity data transmission circuits, customer demand could diminish because of possible degradation of service. In addition, as we upgrade our telecommunications infrastructure to increase bandwidth available to our customers, we expect to encounter equipment or software incompatibility which may cause delays in implementation.

We depend on network interconnections provided by third parties who may raise their fees or deny access

   We rely on a number of public and private network interconnections to allow our customers to connect to other networks. If the networks with which we interconnect were to discontinue their interconnections, our ability to exchange traffic would be significantly constrained. Furthermore, our business will be harmed if these networks do not add more bandwidth to accommodate increased traffic. Many of the companies with which we maintain interconnections are our competitors. There is nothing to prevent any networks, many of which are significantly larger than we are, from charging high usage fees or denying access. In the future, networks could refuse to continue to interconnect directly with us, might impose significant costs on us or limit our customers' access to their networks. In this event, we may not be able on a cost-effective basis to access alternative networks to exchange our customers' traffic. In addition, we may not be able to pass through to our customers any additional costs of utilizing these networks. In these cases, our business could be harmed.

Difficulties presented by international economic, political, legal, accounting and business factors could harm our business in international markets

   A component of our strategy is to expand into international markets. We opened our first Internet Data Center outside of the United States in the London metropolitan area in June 1999 and acquired an Internet Data Center in Tokyo through our acquisition of Global OnLine Japan Co., Ltd. in December 1999. Furthermore, we plan to open additional international Internet Data Centers by the end of 2000. In order to expand our international operations, we may enter into joint ventures or outsourcing agreements with third parties, acquire rights to high-bandwidth transmission capability, acquire complementary businesses or operations, or establish and maintain new operations outside of the United States. Thus, we may depend on third parties to be successful in our international operations. In addition, the rate of development and adoption of the Internet has been slower outside of the United States, and the cost of bandwidth has been higher, which may adversely affect our ability to expand operations and may increase our cost of operations internationally. The risks inherent in conducting business internationally include:

  . unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers;

  .  challenges in staffing and managing foreign operations;

  .  differences in technology standards;

  .  employment laws and practices in foreign countries;

  .  longer payment cycles and problems in collecting accounts receivable;

  .  political instability;

  . fluctuations in currency exchange rates and imposition of currency exchange controls; and

  .  potentially adverse tax consequences.

We might not be successful in our attempts to keep up with rapid technological change and evolving industry standards

   Our future success will depend on our ability to offer services that incorporate leading technology and address the increasingly sophisticated and varied needs of our current and prospective customers. Our market is characterized by rapidly changing and unproven technology, evolving industry standards, changes in customer needs, emerging competition and frequent new service introductions. Future advances in technology may not be beneficial to, or compatible with, our business. In addition, we may not be able to incorporate advances on a cost-effective and timely basis. Moreover, technological advances may have the effect of encouraging our current or future customers to rely on in-house personnel and equipment to furnish the services we currently provide. In addition, keeping pace with technological advances may require substantial expenditures and lead time.

   We believe that our ability to compete successfully is also dependent upon the continued compatibility and interoperability of our services with products, services and architectures offered by various vendors. Although we work with various vendors in testing newly developed products, these products may not be compatible with our infrastructure or adequate to address changing customer needs. For instance, existing networking hardware may not be immediately compatible with leading edge telecommunications infrastructure services. This incompatibility would require us to make significant investments to achieve compatibility. Although we intend to support emerging standards, industry standards may not be established or we may not be able to timely conform to new standards. Our failure to conform to a prevailing standard, or the failure of a common standard to emerge, could have a material adverse effect on our business.

System security risks could disrupt our services

   The ability to provide secure transmissions of confidential information over networks accessible to the public is a significant barrier to electronic commerce and communications. A portion of our services rely on encryption and authentication technology licensed from third parties. Despite a variety of network security measures taken by us, we cannot assure that unauthorized access, computer viruses, accidental or intentional actions and other disruptions will not occur. Our Internet Data Centers have experienced and may in the future experience delays or interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees of Exodus or others. Furthermore, inappropriate use of the network by third parties could also jeopardize the security of confidential information, such as customer and Exodus passwords as well as credit card and bank account numbers, stored in our computer systems or those of our customers. As a result, we could become liable to others and lose existing or potential customers. The costs required to eliminate computer viruses and alleviate other security problems could be prohibitively expensive. In addition, the efforts to address these problems could result in interruptions, delays or cessation of service to our customers.

We depend on third-party equipment and software suppliers

   We depend on vendors to supply key components of our telecommunications infrastructure and system and network management solutions. Some of the telecommunications services and networking equipment is available only from sole or limited sources. For instance, the routers, switches and modems we use are currently supplied primarily by Cisco Systems, Inc. We typically purchase or lease all of our components under purchase orders placed from time to time. We do not carry significant inventories of components and have no guaranteed supply arrangements with vendors. If we are unable to obtain required products or services on a timely basis and at an acceptable cost, our business would be harmed. In addition, if our sole or limited source suppliers do not provide products or components that comply with evolving Internet and telecommunications standards or that interoperate with other products or components we use, our business would be harmed. For example, we have experienced performance problems, including previously unknown software and firmware bugs, with routers and switches that have caused temporary disruptions in and impairment of network performance. In addition, we expect to depend for a time on third parties to deliver and manage our services from certain international operations.

Government regulation and legal uncertainties may harm our business

   Laws and regulations directly applicable to communications and commerce over the Internet are becoming more prevalent. The United States Congress has recently considered enacting Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The European Union also recently enacted its own privacy regulations. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. In addition, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online. The adoption or modification of laws or regulations relating to the Internet could adversely affect our business. We provide services over the Internet in all states in the United States and in many foreign countries, and we facilitate the activities of our customers in these jurisdictions. As a result we may be required to qualify to do business, or be subject to taxation, or be subject to other laws and regulations, in these jurisdictions even if we do not have a physical presence or employees or property in these jurisdictions. The application of these multiple sets of laws and regulations is uncertain, but we could find that Exodus is subject to regulation, taxation, enforcement or other liability in unexpected ways, which could materially adversely affect our business.

We could be held liable for the information disseminated through our network

   The law relating to the liability of online services companies and Internet access providers for information carried on or disseminated through their networks is currently unsettled. The Child Online Protection Act of 1998 imposes criminal penalties and civil liability on anyone engaged in the business of selling or transferring material that is harmful to minors, by means of the World Wide Web, without restricting access to this type of material by underage persons. Numerous states have adopted or are currently considering similar types of legislation. The imposition upon us and other Internet network providers of potential liability for information carried on or disseminated through systems could require us to implement measures to reduce exposure to liability, which may require the expenditure of substantial resources, or to discontinue various service or product offerings. Further, the costs of defending against any claims and potential adverse outcomes of these claims could have a material adverse effect on our business. While we carry professional liability insurance, it may not be adequate to compensate or may not cover us in the event we become liable for information carried on or disseminated through our networks.

   Some businesses, organizations and individuals have in the past sent unsolicited commercial e-mail messages advertising sites hosted at our facilities to a massive number of people. This practice, known as "spamming," has led to some complaints against us. In addition, some ISPs and other online services companies could deny network access to us if we allow undesired content or spamming to be transmitted through our networks. Although we prohibit customers by contract from spamming, we cannot be sure that customers will not engage in this practice, which could have a material adverse effect on our business.

Our future success depends on our key personnel

   Our success depends in significant part upon the continued services of our key technical, sales and senior management personnel. Any officer or employee can terminate his or her relationship at any time. If we lose the services of one or more of our key employees or are unable to attract additional qualified personnel, our business would be adversely affected. We do not carry key-person life insurance for any of our employees.

If the Internet and Internet infrastructure development do not continue to grow, our business will be harmed

   Our success depends in large part on continued growth in the use of the Internet. Critical issues concerning the commercial use of the Internet, including security, reliability, cost, ease of access, quality of service and necessary increases in bandwidth availability, remain unresolved and are likely to affect the development of the market for our services. In addition, the rate of development and adoption of the Internet has been slower outside of the United States and the cost of bandwidth has been higher. The recent growth in the use of the Internet has caused frequent periods of performance degradation, requiring the upgrade of routers and switches, telecommunications links and other components forming the infrastructure of the Internet by ISPs and other organizations with links to the Internet. Any perceived degradation in the performance of the Internet as a whole could undermine the benefits of our services. Consequently, the emergence and growth of the market for our services is dependent on improvements being made to the entire Internet infrastructure to alleviate overloading and congestion.

We face risks associated with protection and enforcement of intellectual property rights

   We rely on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect proprietary rights in our products and services. We have no patented technology that would preclude or inhibit competitors from entering our market. Although we have entered into confidentiality agreements with our employees, contractors, suppliers, distributors and appropriate customers to limit access to and disclosure of our proprietary information, these may prove insufficient to prevent misappropriation of our technology or to deter independent third-party development of similar technologies. In addition, the laws of various foreign countries may not protect our products, services or intellectual property rights to the same extent as do the laws of the United States.

   In addition to licensing technologies from third parties, we are developing and acquiring additional proprietary intellectual property. Third parties may try to claim that our products or services infringe their intellectual property. We expect that participants in our markets will be increasingly subject to infringement claims. Any claim, whether meritorious or not, could be time consuming, result in costly litigation, cause product installation delays or require us to enter into royalty or licensing agreements. These royalty or licensing agreements might not be available on terms acceptable to us or at all.

Potential risks related to the Year 2000 problem might harm our business

   The Year 2000 problem stems from the use of a two digit date to represent the year (for example, 85 = 1985) in computer software and firmware. As a result, many currently installed computer systems are not capable of distinguishing dates beginning with the Year 2000 from dates prior to the Year 2000. As a result, computer systems or applications used by many companies in a wide variety of industries may experience operating difficulties unless the systems or applications are modified to process adequately information related to the date change. Significant uncertainty exists in the software and other industries concerning the scope and magnitude of problems associated with the century change. To the extent Year 2000 issues cause significant delay in, or cancellation of decisions to purchase products or product support, due to the reallocation of resources to address Year 2000 issues or otherwise, our business could be materially adversely affected.

   We recognize the need to ensure our operations will not be adversely impacted by Year 2000 issues. We have put into place a comprehensive Year 2000 Risk Management initiative that is adequately funded, staffed and managed. This initiative's scope covers both our IT systems and non-IT systems and addresses all areas of the Year 2000 issues as defined by the Information Technology Association of America (ITAA). Our internal inventory audit was completed January 1999. Due to our acquisition of Cohesive, we expanded the independent review of our Year 2000 assessment. The review was completed in the third quarter of 1999. Due to our recent acquisition of Service Metrics, Inc., we performed an independent review of their Year 2000 program. The review was completed in December 1999. We believe that their internal management information systems and other systems are Year 2000 compliant. In December 1999, we acquired Global OnLine Japan. We believe that their internal management information systems and other systems are Year 2000 compliant. We continue to monitor their program.

   We have determined that our Internet Data Center equipment is currently Year 2000 compliant. We will continue to monitor vendors and suppliers for any potential Year 2000 issues. Likewise, based on the on-going assessment relative to our current software service offerings, we believe that the current versions of these products are Year 2000 compliant. We have reviewed, and continue to review, internal management information and other systems in order to identify and modify those products, services or systems to ensure that they remain Year 2000 compliant. We have completed the assessment of the Year 2000 compliance of Cohesive's internal management information and other systems. Based on our assessment to date, we believe that our internal management information and other systems and Cohesive's internal management information and other systems are Year 2000 compliant. We do not foresee any significant issues with internal IT and internal non-IT systems remaining Year 2000 compliant.

   Our Year 2000 initiative also addresses vendor relationships (both IT and non-IT) and their readiness/preparedness relating to Year 2000 issues. IT vendors include software providers, hardware providers, service providers, off the shelf software publishers and IT consultants. Non-IT providers include electric power suppliers, vendors of uninterruptable power supplies and generators, telecommunications service providers, business partners, facilities maintainers and other non-IT service contractors. In the event that third parties cannot provide us with products, services or systems that are Year 2000 compliant on a timely basis, our business could be materially adversely affected. To date, we have not discovered nor do we anticipate any material issues with vendors and service providers. Evaluation of vendor Year 2000 preparedness is an on-going process. As our Year 2000 evaluation does not evaluate our vendors' vendors nor our vendors' customer base viability issues, we have put in place contingency plans. To minimize our risk, effective November 15, 1999 through January 4, 2000, we instituted a freeze on the introduction of new technology, new software versions and new configurations. During that period, we utilized only hardware approved for production.

   Many of our customers maintain their Internet operations on servers which may be impacted by Year 2000 complications. The failure of our customers to ensure that their servers are Year 2000 compliant could have a material adverse effect on our customers, which in turn could have a material adverse effect on our business, if our customers are forced to cease or interrupt Internet operations or experience malfunctions related to their equipment.

   We have established procedures for evaluating and managing the risks and costs associated with the Year 2000 problem. Funding and execution for this initiative is within our existing business units and operating budgets and is not viewed as material. Based on our current assessment, we believe the costs, excluding employee personnel time and effort and unanticipated liabilities, to resolve Year 2000 issues should not exceed $900,000, of which we have incurred approximately $800,000 as of December 31,1999. We further estimate that the time and effort required of our personnel to resolve Year 2000 issues will not be material.

   While we believe our Year 2000 initiative to be prudent, properly funded and staffed and well-managed, there can be no assurance that we will identify and remedy all Year 2000 problems in a timely fashion, that any remedial efforts in this regard will not involve significant time and expense, or that these problems will not have a material adverse effect on our business.

There will be no public market for the notes and restrictions on transfer of the notes may significantly impair the liquidity of the notes

   There is no public market for the notes, and there can be no assurance as to:

  .  the liquidity of any such market that may develop;

  .  the ability of the holders to sell their notes; or

  .  the price at which the holders would be able to sell their notes.

If such a market were to exist, the notes could trade at prices that may be higher or lower than the principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and our financial performance. We do not presently intend to apply for the listing of the notes on any securities exchange or for inclusion of the notes in the automated quotation system of the National Association of Securities Dealers, Inc. The notes are eligible for trading on The Portal Market. Although the initial purchasers of the notes have advised us that they intend to make a market in the notes, they are not obligated to make a market in the notes, and any market-making may be discontinued at any time at their sole discretion. In addition, market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, no assurance can be given as to the development or liquidity of any market for the notes.

Our stock price has been volatile in the past and is likely to continue to be volatile

   The notes are convertible into our common stock and the market price of our common stock has been volatile in the past and is likely to continue to be volatile. In addition, the securities markets in general, and Internet stocks in particular, have experienced significant price volatility and accordingly the trading price of the notes is likely to be volatile.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                        Nine Months
                                  Year Ended December 31,           Ended September 30,
                        ------------------------------------------- --------------------
                          1995        1996        1997      1998       1998      1999
                        -------- -------------- --------- --------- ---------- ---------
                                 (in thousands)
Deficiency of earnings
 available to cover
 fixed charges......... $(1,311)    $(4,133)    $(25,298) $(67,316) $(45,392)  $ (77,376)

                                      Year Ended
                                   December 31, 1994
                                   -----------------
Ratio of earnings to fixed
 charges..........................       26 x

   Earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion or rental expense we believe to be representative of interest.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect the documents we file with the SEC and copy them, at prescribed rates, at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. You may also read our filings at the SEC's Web site at http://www.sec.gov.

   We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the notes and common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. We have omitted parts of the registration statement as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or document filed as an exhibit to the registration statement for complete information. Copies of the registration statement, including exhibits, may be inspected without charge at the SEC's public reference facilities or Web site.

   The SEC allows us to incorporate by reference into this prospectus information that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered as part of this prospectus, and later information we file with the SEC will automatically update and supersede this information. We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any and all of the information that has been incorporated by reference into this prospectus other than exhibits to these documents, unless the exhibits are specifically incorporated by reference in the prospectus as well. Requests for copies should be directed to 2831 Mission College Boulevard, Santa Clara, California 95054, Attention: Adam W. Wegner, General Counsel, telephone: (408) 346-2200.

                      DOCUMENTS INCORPORATED BY REFERENCE

   The following documents that we have filed with the SEC are incorporated by reference into this prospectus:

  .  our annual report on Form 10-K for the year ended December 31, 1998;

  . our quarterly reports on Form 10-Q, as amended, if applicable, for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

  . our current reports on Form 8-K filed January 29, 1999, February 22, 1999, March 2, 1999, June 18, 1999, August 11, 1999, as amended October 12, 1999 and November 29, 1999, November 29, 1999, and December 3, 1999;

  . the description of our common stock on Form 8-A filed on February 13, 1998 and the description of our preferred stock purchase rights on Form 8-A filed on January 29, 1999, as amended November 29, 1999; and

  . all other information that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering.

                                USE OF PROCEEDS

   We will not receive any proceeds from the sale of the notes or common stock by the selling security holders.

                                SELLING HOLDERS

   The notes were originally issued by Exodus and sold by the initial purchasers in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers or other institutional accredited investors. Selling holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and common stock into which the notes are convertible.

   The following table sets forth information, as of February 11, 2000, with respect to the selling holders and the principal amounts of notes beneficially owned by each selling holder that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling holders. The selling holders may offer all, some or none of the notes or common stock into which the notes are convertible. Because the selling holders may offer all or some portion of the notes or the common stock, no estimate can be given as to the amount of the notes or the common stock that will be held by the selling holders upon termination of any sales. In addition, the selling holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. No selling holder named in the table below beneficially owns one percent or more of our common stock assuming conversion of a selling holder's notes, except that Deutsche Bank Securities Inc. beneficially owned 1.1% before the offering, assuming the conversion of their notes.

                          Principal Amount                              Common
                              of Notes      Common Stock              Stock Owned
                            Beneficially    Owned Prior     Common       After
                             Owned and         to the       Stock    Completion of
Name                          Offered      Offering(1)(2) Offered(2) the Offering
----                      ---------------- -------------- ---------- -------------
1976 Distribution Trust
 FBO A.R.
 Lauder/Zinterhofer.....     $   20,000           284          284           --
1976 Distribution Trust
 FBO Jane A. Lauder.....         20,000           284          284           --
AIG SoundShore Holdings
 Ltd....................      1,000,000        14,203       14,203           --
AIM America Growth
 Fund...................         45,000           639          639           --
AIM
 CapitalConstellation...         70,000           994          994           --
AIM Constellation Fund..     19,815,000       281,440      281,440           --
AIM Mid Cap Growth
 Fund...................         90,000         1,278        1,278           --
AIM Mid Cap
 Opportunities Fund.....        310,000         4,403        4,403           --
Allstate Insurance
 Company(3).............      3,500,000       160,469       49,711      110,758
Alta Partners Holdings,
 LDC....................      1,500,000        21,305       21,305           --
American Home Assurance
 Co.....................        250,000         3,550        3,550           --
American Master Fund "AG
 Absolute Return Series"
 LTD....................        670,000         9,516        9,516           --
Argent Classic
 Convertible Arbitrage
 Fund (Bermuda) L.P.....      6,000,000        85,220       85,220           --
Arkansas Teachers
 Retirement System......      3,952,000        56,131       56,131           --
Aspen Balanced Fund.....     12,250,000       173,991      173,991           --
Aspen Equity Income
 Fund...................        100,000         1,420        1,420           --
Bancroft Convertible
 Fund, Inc..............        750,000        10,652       10,652           --
Bank Austria............      1,465,000        20,807       20,807           --
Bank Austria Cayman
 Islands Ltd............      4,000,000        56,813       56,813           --
Bank of America Pension
 Plan...................      2,000,000        28,406       28,406           --
Baptist Health of South
 Florida................        264,000         3,749        3,749           --
Bear, Stearns & Co.
 Inc....................      2,000,000        28,406       28,406           --
BNP Arbitrage SNC.......      6,000,000        85,220       85,220           --
Boston Museum of Fine
 Art....................        178,000         2,528        2,528           --
Boulder Capital
 Inc.(3)................      1,550,000       445,242       22,015      423,227
Boulder II Limited(3)...      1,950,000       115,266       27,696       87,570
Chilton International,
 L.P.(4)................      6,770,000       197,617       96,157      101,460
Chilton Investment
 Partners, L.P.(4)......      3,607,000       105,411       51,231       54,180

                          Principal Amount                              Common
                              of Notes      Common Stock              Stock Owned
                            Beneficially    Owned Prior     Common       After
                             Owned and         to the       Stock    Completion of
Name                          Offered      Offering(1)(2) Offered(2) the Offering
----                      ---------------- -------------- ---------- -------------
Chilton Opportunity
 International,
 L.P.(4)................      1,438,000         30,424      20,424        10,000
Chilton Opportunity
 Trust, L.P.(4).........        554,000         52,984       7,868        45,116
Chilton QP Investment
 Partners, L.P.(4)......      1,502,000         43,625      21,333        22,292
Christian Science
 Trustees For Gifts and
 Endowments.............        325,000          4,616       4,616            --
Chrysler Corporation
 Master Retirement
 Trust..................      1,275,000         18,109      18,109            --
CIBC World Markets......      7,675,000        109,011     109,011            --
City University of New
 York...................        104,000          1,477       1,477            --
Class IC Company,
 Ltd.(3)................      1,500,000         65,090      21,305        43,785
Cova Bond-Debenture
 Fund...................      1,000,000         14,203      14,203            --
Deeprock & Co...........      1,000,000         14,203      14,203            --
Delaware PERS(3)........      1,700,000         45,161      24,145        21,016
Deutsche Bank Securities
 Inc.(3)................      9,455,000      1,903,215     134,293     1,768,922
Donaldson, Lufkin &
 Jenrette Securities
 Corp...................      8,000,000        113,627     113,627            --
DRT Capital, L.P........         51,000            724         724            --
Elf Aquitaine...........        250,000          3,550       3,550            --
Ellsworth Convertible
 Growth and Income Fund,
 Inc....................        750,000         10,652      10,652            --
Engineers Joint Pension
 Fund...................        543,000          7,712       7,712            --
Forest Alternative
 Strategies Fund II
 Series ASI.............        550,000          7,811       7,811            --
Forest Alternative
 Strategies Fund Series
 II ASM.................        285,000          4,047       4,047            --
Forest Fulcrum Fund.....      1,280,000         18,180      18,180            --
Forest Global
 Convertible Fund Series
 A5.....................      5,980,000         84,936      84,936            --
Forum Capital Markets
 LLC....................      4,000,000         56,813      56,813            --
Fuji U.S. Income Open...        750,000         10,652      10,652            --
GCG Trust-Strategic
 Equity Series Fund.....        210,000          2,982       2,982            --
General Motors Welfare
 Benefit Trust..........      1,000,000         14,203      14,203            --
Global Bermuda Limited
 Partnership(4).........        500,000         13,201       7,101         6,100
Goldman Sachs & Co.,
 Inc.(3)................     10,872,000        241,989     154,419        87,570
Grace Brothers, Ltd.....      3,000,000         42,610      42,610            --
Grady Hospital..........        159,000          2,258       2,258            --
Harris Insight
 Convertible Securities
 Fund...................        500,000          7,101       7,101            --
ICI American Holdings
 Trust(3)...............        825,000         20,474      11,717         8,757
IDEX JCC Balanced Fund..      1,050,000         14,913      14,913            --
JMG Convertible
 Investments L.P.(3)....      4,625,000        761,874      65,690       696,184
JMG Triton Offshore
 Fund, Ltd.(3)..........      7,100,000        797,028     100,844       696,184
JWF Balanced Fund.......      1,500,000         21,305      21,305            --
Janus Balanced Fund.....     16,500,000        234,356     234,356            --
Janus Equity Income
 Fund...................      4,795,000         68,105      68,105            --
Janus Global Technology
 Fund...................     15,000,000        213,051     213,051            --
Jefferson Pilot Variable
 Fund Balanced
 Portfolio..............        250,000          3,550       3,550            --
K.D. Offshore Fund
 C.V....................      1,000,000         14,203      14,203            --
Kaiser Hill-Rocky Flats
 Retirement Plan........        461,000          6,547       6,547            --
Kellner, DiLeo & Co.....        500,000          7,101       7,101            --
Key Asset Management,
 Inc. as Agent for the
 Victory Convertible
 Securities Fund........        250,000          3,550       3,550            --
L.A. Fire and Police
 Pension Fund...........      6,250,000         88,771      88,771            --
Lakeshore International,
 LTD.(4)................      1,000,000         26,303      14,203        12,100
Lipper Convertibles,
 L.P.(3)................      6,500,000      1,252,629      92,322     1,160,307
Lipper Offshore
 Convertibles, L.P......      2,000,000         28,406      28,406            --
LLT Limited.............        415,000          5,894       5,894            --

                          Principal Amount                              Common
                              of Notes      Common Stock              Stock Owned
                            Beneficially    Owned Prior     Common       After
                             Owned and         to the       Stock    Completion of
Name                          Offered      Offering(1)(2) Offered(2) the Offering
----                      ---------------- -------------- ---------- -------------
Lord Abbett Bond
 Debenture Fund.........      8,000,000       113,627      113,627           --
Lord Abbett Investment
 Trust High Yield.......        100,000         1,420        1,420           --
Merrill Lynch Pierce
 Fenner & Smith Inc.....      2,980,000        42,326       42,326           --
Michael Angelo, L.P.....      2,010,000        28,548       28,548           --
MIT Mid Cap Growth Trust
 Fund...................        650,000         9,232        9,232           --
Morgan Stanley Dean
 Witter Convertible
 Securities.............      2,250,000        31,957       31,957           --
Motion Picture Industry
 Health Plan--Active....        145,000         2,059        2,059           --
Motion Picture Industry
 Health Plan--Retiree
 Member Fund............         75,000         1,065        1,065           --
MSD Portfolio L.P.--
 Investments............        335,000         4,758        4,758           --
Nalco Chemical
 Company(3).............        375,000         9,704        5,326        4,378
New Orleans
 Firefighters...........        163,000         2,315        2,315           --
New York Life Insurance
 and Annuity Corporation
 (NYLIA)................      2,000,000        28,406       28,406           --
New York Life Insurance
 Company (NYLIC)........     14,000,000       198,847      198,847           --
Nicholas-Applegate
 Convertible Fund.......        985,000        13,990       13,990           --
Nomura Securities
 International,
 Inc.(4)................      7,500,000       197,625      106,525       91,100
Northern Income Equity
 Fund...................      1,000,000        14,203       14,203           --
Occidental Petroleum....        275,000         3,905        3,905           --
OCM Convertible Trust...        685,000         9,729        9,729           --
Onex Industrial Partners
 Limited(3).............        250,000       507,079        3,550      503,529
Oppenheimer Convertible
 Securities Fund........      5,000,000        71,017       71,017           --
Pacific Life Insurance
 Company................      1,500,000        21,305       21,305           --
Partner Reinsurance
 Company Ltd............        255,000         3,621        3,621           --
Pebble Capital Inc.(3)..        250,000       171,422        3,550      167,872
Physicians Life.........        358,000         5,084        5,084           --
Pilgrim Convertible
 Fund...................      4,533,000        64,384       64,384           --
Pillar Equity Income
 Fund...................        500,000         7,101        7,101           --
Pine Grove Equitized
 Partners V, LLC........        500,000         7,101        7,101           --
Pitney Bowes Retirement
 Fund...................        750,000        10,652       10,652           --
Putnam Convertible
 Income-Growth Trust....      5,500,000        78,118       78,118           --
Putnam Convertible
 Opportunities & Income
 Trust..................        424,000         6,022        6,022           --
Q Opportunity Fund,
 Ltd....................     15,100,000       214,471      214,471           --
Quattro Offshore Fund...        750,000        10,652       10,652           --
Ramius Capital Group
 Holdings, Ltd..........      2,100,000        29,827       29,827           --
Raphael II LTD..........        595,000         8,451        8,451           --
RCG Multi Strategy
 Account, L.P...........        260,000         3,692        3,692           --
San Diego City
 Retirement.............      1,282,000        18,208       18,208           --
San Diego County
 Convertible............      3,475,000        49,356       49,356           --
Shell Pension Trust.....        217,000         3,082        3,082           --
State Employees'
 Retirement Fund of the
 State of Delaware......        645,000         9,161        9,161           --
State of Connecticut
 Combined Investment
 Funds..................      1,550,000        22,015       22,015           --
State of Maryland.......      2,201,000        31,261       31,261           --
State of Oregon
 Equity(3)..............      8,315,000       170,643      118,101       52,542
Summer Hill Global
 Partners L.P...........        175,000         2,485        2,485           --
Sylvan IMA Ltd. c/o
 Forest Investment
 Mgmt...................        490,000         6,959        6,959           --
TAL High Yield Debt
 Fund...................        500,000         7,101        7,101           --
Talvert Hyperion High
 Yield Bond Fund........        500,000         7,101        7,101           --
TCW Group, Inc..........     14,575,000       207,014      207,014           --
Transamerica Life
 Insurance & Annuity
 Company................      2,000,000        28,406       28,406           --

                          Principal Amount                              Common
                              of Notes      Common Stock              Stock Owned
                            Beneficially    Owned Prior     Common       After
                             Owned and         to the       Stock    Completion of
Name                          Offered      Offering(1)(2) Offered(2) the Offering
----                      ---------------- -------------- ---------- -------------
Transatlantic
 Reinsurance Co.........         250,000          3,550       3,550           --
Travelers Indemnity
 Company................       2,624,000         37,269      37,269           --
Travelers Insurance
 Company................       1,678,000         23,833      23,833           --
Travelers Insurance
 Company Separate
 account TLAC...........         198,000          2,812       2,812           --
Vanguard Convertible
 Securities Fund, Inc...       1,190,000         16,902      16,902           --
Wake Forest
 University.............       1,325,000         18,819      18,819           --
Warburg Dillon Read
 LLC....................       4,000,000         56,813      56,813           --
White River Securities
 LLC....................       2,000,000         28,406      28,406           --
Yield Strategies Fund I,
 L.P....................       1,500,000         21,305      21,305           --
Zeneca Holdings Pension
 Trust(3)...............         785,000         19,906      11,149        8,757
Any other holders of
 notes or future
 transferee from any
 holder(5)(6)...........     150,017,000      2,130,814   2,130,814           --
                            ------------     ----------   ---------    ---------
    Total...............    $500,000,000     13,285,407   7,101,700    6,183,707
                            ============     ==========   =========    =========

--------
(1)  Includes common stock into which the notes are convertible.

(2) Assumes a conversion rate of 14.2034 shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional interest.

(3) Includes an additional number of shares of our common stock held by the security holder subject to the conversion of our 5% convertible subordinated notes due March 15, 2006 in an amount equal to the number set forth in the column entitled "Common Stock Owned After Completion of the Offering."

(4) Includes an additional number of shares of our common stock held by the security holder equal to the amount set forth in the column entitled "Common Stock Owned After Completion of the Offering."

(5) Information concerning other selling holders of notes will be set forth in prospectus supplements from time to time, if required.

(6) Assumes that any other holders of notes or any future transferee from any holder does not beneficially own any common stock other than common stock into which the notes are convertible at the conversion rate of 14.2034 shares per $1,000 principal amount of notes.

   None of the selling holders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with Exodus within the past three years, except that Goldman, Sachs & Co., Donaldson, Lufkin & Jenrette Securities Corporation and Morgan Stanley were initial purchasers in connection with the offer and sale of the notes in December 1999 and our 10 3/4% senior notes due 2009. In addition, Goldman, Sachs & Co. and Donaldson, Lufkin & Jenrette were initial purchasers in connection with the offer and sale of our 11 1/4% senior notes due 2008 in June 1998 and our 5% convertible subordinated notes due March 15, 2006 in March 1999. Goldman, Sachs & Co. was the initial purchaser in connection with the offer and sale of our 11 1/4% senior notes due 2008 in June 1999 and was the lead underwriter for our initial public offering of common stock in March 1998. The selling holders purchased all of the notes from Exodus in a private transaction on December 8, 1999. All of the notes were "restricted securities" under the Securities Act prior to this registration.

   Information concerning the selling holders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the conversion rate, and therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of notes and the number of shares of common stock into which the notes are convertible may increase or decrease.

                              PLAN OF DISTRIBUTION

   The selling holders and their successors, including their transferees, pledgees or donees or their successors, may sell the notes and the common stock into which the notes are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling holders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

   The notes and the common stock into which the notes are convertible may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

  . on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the notes or the common stock may be listed or quoted at the time of sale;

  .  in the over-the-counter market;

  . in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

  . through the writing of options, whether the options are listed on an options exchange or otherwise; or

  .  through the settlement of short sales.

   In connection with the sale of the notes and the common stock into which the notes are convertible or otherwise, the selling holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the notes or the common stock into which the notes are convertible in the course of hedging the positions they assume. The selling holders may also sell the notes or the common stock into which the notes are convertible short and deliver these securities to close out their short positions, or loan or pledge the notes or the common stock into which the notes are convertible to broker-dealers that in turn may sell these securities.

   The aggregate proceeds to the selling holders from the sale of the notes or common stock into which the notes are convertible offered by them will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents. Exodus will not receive any of the proceeds from this offering.

   Exodus' outstanding common stock is listed for trading on the Nasdaq National Market. We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq National Market and can give no assurance about the development of any trading market for the notes.

   In order to comply with the securities laws of some states, if applicable, the notes and common stock into which the notes are convertible may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and common stock into which the notes are convertible may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

   The selling holders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock into which the notes are convertible may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling holders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

   In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling holder may not sell any notes or common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus.

   To the extent required, the specific notes or common stock to be sold, the names of the selling holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

   Exodus entered into a registration rights agreement for the benefit of holders of the notes to register their notes and common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling holders and Exodus and their respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. Exodus will pay substantially all of the expenses incurred by the selling holders of Exodus incident to the offering and sale of the notes and the common stock.

                              DESCRIPTION OF NOTES

   The notes were issued under an indenture dated as of December 1, 1999 between Exodus and Chase Manhattan Bank and Trust Company, National Association, as trustee. You may request a copy of the indenture from the trustee at its offices in New York City. References in this section to "us" or "Exodus" are solely to Exodus Communications, Inc. and not our subsidiaries. This section summarizes the provisions of the notes and the indenture and the related registration rights agreement. You should refer to these documents for more detailed information.

General

   We issued $500.0 million aggregate principal amount of the notes in December 1999. The notes are unsecured subordinated obligations of Exodus. The notes will mature on July 15, 2008, when they will be payable at a price of 100% of the principal amount. The notes bear interest beginning on December 8, 1999 at an annual rate of 4 3/4%, payable semiannually on January 15 and July 15 of each year, commencing on July 15, 2000.

   The notes are currently convertible into our common stock initially at the conversion rate of 14.2034 shares per $1,000 principal amount, subject to adjustment upon the occurrence of the specified events described below under "Conversion Rights," at any time until the maturity date, unless previously redeemed or repurchased.

Global Note; Book-Entry System

   Notes held by qualified institutional buyers are evidenced by a global note and were deposited with the trustee as custodian for the Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

   If a qualified institutional buyer is a participant in DTC, it may hold its interest in the global note directly through DTC or indirectly through organizations that are participants. Qualified institutional buyers who are not participants may beneficially own interests in the global note held by DTC only through participants in DTC or various banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant. Transfers between participants will be effected in the ordinary way in accordance with DTC's rules and will be settled in same-day funds. The laws of some states require that specified persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the global note to these persons may be limited.

   We will pay interest on and principal of and the redemption or repurchase price of the global note, as well as any payment of liquidated damages, as described below, to Cede, the nominee for DTC, as the registered owner of the global note, by wire transfer of immediately available funds on each relevant payment date. We and the trustee have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global note.

   DTC has informed us that its practice is to credit participants' accounts on the payment date with payments in amounts proportionate to their beneficial interests in the global note, unless it has reason to believe that it will not receive payment. Only the DTC participants are responsible for payments to owners of beneficial interests held through them.

   Redemption notices shall be sent to Cede. If less than all the notes are being redeemed, DTC's practice is to determine by lot the amount of the holdings of each participant in the issue to be redeemed.

   Neither DTC nor Cede will consent or vote with respect to the notes. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns

Cede's consenting or voting rights to those participants to whose accounts to which the notes are credited on the record date are identified in a listing attached to the omnibus proxy.

   Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, a person or entity having a beneficial interest in the global note may be unable to pledge its interest to persons or entities that do not participate in the DTC book-entry system, and other actions related to their interest may be affected, due to the lack of a physical certificate evidencing their interest.

   DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account with DTC interests in the global note are credited. DTC will only take action in respect of the portion of the principal amount of the notes represented by the global note as to which the participant or participants has or have given direction.

   DTC has advised us that it is a limited purpose trust company organized under the laws of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include other organizations. Various participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant.

   Although DTC has agreed to the above procedures in order to facilitate transfers of beneficial ownership interests in the global note among participants, it has no obligation to perform or continue to perform these procedures.

   The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information. We are not responsible for the performance by DTC or its participants or indirect participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in the global note. The trustee is also not responsible for this performance.

   So long as DTC is the registered owner of the global note, DTC will be considered the sole legal owner or holder of the notes represented by the global note. Except as set forth below, owners of beneficial interests in a global note will not be entitled to have notes represented by the global note registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the legal owners or holder of the notes under the indenture. Accordingly, each person owning a beneficial interest in the global note must rely on the procedures of DTC and, if that person is not a participant, those of the participant through which that person owns its interests, in order to exercise any rights of a holder under the indenture or the holder's note.

   A global note is exchangeable for definitive notes in registered certificated form if:

  . DTC notifies us that it is unwilling or unable to continue as depositary for our global note and we fail to appoint a successor depository within 90 days of that notice, or DTC has ceased to be a clearing agency registered under the Exchange Act;

  . we notify the trustee in writing that we desire the issuance of the notes in certificated form; or

  . there shall have occurred and be continuing a default or an event of default with respect to the notes.

In all cases, certificated notes delivered in exchange for any global note will be registered in the names, and issued in any approved denominations, required by or on behalf of the depositary.

Conversion Rights

   You may convert any portion of a note, in multiples of $1,000, into shares of our common stock at any time until the maturity date, unless previously redeemed or repurchased, at a conversion rate of 14.2034 shares of common stock per $1,000 principal amount of notes. This is equivalent to an approximate conversion price of $70.41 per share of common stock. This conversion rate is subject to adjustment upon specific events as described below. The right to convert a note called for redemption or delivered for repurchase will terminate at the close of business on the business day immediately preceding the redemption date or the repurchase date, as the case may be.

   You may convert a note by delivering the note to the corporate trust office of the trustee in New York City, accompanied by a duly signed and completed notice of conversion. You may obtain this conversion notice at the office of the trustee.

   As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of common stock issuable upon conversion, together with a cash payment instead of any fraction of a share. The shares of common stock issuable upon conversion of the notes will be fully paid and nonassessable and will rank equal to the other shares of our common stock outstanding. If a note is surrendered for conversion on or after a record date for interest payments, but before the next interest payment date, and we have not called the note for redemption on a redemption date during the period beginning on the record date and ending on the third business day after the interest payment date, the note must be accompanied by payment equal to the interest payable on the next interest payment date. In the case of any note which has been converted after any record date for interest payments but before the next succeeding interest payment date, interest will be payable on that interest payment date notwithstanding a conversion, and the interest shall be paid to the holder of the converted note on the record date. If you surrender a note for conversion on a date that is not after a record date and on or after an interest payment date, you will not receive any interest for the period from the prior interest payment date to the date of conversion or for any later period. No other payment or adjustment for interest, or for any dividends in respect of common stock, will be made upon conversion. Holders of common stock issued upon conversion will not be entitled to receive any dividends payable to holders of common stock as of any record time or date before the close of business on the conversion date.

   A holder delivering a note for conversion will not be required to pay any taxes or duties in respect of the issue or delivery of common stock on conversion. However, if the common stock will be issued or delivered in a name other than that of the holder of the note, the holder will be required to pay any tax or duty which may be payable in respect of the transfer. Certificates representing shares of common stock will not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid.

   We will adjust the conversion rate of the notes if we:

  . issue dividends or other distributions, payable in common stock on shares of our common stock;

  . issue to all holders of our common stock rights to subscribe for or purchase common stock at less than the then current market price;

  .  subdivide, combine or reclassify our common stock;

  . distribute to all holders of common stock evidences of our indebtedness, shares of capital stock, cash or assets, including securities, but excluding:

      .  those dividends and rights, and distributions referred to above;

      .  dividends and distributions paid exclusively in cash;

      . distributions upon mergers or consolidations resulting in a reclassification, conversion, exchange or cancellation of our common stock;

  . pay a cash dividend or distribution to the holders of our common stock, if, when aggregated with all other all-cash distributions and cash and consideration payable through a tender offer by us, or a subsidiary, made during the prior 12 months for which an adjustment to the conversion rate was not made, the dividend, distribution or repurchase exceeds 10% of our market capitalization.

  . complete a tender offer for our common stock which involves aggregate consideration that together with (a) cash and other consideration payable in a tender offer by us, or a subsidiary for our common stock expiring within the 12 months preceding the expiration of that tender offer for which no adjustment was made and (b) the amount of any all-cash distributions referred to in the bullet point immediately above to all holders of our common stock within the 12 months preceding the expiration of that tender offer for which no adjustment was made, exceeds 10% of our market capitalization on the expiration of the tender offer.

We are not required to adjust the conversion rate until the cumulative adjustments amount to 1.0% or more of the conversion rate. We will give notice by mail of any adjustments.

   If we are consolidated or merged with another entity that results in the reclassification, conversion, exchange or cancellation of our common stock, or if we sell or transfer all or substantially all of our assets, each note will automatically become convertible only into the consideration receivable upon this event by the holders of our common stock.

   We may increase the conversion rate by any amount for any period of at least 20 days, upon at least 15 days notice, if our board of directors deems the increase to be in the best interests of Exodus.

   If we make a distribution of property to our stockholders which would be taxable to them as a dividend for United States federal income tax purposes and the number of shares into which notes are convertible is increased, the increase may be deemed for federal income tax purposes to be the payment of a taxable dividend to holders of notes.

Subordination

   All payments on the notes are subordinated to the prior payment in full of all our senior indebtedness. Senior indebtedness includes indebtedness evidenced by a credit or loan agreement, note, bond or other written obligation, all obligations for money borrowed and specified types of leases. The principal amount of outstanding senior indebtedness was approximately $339.7 million at September 30, 1999. In addition, the $375.0 million principal amount of our 10 3/4% senior notes due 2009 and the (Euro)125.0 million principal amount of our 10 3/4% senior notes due 2009 issued in December 1999 and the additional $100.0 million principal amount of 10 3/4% senior notes due 2009 that may be issued on or before December 8, 2000 constitute senior indebtedness.

   Our obligations under the notes is also effectively subordinated to all liabilities of our subsidiaries. As of September 30, 1999, our subsidiaries had approximately $17.4 million in liabilities. The indenture does not limit our ability or our subsidiaries' ability to incur senior indebtedness or any other indebtedness.

   In addition, the subordination provisions of the indenture prevent us from making any payments on the notes if:

  . we fail to pay any amounts due on any designated senior debt, as defined in the indenture, beyond the applicable grace period; or

  . any other event of default occurs and is continuing under any designated senior debt that permits its holders to accelerate the maturity of that debt, and the trustee receives a payment blockage notice of the default from us, from a holder of the designated senior debt or from other persons permitted to give notice under the indenture.

   We may resume making payments on the notes once a payment default on the designated senior debt is cured or waived.

   We may also resume making payments on the notes following a nonpayment default on the designated senior debt on the earlier of the date on which the default is cured or waived or 179 days after the date on which the payment blockage notice is received. No new payment blockage period may be commenced unless:

  . 365 days have passed since the trustee's receipt of the prior payment blockage notice; and

  . all scheduled payments of principal, premium, if any, and interest on the notes that have come due have been paid in full in cash.

   As a result of the subordination provisions, in the event of our dissolution, winding up, liquidation, reorganization, bankruptcy, insolvency, receivership or other similar proceedings, holders of the notes may receive less than other creditors on a ratable basis.

   In addition, the notes are structurally subordinated to all indebtedness and other liabilities of our subsidiaries.

Optional Redemption

   We may not redeem the notes prior to January 20, 2002. We may redeem the notes on and after January 20, 2002, at our option, in whole or in part, upon not less than 30 nor more than 60 days notice to each holder, at the prices set forth below. However, we may not redeem the notes on or after January 20, 2002 and before January 15, 2004 unless the last reported bid price for our common stock equals or exceeds 140% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days ending within five trading days of the call for redemption.

   The redemption price, expressed as a percentage of principal amount, is as follows for the 12-month periods beginning on January 15 of the years indicated below, other than the year 2002, which will be from January 20, 2002 to January 14, 2003 and 2008, which period will be from January 19, 2008 to July 14, 2008:

                                                                 Redemption
      Year                                                         Price
      ----                                                       ----------
      2002......................................................  103.632%
      2003......................................................  103.074
      2004......................................................  102.515
      2005......................................................  101.956
      2006......................................................  100.397
      2007......................................................  100.838
      2008......................................................  100.279

and thereafter is equal to 100% of the principal amount, in each case together with accrued interest to the date of redemption.

Payment

   The principal of notes will be payable in U.S. dollars, when the notes are surrendered at the corporate trust office of the trustee in New York City. Payment will be made by check drawn on a bank in New York City, or, if requested by holders with more than $2,000,000 of notes, by transfer to an account maintained by the holder with a bank in New York City. Interest payments on each note will be made to the person in whose name the note is registered at the close of business on the January 1 or the July 1 preceding the relevant interest payment date. Interest payments are payable in U.S. dollars and made by a check drawn on a bank in New York City mailed to the holder at the holder's registered address. In addition, if requested by a holder with more than

$2,000,000 of notes, interest payments may be made by transfer to an account maintained by the holder with a bank in New York City. No transfer to an account will be made unless the trustee has received written wire instructions at least 15 days prior to the relevant payment date.

   Payments on any global note registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee. The trustee will not have any responsibility or liability for the actions and practices of DTC or any of its participants or indirect participants.

   Any payment on the notes due on any day which is not a business day may be made on the next business day.

   We have initially appointed the trustee as paying agent and conversion agent. We may at any time terminate the appointment of any paying agent or conversion agent and appoint additional or other paying agents and conversion agents. Notice of any termination or appointment and of any change in the office through which any paying agent or conversion agent will act will be given in accordance with "--Notices" below.

   All moneys deposited by us with the trustee or any paying agent for any payment on any notes which remain unclaimed at the end of two years after payment has become due will be repaid to us, and the holder of the note must then look only to us for payment.

Repurchase at Option of Holders Upon a Change in Control

   If a change in control, as defined below, occurs, we must mail holders of notes a notice within 30 days of the change in control describing the transaction or transactions that constitute the change of control and offering to purchase notes on the date specified in the notice. If a change in control occurs, each holder of notes may require us to purchase the holder's notes in integral multiples of $1,000. We will repurchase the notes for an amount of cash equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase.

   Instead of repurchasing notes for cash, we may, at our option, deliver to holders of notes shares of our common stock valued at 95% of the average of the closing bid prices for the five trading days immediately preceding and including the third day prior to the repurchase date. However, payment may not be made in our common stock unless we satisfy specific conditions with respect to the payment prior to the repurchase date.

   A change in control means:

  1. the acquisition by any person, including any group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than an acquisition of capital stock by us, any subsidiary of us or any of our employee benefit plans; or

  2. any consolidation or merger of us with or into, any other person, any merger of another person into us, or any conveyance, sale, transfer or lease of all or substantially all of our assets to another person, other than:

    . a transaction which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock and where the holders of our common stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after the transaction; and

    . any merger which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of common stock only into shares of common stock;

   A change in control is not deemed to have occurred if:

  . the closing bid price per share of our common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the change in control or the public announcement of the change in control, in the case of a change in control under the first bullet point above, or the period of 10 consecutive trading days ending immediately before the change in control, in the case of a change in control under the second bullet point above, shall equal or exceed 105% of the conversion price of the notes in effect on each of these trading days; or

  . all of the consideration, excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights, in a merger or consolidation constituting the change of control consists of shares of common stock traded on a national securities exchange or on the Nasdaq National Market or will be so traded immediately following the change of control.

   In connection with any purchase offer, we will comply with the provisions of Rule 13e-4, 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable.

   The change in control feature of the notes would not necessarily afford holders protection in the event of highly leveraged or other transactions involving us that may adversely affect holders.

   Our ability to repurchase notes upon the occurrence of a change in control is subject to limitations. We may not have the financial resources, or may not be able to arrange financing, to pay the repurchase price for all the notes that might be delivered seeking to exercise the repurchase right. Moreover, although we may elect to pay the repurchase price for the notes using shares of our common stock, our ability to repurchase notes may be limited or prohibited by the terms of borrowing arrangements, including the indentures governing our 11 1/4% senior notes due 2008 and our 10 3/4% senior notes due 2009 and other senior indebtedness. Our ability to repurchase notes may also be limited by the terms of our subsidiaries' borrowing arrangements due to dividend restrictions. If we fail to repurchase the notes when required following a change in control this would result in an event of default under the indenture. A default may, in turn, cause a default under our senior indebtedness. In addition, the occurrence of a change in control could result in an event of default under the terms of the indentures governing our 11 1/4% senior notes due 2008 or our 10 3/4% senior notes due 2009 or under the terms of our other senior indebtedness. As a result, any repurchase of the notes would, absent a waiver, be prohibited under the subordination provisions of the indenture until the senior indebtedness is paid in full. In addition, our repurchase of notes as a result of the occurrence of a change in control may be prohibited or limited by, or create an event of default under, the terms of agreements related to borrowings which we may enter into from time to time, including agreements relating to senior indebtedness. See "--Subordination."

Covenant Regarding Use of Proceeds

   We will use the net proceeds of the sale of the notes, other than the first $291.75 million, to finance the purchase or other acquisition of any property, inventory, asset or business directly or indirectly, by us or any Restricted Subsidiary used in, or to be used in, the System and Network Management Business, or for other purposes as may be permitted by the indenture for our 11 1/4% senior note due 2008. "Restricted Subsidiary" shall mean any subsidiary that has not been designated an "Unrestricted Subsidiary" pursuant to the indenture for our 11 1/4% senior notes due 2008. "System and Network Management Business" means:

  .  server and other hardware hosting;

  . connectivity, data networking, telecommunications or content for computer or data networks or systems;

  .  management of computer or data networks or systems;

  . technology services, equipment sales or leasing or software licensing for computer or data networks or systems, including Internet Protocol and any successor protocol(s) based networks; and

  . businesses reasonably related, complementary or incidental to the items listed above.

Mergers and Sales of Assets by Exodus

   We may not consolidate with or merge into any other entity or convey, transfer, sell or lease our properties and assets substantially as an entirety to any entity unless:

  . the surviving entity or the person to which our properties and assets are so conveyed, transferred, sold or leased shall be a corporation, limited liability company, partnership or trust organized under the laws of the United States, any state or the District of Columbia and, if other than us, shall expressly assume the payment of the notes and the performance of our other covenants under the indenture; and

  . immediately after giving effect to this transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing.

Events of Default

   The following are events of default under the indenture:

  (1) failure to pay principal of or premium, if any, on any note when due, whether or not the payment is prohibited by the subordination provisions of the notes and the indenture;

  (2) failure to pay any interest, including any liquidated damages, on any note when due, continuing for 30 days, whether or not the payment is prohibited by the subordination provisions of the notes and the indenture;

  (3) failure to provide an offer to purchase in the event of a change in control whether or not the offer to purchase is prohibited by the subordination provisions of the notes and the indenture;

  (4) failure to perform any of our other covenants in the indenture, continuing for 60 days after written notice as provided in the indenture;

  (5) any default by us or any significant subsidiary, in payment with respect to amounts in excess of $10.0 million due under any other indebtedness if the default shall have continued after any applicable grace period and, if not already matured at its final maturity, the holder of the indebtedness shall have the right to accelerate the indebtedness;

  (6) any event of default as defined in any of our other indebtedness in excess of $10.0 million shall have occurred and the indebtedness, if not already matured at its final maturity, shall have been accelerated; and

  (7) specified events of bankruptcy, insolvency or reorganization with respect to us or any significant subsidiary.

   Generally, the trustee will be under no obligation to exercise any of its rights under the indenture, unless holders shall have offered reasonable indemnity to the trustee. Upon providing for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

   If an event of default, other than as specified in clause number 7 above, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may, subject to the subordination provisions of the indenture, accelerate the maturity of all notes. However, after acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding notes may rescind and annul the acceleration if all events of default, other than the non-payment of principal of the notes which have become due solely by declaration of acceleration, have been cured or waived as provided in the indenture. If an event of default as specified in clause number 7 above occurs and is continuing, then the principal of, and accrued interest on, all the notes shall automatically become immediately due and payable without any declaration or other act on the part of the holders of the notes or the trustee.

   No holder of any note will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture, unless:

  . the holder shall have previously given to the trustee written notice of a continuing event of default; and

  . the holders of at least 25% in aggregate principal amount of the outstanding notes shall have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with the request and shall have failed to institute the proceeding within 60 days.

However, these limitations do not apply to a suit instituted by a holder of a note for the enforcement of payment on the note on or after the due dates expressed in the note or of the right to convert the note in accordance with the indenture.

Meetings, Modification and Waiver

   The indenture contains provision for convening meetings of the holders of notes to consider matters affecting their interests.

   Limited modifications of the indenture may be made without obtaining the consent of the holders of the notes. Other modifications and amendments of the indenture may be made, and various past defaults by us may be waived, either:

  . with the written consent of the holders of not less than a majority in aggregate principal amount of the notes at the time outstanding; or

  . by the adoption of a resolution, at a meeting of holders of the notes at which a quorum is present, by the holders of at least 66 2/3% in aggregate principal amount of the notes represented at the meeting.

   However, the consent of the holder of each outstanding note affected is required to approve modifications or amendments of the notes that would:

  . change the stated maturity of the principal of, or any installment of interest on, any note;

  . reduce the principal amount of, or the premium, if any, or interest on, any note;

  .  reduce the amount payable upon a redemption or mandatory repurchase;

  . modify the provisions with respect to the repurchase right of the holders in a manner adverse to the holders;

  .  change the place or currency of payment on any note;

  . impair the right to institute suit for the enforcement of any payment on any note;

  .  modify our obligation to maintain an office or agency in New York City;

  . except as otherwise permitted or contemplated by specified provisions in the indenture, adversely affect the right of holders to convert any of the notes or to require us to repurchase any note other than as provided in the indenture;

  . modify the subordination provisions in a manner adverse to the holders of the notes;

  . reduce the above-stated percentage of outstanding notes necessary to modify or amend the indenture;

  . reduce the percentage of aggregate principal amount of outstanding notes necessary for waiver;

  . reduce the percentage in aggregate principal amount of outstanding notes required for the adoption of a resolution or the quorum required at any meeting of holders of notes; or

  . modify our obligation to deliver information required under Rule 144A to permit resales of notes and common stock issuable upon conversion of the notes in the event we cease to be subject to reporting requirements under the United States securities laws.

   The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the notes at the time outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of the aggregate principal amount.

   The holders of a majority in aggregate principal amount of the outstanding notes may waive compliance by us with various restrictive provisions of the indenture by written consent or by the adoption of a resolution at a meeting. The holders of a majority in aggregate principal amount of the outstanding notes also may waive any past default under the indenture, except a default in the payment of principal, premium, if any, or interest, by written consent.

Registration Rights

   We have entered into a registration rights agreement with the initial purchasers of the notes. Under this agreement we must, at our own expense:

  . file with the SEC, within 90 days after the date of original issuance of the notes, a shelf registration statement covering resales of the notes and the common stock issuable on conversion of the notes;

  . use all reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act within 180 days after the date of original issuance of the notes; and

  . use all reasonable efforts to keep effective the shelf registration statement until two years after the date it is declared effective or, if earlier, until there are no outstanding unregistered notes or common stock issuable on conversion of the notes.

   We are permitted to suspend the use of the prospectus which is part of the shelf registration statement during periods of time, not to exceed an aggregate of 45 days in any 90-day period, or an aggregate of 90 days in any 365-day period, under specific circumstances relating to pending corporate developments, public filings with the SEC and other events.

   We will provide to each holder copies of the prospectus that is a part of the shelf registration statement, notify each holder when the shelf registration statement has become effective and take other actions as are required to permit public resales of the notes and the common stock issuable on conversion of the notes.

   If the shelf registration statement ceases to be effective, or the holders are otherwise prevented or restricted by us from effecting sales while the shelf registration statement is supposed to be effective, for more than 45 days during any 90 day period, or for more than 90 days during any 12-month period then, in either case, the interest rate borne by the notes will increase by an additional 0.5% per annum until the time the failure is cured.

   A holder who elects to sell any securities pursuant to the shelf registration statement:

  . will be required to be named as a selling security holder in the related prospectus;

  .  may be required to deliver a prospectus to purchasers;

  . may be subject to civil liability provisions under the Securities Act in connection with the sales; and

  . will be bound by the provisions of the registration rights agreement which are applicable to a holder making the election, including indemnification provisions.

   We have mailed a notice and questionnaire to the holders of the notes. Unless a holder has returned a completed and signed notice and questionnaire to us by the deadline for response set forth in the notice, that holder is not entitled to:

  . be named as a selling security holder in the shelf registration statement as of the effective time of the shelf registration statement; and

  . use the prospectus forming a part of the shelf registration statement for offers and resales of notes or common stock at any time.

   We will, upon the request of any holder of securities that has not previously elected to have their securities included, as promptly as reasonably practicable, send a notice and questionnaire to the holder. We will not be required to name that holder as a selling securityholder in the shelf registration statement until that holder has returned a completed and signed notice and questionnaire to us. Following our receipt of the notice and questionnaire, we will as promptly as practicable include the securities listed in the notice and questionnaire in the shelf registration statement, if not previously included.

Title

   Exodus, the trustee, any paying agent and any conversion agent may treat the registered owner of any note as the absolute owner for the purpose of making payment and for all other purposes.

Notices

   Notice to holders of the notes will be given by mail to the addresses of the holders as they appear in the security register. These notices will be deemed to have been given on the date of mailing.

Replacement of Notes

   We will replace notes that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction of the note satisfactory to us and the trustee. If a note is lost, stolen or destroyed, indemnity satisfactory to the trustee and us may be required at the expense of the holder before a replacement note will be issued.

Governing Law

   The indenture and the notes are governed by and construed in accordance with the laws of the State of New York.

The Trustee

   In case an event of default shall occur and shall not be cured, the trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of notes, unless they shall have offered to the trustee reasonable security or indemnity.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   The following is a general discussion of material U.S. federal income tax considerations relevant to holders of the notes and common stock into which the notes may be converted. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. There can be no assurance that the IRS will not challenge one or more of the tax consequences described in this section, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring or holding notes or common stock. This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder's circumstances; for example, persons subject to the alternative minimum tax provisions of the Code. Also, it is not intended to be wholly applicable to all categories of investors, some of which, such as dealers in securities, banks, insurance companies, tax-exempt organizations, and persons holding notes or common stock as part of a hedging or conversion transaction or straddle or persons deemed to sell notes or common stock under the constructive sale provisions of the Code may be subject to special rules. The discussion also does not discuss any aspect of state, local or foreign law, or U.S. federal estate and gift tax law as applicable to U.S. Holders (as defined below). In addition, this discussion is limited to original purchasers of notes who acquire the notes at their original issue price within the meaning of
Section 1273 of the Code, and who will hold the notes and common stock as "capital assets" within the meaning of Section 1221 of the Code.

   All prospective purchasers of the notes are advised to consult their own tax advisors regarding the federal, state, local and foreign tax consequences of the purchase, ownership and disposition of the notes and the common stock.

U.S. Holders

   As used herein, the term "U.S. Holder" means the beneficial owner of a note or common stock that for United States federal income tax purposes is (i) a citizen or resident (as defined in Section 7701(b) of the Code) of the United States, (ii) a corporation, partnership or other entity formed under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source and (iv) in general, a trust subject to the primary supervision of a court within the United States and the control of a United States person as described in Section 7701(a)(30) of the Code. A "Non-U.S. Holder" is any holder of a note or common stock other than a U.S. Holder.

 Interest

   Interest on the notes will generally be includable in a U.S. Holder's gross income and taxable as ordinary income for U.S. federal income tax purposes at the time it is paid or accrued in accordance with the U.S. Holder's regular method of accounting.

 Conversion of Notes into Common Stock

   A U.S. Holder generally will not recognize any income, gain or loss upon conversion of a note into common stock except to the extent the common stock is considered attributable to accrued interest not previously included in income (which is taxable as ordinary income). Cash received in lieu of a fractional share of common stock should generally be treated as a payment in exchange for such fractional share rather than as a dividend. Gain or loss recognized on the receipt of cash paid in lieu of such fractional share generally will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional shares. The adjusted basis of shares of common stock received on conversion will equal the adjusted basis of the note converted, reduced by the portion of adjusted basis allocated to any fractional share of common stock exchanged for cash. The holding period of the common stock received on conversion will generally include the period during which the convertsed notes were held prior to conversion. However, a U.S. Holder's tax basis in shares of common stock considered attributable to accrued interest as described above, generally will equal the amount of such accrued interest included in income, and the holding period for such shares shall begin as of the date of the conversion.

   The conversion price of the notes is subject to adjustment under certain circumstances. Section 305 of the Code and the Treasury Regulations issued thereunder may treat the holders of the notes as having received a construction distribution, resulting in ordinary income, subject to a possible dividends received deduction in the case of corporate holders, to the extent of Exodus' current and/or accumulated earnings and profits, if, and to the extent that certain adjustments in the conversion price, which may occur in limited circumstances, particularly an adjustment to reflect a taxable dividend to holders of common stock, increase the proportionate interest of a holder of notes in the fully diluted common stock, whether or not such holder ever exercises its conversion privilege. Moreover, if there is not a full adjustment to the conversion ratio of the notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding common stock in the assets or earnings and profits of Exodus, then such increase in the proportionate interest of the holders of the common stock generally will be treated as a distribution to such holders, taxable as ordinary income, subject to a possible dividends received deduction in the case of corporate holders, to the extent of Exodus' current and/or accumulated earnings and profits. Therefore, U.S. Holders may recognize income in the event of a deemed distribution even though they may not receive any cash or property.

 Sale, Exchange or Retirement of the Notes

   Each U.S. Holder generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of notes measured by the difference (if any) between (i) the amount of cash and the fair market value of any property received (except to the extent that such cash or other property is attributable to the payment of accrued interest not previously included in income, which amount will be taxable as ordinary income) and (ii) such holder's adjusted tax basis in the notes. Any gain or loss recognized on the sale, exchange, redemption, retirement or other disposition of a Note should be capital gain or loss and will generally be long-term capital gain or loss if the Note has been held or deemed held for more than 12 months at the time of the sale or exchange. Generally, the long-term capital gain rate for individuals is 20%. Capital gain that is not long-term capital gain is taxed at ordinary income rates. A holder's initial basis in a note will be the amount paid for the note.

 The Common Stock

   Distributions, if any, paid on the common stock after a conversion, to the extent made from current and/or accumulated earnings and profits of Exodus, as determined for U.S. federal income tax purposes, will be included in a U.S. Holder's income as ordinary income (subject to a possible dividends received deduction in the case of corporate holders) as they are paid. Gain or loss realized on the sale or exchange of common stock will equal the difference between the amount realized on such sale or exchange and the U.S. Holder's adjusted tax basis in such common stock. Such gain or loss will generally be long-term capital gain or loss if the holder has held or is deemed to have held the common stock for more than one year. Generally, the long-term capital gains rate for individuals is 20%. Capital gain that is not long-term capital gain is taxed at ordinary income rates.

 Information Reporting and Backup Withholding

   A U.S. Holder of notes or common stock may be subject to "backup withholding" at a rate of 31% with respect to certain "reportable payments," including interest payments, dividend payments and, under certain circumstances, principal payments on the notes. These backup withholding rules apply if the holder, among other things:

  . fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefore,

  . the IRS provides notification that the U.S. Holder has furnished us with an incorrect TIN,

  .  fails to report properly interest or dividends, or

  . under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to backup withholding. Any amount withheld from a payment to a holder under the backup withholding rules is creditable against the holder's federal income tax liability, provided that the required information is furnished to the IRS. Backup withholding will not apply, however, with respect to payments made to certain holders, including corporations, tax-exempt organizations and certain foreign persons, provided their exemptions from backup withholding are properly established.

   Exodus will report to the U.S. Holders of notes and common stock and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments.

Non-U.S. Holders

   The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder.

   For purposes of withholding tax on interest and dividends discussed below, a Non-U.S. Holder (as defined above) includes a non-resident fiduciary of an estate or trust. For purposes of the following discussion, interest, dividends and gain on the sale, exchange or other disposition of a note or common stock will be considered to be "U.S. trade or business income" if such income or gain is (a) effectively connected with the conduct of a U.S. trade or business or
(b) in the case of a resident of a jurisdiction with a relevant income tax treaty in force with the U.S., attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States.

 Interest

   Generally any interest paid to a Non-U.S. Holder of a note that is not U.S. trade or business income will not be subject to U.S. tax if the interest qualifies as "portfolio interest." Generally interest on the notes will qualify as portfolio interest if

  . the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all voting stock of Exodus and is not a "controlled foreign corporation" with respect to which we are a "related person" within the meaning of the Code,

  . the withholding agent receives a qualifying statement that the owner is not a U.S. resident and does not have actual knowledge or reason to know otherwise,

  . the Non-U.S. Holder is not a bank receiving interest on an extension of credit made pursuant to a loan agreement made in the ordinary course of its trade or business, and

  .  the notes are in registered form.

   The gross amount of payments to a Non-U.S. Holder of interest that do not qualify for the portfolio interest exemption and that are not U.S. trade or business income will be subject to U.S. federal income tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular U.S. rates rather than the 30% of treaty reduced gross rate. In the case of a Non-U.S. Holder that is a corporation, such U.S. trade or business income may also be subject to the branch profits tax, which is generally imposed on a foreign corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to U.S. trade or business income, at a 30% rate. The branch profits tax may not apply, or may apply at a reduced rate, if a recipient is a qualified resident of certain countries with which the United States has an income tax treaty in force. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide a properly executed IRS Form 1001 or IRS Form 4224, or such successor forms as the IRS designates, as applicable, prior to the payment of interest. Under recently issued U.S. Treasury Regulations that will generally be effective on and after January 1, 2001 (the "Withholding Regulations"), Forms 1001 and 4224 will be replaced by a new requirement to provide a properly executed Form W-8. Under the Withholding Regulations, a Non-U.S. Holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to Exodus. Special procedures are provided in the Withholding Regulations for payments through qualified intermediaries. Prospective investors should consult their tax advisors regarding the effect, if any, of the Withholding Regulations.

 Dividends

   In general, dividends paid to a Non-U.S. Holder of common stock will be subject to withholding of U.S. federal income tax at a 30% rate, unless such is reduced by an applicable income tax treaty. Dividends that are U.S. trade or business income are generally subject to U.S. federal income tax at regular rates, but are not generally subject to the 30% withholding tax if the Non-U.S. Holder files the appropriate form with the payor, as discussed above. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be applicable under an income tax treaty. A Non-U.S. Holder of common stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements.

   A Non-U.S. Holder of common stock that is eligible for a reduced rate of U.S. withholding tax pursuant to an income treaty may obtain a refund of any amounts currently withheld by filing an appropriate claim for a refund with the IRS.

 Conversion

   A Non-U.S. Holder generally will not be subject to the U.S. federal income tax on the conversion of notes into common stock, except with respect to cash, if any, received in lieu of a fractional share or interest not previously included in income. Cash received in lieu of a fractional share may give rise to gain that would be subject to the rules described below for the sale of notes. Cash or common stock treated as issued for accrued interest would be treated as interest under the rules described above.

 Sale, Exchange or Redemption of Notes or Common Stock

   Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange or redemption of a note or common stock generally will not be subject to U.S. federal income tax, unless:

  .  such gain is U.S. trade or business income,

  . subject to certain exceptions, the Non-U.S. Holder is an individual who holds the note or common stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition,

  . the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates (including certain former citizens or residents of the United States), or

  . in the case of the disposition of common stock, Exodus is a U.S. real property holding corporation. We do not believe that we are currently a "United States real property holding corporation," or that it will become one in the future.

 Information Reporting and Backup Withholding

   Generally, we must report annually to the IRS and to each Non-U.S. Holder any interest or dividend that is subject to withholding, that is exempt from U.S. withholding tax pursuant to a tax treaty, or interest that is exempt from U.S. tax under the portfolio interest exception or because it is U.S. trade or business income. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Under certain circumstances, Exodus will have to report to the IRS payments of principal.

   Generally, information reporting and backup withholding of United States federal income tax at a rate of 31% may apply to payments made by Exodus or any agent thereof to Non-U.S. Holders if the payee fails to make the appropriate certification that the holder is a non-U.S. person or if Exodus or its paying agent has actual knowledge that the payee is a United States person.

   The payment of the proceeds from the disposition of the notes or common stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its Non-U.S. Holder status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a note or common stock to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will generally not be subject to backup withholding. However, if such broker is a U.S. person, a controlled foreign corporation for United States tax purposes, or a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a United States trade or business, information reporting will apply unless such broker has documentary evidence in its files of the Non-U.S. Holder's foreign status and has no actual knowledge to the contrary or unless the Non-U.S. Holder otherwise establishes an exemption. Both backup withholding and information reporting will apply to the proceeds of such dispositions if the broker has actual knowledge that the payee is a U.S. Holder. The Withholding Regulations alter the foregoing rules in certain respects. Investors should consult their tax advisors regarding the effect, if any, of the Withholding Regulations.

   Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the requisite procedures are followed.

   THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISER AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND THE COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

                               OTHER INDEBTEDNESS

The 11 1/4% Senior Notes

   In July 1998 and July 1999, we issued an aggregate of $275.0 million of 11 1/4% senior notes due 2008 under an indenture between us and Chase Manhattan Bank and Trust Company, National Association, as trustee. The 11 1/4% senior notes are unsecured obligations, and mature on July 1, 2008. Interest on the 11 1/4% senior notes accrues at the rate of 11 1/4% per annum, payable semi-annually on January 1 and July 1 of each year. We have placed in escrow enough cash to meet the requirement of the first four interest payments due on the 11 1/4% senior notes.

   The 11 1/4% senior notes will be redeemable at our option, in whole or in part, at any time or from time to time, on or after July 1, 2003 at the redemption prices set forth in the 11 1/4% senior notes indenture. In addition, at any time prior to July 1, 2001, we may redeem up to 35% of the aggregate principal amount of the 11 1/4% senior notes with the net proceeds of one or more sales of certain types of its stock at a redemption price of 111.25%, plus accrued and unpaid interest, if any, to the redemption date; provided that at least 65% of the original principal amount of the 11 1/4% senior notes initially issued remains outstanding. Upon a change of control, as defined in the 11 1/4% senior notes indenture, we would be required to make an offer to purchase the 11 1/4% senior notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, if any. There can be no assurance that we would have sufficient funds available at the time of any change of control to make any required debt repayment including repurchases of the 11 1/4% senior notes. The definition of change of control in the 11 1/4% senior note indenture differs in a number of respects from the definition of change of control in the indenture governing our 4 3/4% convertible subordinated notes.

   The indebtedness evidenced by the 11 1/4% senior notes ranks equally in right of payment with all of our existing and future unsubordinated indebtedness, including our 10 3/4% senior notes due 2009, and senior in right of payment to all of our existing and future subordinated indebtedness, including our 4 3/4% convertible subordinated notes and our 5% convertible subordinated notes.

   The 11 1/4% senior notes indenture restricts, among other things, our ability to incur additional indebtedness and the use of proceeds in connection therewith, pay dividends or make certain other restricted payments, incur certain liens to secure indebtedness, or engage in merger transactions. There are significant "carve-outs" and exceptions to these covenants.

The 10 3/4% Senior Notes

   In December 1999, we issued an aggregate of $375.0 million of our 10 3/4% senior notes due 2009 and (Euro)125.0 million of our 10 3/4% senior notes due 2009 under an indenture between us and Chase Manhattan Bank and Trust Company, National Association, as trustee. We have the option to issue an additional $100.0 million of 10 3/4% senior notes due 2009 at any time up to December 8, 2000. The 10 3/4% senior notes are unsecured obligations, and mature on December 15, 2009. Interest on the 10 3/4% senior notes accrues at the rate of 10 3/4% per annum, payable semi-annually on June 15 and December 15 of each year, commencing June 15, 2000.

   The 10 3/4% senior notes are redeemable at our option, in whole or in part, at any time or from time to time, on or after December 15, 2004 at the redemption prices set forth in the 10 3/4% senior notes indenture. In addition, at any time prior to December 15, 2002, we may redeem up to 35% of the aggregate principal amount of each of the 10 3/4% dollar denominated senior notes and the 10 3/4% euro denominated senior notes with the net proceeds of one or more sales of specific types of our stock at a redemption price of 110.75%, plus accrued and unpaid interest, if any, to the redemption date; provided that at least 65% of the original principal amount of each of the 10 3/4% dollar denominated senior notes and the 10 3/4% euro denominated senior notes initially issued remain outstanding. Upon a change of control, as defined in the 10 3/4% senior note indenture, we would be required to make an offer to purchase the 10 3/4% senior notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, if any. There can be no assurance that we would have sufficient funds available at the time of any change of control to make any required debt repayment including repurchases of the 10 3/4% senior notes. The definition of change of control in the 10 3/4% senior note indenture differs in a number of respects from the definition of change of control in the indentures governing our 4 3/4% convertible subordinated notes.

   The indebtedness evidenced by the 10 3/4% senior notes ranks equally in right of payment with all of our existing and future unsubordinated indebtedness, including the 11 1/4% senior notes, and senior in right of payment to all of our existing and future subordinated indebtedness, including our 4 3/4% convertible subordinated notes and our 5% convertible subordinated notes.

   The 10 3/4% senior notes indenture restricts, among other things, our ability to incur additional indebtedness and the use of proceeds in connection therewith, pay dividends or make certain other restricted payments, incur certain liens to secure indebtedness, or engage in merger transactions. There are significant "carve-outs" and exceptions to these covenants.

The 5% Convertible Subordinated Notes

   In March 1999 we issued $250.0 million of 5% convertible subordinated notes due March 15, 2006 under an indenture between us and Chase Manhattan Bank and Trust Company, National Association, as trustee. The 5% convertible subordinated notes are convertible into our common stock at a conversion ratio of 87.5704 per $1,000 in principal amount of 5% convertible subordinated notes. The 5% convertible subordinated notes are unsecured obligations, and mature on March 15, 2006. Interest on the 5% convertible subordinated notes accrues at the rate of 5% per annum, payable semi-annually on March 15 and September 15 of each year.

   The 5% convertible subordinated notes will be redeemable at our option, in whole or in part, at any time or from time to time, on or after March 20, 2001 at the redemption prices set forth in the 5% convertible subordinated notes indenture; provided, however, that the 5% convertible subordinated notes will not be redeemable at our option on or after March 20, 2001 and before January 20, 2003 unless the last reported bid price for the common stock equals or exceeds 140% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days ending within five trading days of the call for redemption. Upon a change of control, as defined in the 5% convertible subordinated notes indenture, we would be required to make an offer to purchase the 5% convertible subordinated notes at a purchase price equal to 100% of the principal amount, plus accrued and unpaid interest, if any. There can be no assurance that we would have sufficient funds available at the time of any change of control to make any required debt repayment. The definition of change of control in the 5% convertible subordinated notes indenture is substantially similar to the definition of change of control in the indenture governing our 4 3/4% convertible subordinated notes.

   The indebtedness evidenced by the 5% convertible subordinated notes is subordinated in right of payment with all of our existing and future senior indebtedness, including the 11 1/4% senior notes and the 10 3/4% senior notes, and ranks equally in right of payment to all of our existing and future subordinated indebtedness, including our 4 3/4% convertible subordinated notes.

                          DESCRIPTION OF CAPITAL STOCK

   Our authorized capital stock consists of 300,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. As of December 31, 1999, there were outstanding 177,914,376 shares of common stock held of record by approximately 659 stockholders, warrants to purchase 506,664 shares of common stock and outstanding options to purchase 55,135,487 shares of common stock. No shares of preferred stock are outstanding.

Common Stock

   Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available when and in amounts as our board may from time to time determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors.

Preferred Stock

   Our board is authorized, subject to limitations prescribed by Delaware law, to provide for the issuance of shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, to fix the powers, designations, preferences and rights of the shares of each wholly unissued series and designate any qualifications, limitations or restrictions and to increase or decrease the number of shares of any series, but not below the number of shares of the series then outstanding, without any further vote or action by the stockholders. The issuance of preferred stock with voting or conversion rights could adversely affect the voting power or other rights of the holders of common stock and may have the effect of delaying, deferring or preventing a change in control of us. We have no current plan to issue any shares of preferred stock.

Warrants

   As of December 31, 1999, we had outstanding warrants to purchase 506,664 shares of common stock at a weighted average per share exercise price of $1.83. A warrant for 480,000 shares of common stock will expire in April 2007 and a warrant for 26,664 shares of common stock will expire in December 2004.

Anti-Takeover Provisions

 Delaware Law

   We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from entering into a "business combination" with any "interested stockholder" for a three-year period after the date of the transaction in which the person became an interested stockholder unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or transaction resulting in a financial benefit to an interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of Exodus' voting capital stock. Our certificate of incorporation and bylaws do not exclude us from the restrictions imposed under Section 203. The provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder. These provisions may have the effect of deterring hostile takeovers or delaying changes in control of Exodus, which could depress the market price of our Common Stock and which could deprive the stockholders of opportunities to realize a premium on shares of the Common Stock held by them.

 Charter and Bylaw Provisions

   Our certificate of incorporation and bylaws contain provisions that could discourage potential takeover attempts and make more difficult attempts by stockholders to change management. For instance, our certificate of incorporation provides that stockholders may not take action by written consent but may only act at a stockholders' meeting, and that special meetings of our stockholders may only be called by the Chairman of the board or a majority of the board.

 Stockholder Rights Plan

   Our stockholder rights plan is designed to protect the long-term value of Exodus for our stockholders during any future unsolicited acquisition attempt. In connection with the plan, we declared a dividend of one preferred share purchase right for each share of our common stock outstanding on February 11, 1999 and further directed the issuance of one right with respect to each share of our common stock that is issued after February 11, 1999, except in specified circumstances. The rights will expire on January 27, 2009. The rights are initially attached to our common stock and will not trade separately. If a person or a group acquires 15% (20% in the case of FMR Corp.) or more of our common stock (an "Acquiring Person"), or announces an intention to make a tender offer for our common stock the consummation of which would result in a person or group becoming an Acquiring Person, then the rights will be distributed (the "Distribution Date") and will thereafter trade separately from the common stock. Upon the Distribution Date, each right may be exercised for 1/800th of a share of a newly-designated Series A Junior Participating Preferred Stock at an exercise price of $43.75. The preferred stock has been structured so that the value of 1/100th of a share of the preferred stock will approximate the value of one share of common stock. Upon a person becoming an Acquiring Person, holders of the rights (other than the Acquiring Person) will have the right to acquire shares of our common stock at a substantially discounted price, in lieu of the preferred stock. Additionally, if after the Distribution Date, we are acquired in a merger or other business combination, or 50% or more of our assets are sold in a transaction with an Acquiring Person, the holders of rights (other than the Acquiring Person) will have the right to receive shares of common stock of the acquiring corporation at a substantially discounted price. After a person has become an Acquiring Person, our board of directors may, at its option, require the exchange of outstanding rights (other than those held by the Acquiring Person) for common stock at an exchange ratio of one share of common stock per right. The board also has the right to redeem outstanding rights at any time prior to the Distribution Date (or later in specified circumstances) at a price of $0.001 per right. The terms of the rights, including the period to redeem the rights, may be amended by the board in specified circumstances.

Registration Rights

   The shares of our common stock held by two members of our board of directors have rights to require us to register those shares under the Securities Act. If we propose to register any of our shares of common stock under the Securities Act other than in connection with an employee benefit plan or corporate acquisitions, mergers or reorganizations, the holders of stock with registration rights may require us to include all or a portion of their shares in the registration, subject to rights of any managing underwriter to limit the number of shares in any offering.

   All expenses incurred in connection with the registrations, other than underwriters' discounts and commissions, will be borne by us. The registration rights expire in March 2005. In addition, no holder of common stock will be entitled to registration rights if and so long as the holder can sell all of its shares in compliance with Rule 144 of the Securities Act during any 90-day period.

   The holders of common stock with registration rights have waived their rights to include their common stock in this shelf registration.

Transfer Agent and Registrar

   The Transfer Agent and Registrar for our common stock is Boston EquiServe Limited Partnership.

                                 LEGAL MATTERS

   Fenwick & West LLP, Palo Alto, California, will provide Exodus with an opinion as to legal matters in connection with the notes and the common stock. Winthrop, Stimson, Putnam & Roberts, New York, New York, will provide an opinion as to legal matters related to the laws of the State of New York in connection with the notes.

                                    EXPERTS

   Our consolidated financial statements and related schedule as of December 31, 1997 and 1998, and for each of the years in the three-year period ended December 31, 1998 have been included in the registration statement in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere in the registration statement, and upon the authority of said firm as experts in auditing and accounting.

   Our supplemental consolidated financial statements and related schedule as of December 31, 1997 and 1998, and for each of the years in the three-year period ended December 31, 1998, have been included in the registration statement in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere in the registration statement, and upon the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of Cohesive Technology Solutions, Inc. as of December 31, 1997 and 1998, and for each of the years in the three-year period ended December 31, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

        INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES

EXODUS COMMUNICATIONS, INC. AND SUBSIDIARIES

                                                                             Page
Supplemental Consolidated Financial Statements:                              ----

  Independent Auditors' Report.............................................. F-2
  Supplemental Consolidated Balance Sheets.................................. F-3
  Supplemental Consolidated Statements of Operations........................ F-4
  Supplemental Consolidated Statements of Stockholders' (Deficit) Equity.... F-5
  Supplemental Consolidated Statements of Cash Flows........................ F-7
  Notes to Supplemental Consolidated Financial Statements................... F-8

Historical Consolidated Financial Statements:

  Independent Auditors' Report.............................................. F-27
  Consolidated Balance Sheets............................................... F-28
  Consolidated Statements of Operations..................................... F-29
  Consolidated Statements of Stockholders' (Deficit) Equity................. F-30
  Consolidated Statements of Cash Flows..................................... F-31
  Notes to Consolidated Financial Statements................................ F-32

COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES

  Independent Auditors' Report.............................................. F-50
  Consolidated Balance Sheets............................................... F-51
  Consolidated Statements of Operations..................................... F-52
  Consolidated Statements of Stockholders' Equity........................... F-53
  Consolidated Statements of Cash Flows..................................... F-54
  Notes to Consolidated Financial Statements................................ F-55
  Condensed Consolidated Balance Sheets..................................... F-65
  Condensed Consolidated Statements of Operations........................... F-66
  Condensed Consolidated Statements of Cash Flows........................... F-67
  Notes to Unaudited Condensed Consolidated Financial Statements............ F-68

PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

  Unaudited Pro Forma Combined Condensed Financial Statements............... F-69
  Unaudited Pro Forma Combined Condensed Statement of Operations............ F-70
  Notes to Unaudited Pro Forma Combined Condensed Financial Statements...... F-72

FINANCIAL STATEMENT SCHEDULES

  Supplemental Schedule II--Valuation and Qualifying Accounts............... S-1
  Schedule II--Valuation and Qualifying Accounts............................ S-2

                    REPORT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Exodus Communications, Inc.:

   We have audited the accompanying supplemental consolidated balance sheets of Exodus Communications, Inc. and subsidiaries (the Company) as of December 31, 1997 and 1998, and the related supplemental consolidated statements of operations, stockholders' (deficit) equity and cash flows for each of the years in the three-year period ended December 31, 1998. In connection with our audits of the supplemental consolidated financial statements, we have also audited the supplemental financial statement schedule as listed in the index on page F-1. These supplemental consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements and financial statement schedule based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   The supplemental consolidated financial statements and related supplemental financial statement schedule give retroactive effect to the merger of the Company and Service Metrics, Inc. on November 23, 1999, which has been accounted for as a pooling of interests as described in Note 2 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These supplemental consolidated financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business combination are issued.

   In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Exodus Communications, Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination. Also, in our opinion, the related supplemental financial statement schedule, when considered in relation to the supplemental consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          KPMG LLP

Mountain View, California
November 23, 1999, except as to Note 9,
  which is as of December 14, 1999

                          EXODUS COMMUNICATIONS, INC.

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                (in thousands, except share and per share data)

                                                  December 31,
                                                ------------------  September 30,
                                                  1997      1998        1999
                                                --------  --------  -------------
                                                                     (Unaudited)
                    ASSETS
Current assets:
 Cash and cash equivalents..................... $ 10,270  $156,015    $ 171,971
 Accounts receivable, net of allowance for
  doubtful accounts of $691, $1,821, and
  $5,251 as of December 31, 1997 and 1998, and
  September 30, 1999, respectively.............    1,837     9,653       47,858
 Prepaid expenses and other current assets.....    1,377     6,205       18,972
                                                --------  --------    ---------
   Total current assets........................   13,484   171,873      238,801
Property and equipment, net....................   25,170    68,572      245,392
Restricted cash equivalents and investments....    1,753    45,614       35,444
Intangibles and other assets...................      566    12,739      165,188
                                                --------  --------    ---------
                                                $ 40,973  $298,798    $ 684,825
                                                ========  ========    =========

 LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED
    STOCK AND STOCKHOLDERS' (DEFICIT) EQUITY

Current liabilities:
 Bank borrowings............................... $  3,000  $    --     $     --
 Current portion of equipment loans and line
  of credit facilities.........................    3,777    14,367        7,722
 Current portion of capital lease
  obligations..................................    1,143     5,223       14,817
 Accounts payable..............................    6,252     9,208       34,141
 Accrued expenses..............................    3,019     6,876       20,294
 Accrued interest payable......................      --     11,563        8,074
                                                --------  --------    ---------
   Total current liabilities...................   17,191    47,237       85,048
Equipment loans and line of credit facilities,
 less current portion..........................   12,693    15,695        9,600
Capital lease obligations, less current
 portion.......................................    2,442    11,589       32,201
Convertible subordinated notes.................      --        --       250,000
Senior notes...................................      --    200,000      275,375
                                                --------  --------    ---------
   Total liabilities...........................   32,326   274,521      652,224
                                                ========  ========    =========
Redeemable convertible preferred stock and
 warrants, $0.001 par value: 74,960,124, no
 shares, and no shares authorized as of
 December 31, 1997 and 1998, and September 30,
 1999 respectively; 34,117,371, no shares, and
 no shares issued and outstanding as of
 December 31, 1997 and 1998, and September 30,
 1999, respectively; aggregate liquidation
 preference of $39,640 as of
 December 31, 1997.............................   39,247       --           --
                                                --------  --------    ---------
Commitments and contingencies
Stockholders' (deficit) equity:
 Preferred stock, $0.001 par value: no shares,
  5,000,000 shares and 5,000,000 shares
  authorized as of December 31, 1997 and 1998,
  and September 30, 1999 and no shares issued
  or outstanding as of December 31, 1997 and
  1998, and September 30, 1999.................      --        --           --
 Convertible preferred stock of Service
  Metrics, Inc.; no shares, 1,553,158, and
  2,585,777 shares issued and outstanding as
  of December 31, 1997 and 1998, and September
  30, 1999, respectively; aggregate
  liquidation preference of $0, $6,000, and
  $15,500 as of December 31, 1997 and 1998,
  and September 30, 1999, respectively.........      --      5,961       15,437
 Common stock, $0.001 par value: 53,281,579,
  50,000,000, and 300,000,000 shares
  authorized as of December 31, 1997 and 1998,
  and September 30 1999, respectively;
  16,538,024, 161,670,932, and
  170,084,342 shares issued and outstanding as
  of December 31, 1997 and 1998, and September
  30, 1999, respectively.......................       17       162          170
 Additional paid-in capital....................    2,493   117,127      195,166
 Notes receivable from stockholders............     (140)      --           --
 Deferred stock compensation...................   (2,393)   (1,080)      (2,903)
 Accumulated deficit...........................  (30,577)  (97,893)    (175,269)
                                                --------  --------    ---------
   Total stockholders' (deficit) equity........  (30,600)   24,277       32,601
                                                ========  ========    =========
                                                $ 40,973  $298,798    $ 684,825
                                                ========  ========    =========

   See accompanying notes to supplemental consolidated financial statements.

                          EXODUS COMMUNICATIONS, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                                                             Nine Months Ended
                                 Year Ended December 31,       September 30,
                                ---------------------------  ------------------
                                 1996      1997      1998      1998      1999
                                -------  --------  --------  --------  --------
                                                                (Unaudited)
Revenues:
  Service revenues............  $ 2,454  $ 11,588  $ 49,815
  Equipment revenues..........      676       820     2,930
                                -------  --------  --------
    Total revenues............    3,130    12,408    52,745  $ 31,638  $140,754
                                -------  --------  --------  --------  --------
Costs and expenses:
  Cost of service revenues....    2,538    16,228    59,280
  Cost of equipment revenues..      452       640     2,298
                                -------  --------  --------
    Total cost of revenue.....    2,990    16,868    61,578    39,291   118,827
  Marketing and sales.........    2,734    12,702    29,034    20,576    42,473
  General and administrative..    1,056     5,983    16,058     9,664    25,548
  Product development.........      444     1,647     3,507     2,389     5,641
  Amortization of
   intangibles................      --        --        141       --      4,674
  Restructuring costs.........      --        --        --        --        923
                                -------  --------  --------  --------  --------
    Total expenses............    4,234    20,332    48,740    32,629    79,259
                                -------  --------  --------  --------  --------
    Total costs and expenses..    7,224    37,200   110,318    71,920   198,086
                                -------  --------  --------  --------  --------
    Operating loss............   (4,094)  (24,792)  (57,573)  (40,282)  (57,332)
Interest income...............       68       193     7,157     4,028    10,561
Interest expense..............     (107)     (699)  (16,900)   (9,138)  (30,605)
                                -------  --------  --------  --------  --------
    Net loss..................   (4,133)  (25,298)  (67,316)  (45,392)  (77,376)
Cumulative dividends and
 accretion on redeemable
 convertible preferred stock..      --     (1,413)   (2,014)   (2,014)      --
                                -------  --------  --------  --------  --------
Net loss attributable to
 common stockholders..........  $(4,133) $(26,711) $(69,330) $(47,406) $(77,376)
                                =======  ========  ========  ========  ========
Basic and diluted net loss per
 share........................  $ (0.27) $  (1.73) $  (0.55) $  (0.42) $  (0.47)
                                =======  ========  ========  ========  ========
Shares used in computing basic
 and diluted net loss per
 share........................   15,312    15,428   125,808   114,088   165,974
                                =======  ========  ========  ========  ========

   See accompanying notes to supplemental consolidated financial statements.

                          EXODUS COMMUNICATIONS, INC.

     SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY
                                 (in thousands)

                           Convertible
                            Preferred
                            Stock of
                            Services                                 Notes                                  Total
                          Metrics, Inc. Common Stock   Additional  Receivable    Deferred               Stockholders'
                          ------------- --------------  Paid-In       from        Stock     Accumulated   (Deficit)
                          Shares Amount Shares  Amount  Capital   Stockholders Compensation   Deficit      Equity
                          ------ ------ ------  ------ ---------- ------------ ------------ ----------- -------------
Balances as of December
 31, 1995...............    --   $  --  14,568   $15     $  186      $(195)      $   --      $ (1,146)    $ (1,140)
Issuance of common
 stock..................    --      --   1,072     1         31        --            --           --            32
Issuance of common stock
 in connection with
 stock purchase plan and
 exercise of stock
 options................    --      --     128    --          4         (3)          --           --             1
Repurchase of common
 stock..................    --      --    (200)   --         (6)         6           --           --           --
Repayment of notes
 receivable from
 stockholders...........    --      --     --     --        --           6           --           --             6
Net loss................    --      --     --     --        --         --            --        (4,133)      (4,133)
                          -----  ------ ------   ---     ------      -----       -------     --------     --------
Balances as of December
 31, 1996...............    --      --  15,568    16        215       (186)          --        (5,279)      (5,234)

Issuance of common stock
 in connection with
 exercise of stock
 options and warrants...    --      --   1,378     1        221        --            --           --           222
Repurchase of common
 stock..................    --      --    (408)   --        (12)        12           --           --           --
Repayment of notes
 receivable from
 stockholders...........    --      --     --     --        --          34           --           --            34
Deferred stock
 compensation related to
 stock option grants....    --      --     --     --      3,482        --         (3,482)         --           --
Amortization of deferred
 stock compensation.....    --      --     --     --        --         --          1,089          --         1,089
Accrual of cumulative
 dividends on Series C
 and D redeemable
 convertible preferred
 stock..................    --      --     --     --       (750)       --            --           --          (750)
Accretion on Series C
 and D redeemable
 convertible preferred
 stock..................    --      --     --     --       (663)       --            --           --          (663)
Net loss................    --      --     --     --        --         --            --       (25,298)     (25,298)
                          -----  ------ ------   ---     ------      -----       -------     --------     --------
Balances as of December
 31, 1997...............    --      --  16,538    17      2,493       (140)       (2,393)     (30,577)     (30,600)

Issuance of common stock
 in connection with
 employee stock purchase
 plan and exercise of
 stock options and
 warrants...............    --      --   6,703     7      2,286        --            --           --         2,293
Issuance of common stock
 in conjunction with
 initial public
 offering, net of
 offering costs of
 $7,062.................    --      --  41,000    41     69,777        --            --           --        69,818
Issuance of common stock
 to an officer for
 cash...................    --      --     400    --        450        --            --           --           450
Issuance of common stock
 and common stock
 warrants...............    --      --     --     --        786        --            --           --           786
Issuance of Service
 Metrics, Inc.
 convertible preferred
 stock..................  1,553   5,961    --     --        --         --            --           --         5,961
Issuance of Service
 Metrics, Inc. common
 stock to founders......    --      --   1,132     1          8        --            --           --             9
Repayment of notes
 receivable from
 stockholders...........    --      --     --     --        --         140           --           --           140

                                                                     (continued)

                          EXODUS COMMUNICATIONS, INC.

    SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY--
                                  (Continued)
                                 (in thousands)

                           Convertible
                            Preferred
                             Stock of
                             Services                                 Notes                                  Total
                          Metrics, Inc.   Common Stock  Additional  Receivable    Deferred               Stockholders'
                          -------------- --------------  Paid-In       from        Stock     Accumulated   (Deficit)
                          Shares Amount  Shares  Amount  Capital   Stockholders Compensation   Deficit      Equity
                          ------ ------- ------- ------ ---------- ------------ ------------ ----------- -------------
Conversion of redeemable
 convertible preferred
 stock into common
 stock..................    --   $   --   95,898  $ 96   $ 43,341     $  --       $   --      $     --     $ 43,437
Amortization of deferred
 stock compensation.....    --       --      --    --         --         --         1,313           --        1,313
Accrual of cumulative
 dividends on Series C
 and D redeemable
 convertible preferred
 stock..................    --       --      --    --        (462)       --           --            --         (462)
Accretion on Series C
 and D redeemable
 convertible preferred
 stock..................    --       --      --    --      (1,552)       --           --            --       (1,552)
Net loss................    --       --      --    --         --         --           --        (67,316)    (67,316)
                          -----  ------- -------  ----   --------     -----       -------     ---------    --------

Balances as of December
 31, 1998...............  1,553    5,961 161,671   162    117,127        --        (1,080)      (97,893)     24,277
Issuance of common stock
 in connection with
 employee stock purchase
 plan and exercise of
 stock options and
 warrants (unaudited)...    --       --    6,813     7     14,000        --           --            --       14,007
Issuance of common stock
 and assumption of
 options in connection
 with the acquisition of
 Cohesive Technology
 Solutions, Inc.
 (unaudited)............    --       --    1,600     1     61,261        --           --            --       61,262
Issuance of Service
 Metrics, Inc.
 convertible preferred
 stock (unaudited)......  1,033    9,476     --    --         --         --           --            --        9,476
Deferred stock
 compensation related to
 Service Metrics, Inc.
 stock option grants
 (unaudited)............    --       --      --    --       2,778        --        (2,778)          --          --
Amortization of deferred
 stock compensation
 (unaudited)............    --       --      --    --         --         --           955           --          955
Net loss (unaudited)....    --       --      --    --         --         --           --        (77,376)    (77,376)
                          -----  ------- -------  ----   --------     -----       -------     ---------    --------

Balances as of September
 30, 1999 (unaudited)...  2,586  $15,437 170,084  $170   $195,166     $ --        $(2,903)    $(175,269)   $ 32,601
                          =====  ======= =======  ====   ========     =====       =======     =========    ========

   See accompanying notes to supplemental consolidated financial statements.

                          EXODUS COMMUNICATIONS, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                            Nine Months Ended
                                Year Ended December 31,       September 30,
                               ---------------------------  -------------------
                                1996      1997      1998      1998      1999
                               -------  --------  --------  --------  ---------
                                                               (Unaudited)
Cash flows from operating
 activities:
 Net loss....................  $(4,133) $(25,298) $(67,316) $(45,392) $ (77,376)
 Adjustments to reconcile net
  loss to net cash used for
  operating activities:
   Depreciation and
    amortization.............      461     3,429    13,024     8,575     28,383
   Loss on disposal of
    property and equipment...      --        --        464       248        --
   Noncash common stock and
    warrant expense..........      --        --        786       786        --
   Amortization of deferred
    stock compensation.......      --      1,089     1,354     1,081        955
   Amortization of debt
    issuance costs...........      --        --        846       274      1,063
   Interest accretion on
    restricted cash
    equivalents and
    investments..............      --        --     (1,088)     (580)    (1,068)
   Changes in operating
    assets and liabilities:
     Accounts receivable.....     (265)   (1,316)   (8,306)   (7,127)   (28,272)
     Prepaid expenses and
      other assets...........     (189)     (748)   (4,193)   (3,970)   (17,516)
     Accounts payable........      671     5,089     2,791     4,981     22,980
     Accrued expenses........      339     2,237     2,763     3,806      5,798
     Accrued interest
      payable................      --        --     11,563     5,750     (3,489)
                               -------  --------  --------  --------  ---------
      Net cash used for
       operating activities..   (3,116)  (15,518)  (47,312)  (31,568)   (68,542)
                               -------  --------  --------  --------  ---------
Cash flows from investing
 activities:
 Capital expenditures........   (3,499)  (22,489)  (44,564)  (26,680)  (160,624)
 Proceeds from sale of
  property and equipment.....      --        --        245       --         --
 Businesses acquired, net of
  cash received..............      --        --     (5,654)      --     (70,398)
 Release of restricted cash
  and investments............      --        --        --        --      24,938
 Increase in restricted cash
  equivalents and
  investments................     (378)   (1,375)  (42,773)  (43,562)   (13,413)
 Other assets................      --        --        (11)      (81)   (15,637)
                               -------  --------  --------  --------  ---------
      Net cash used for
       investing activities..   (3,877)  (23,864)  (92,757)  (70,323)  (235,134)
                               -------  --------  --------  --------  ---------
Cash flows from financing
 activities:
 Proceeds from issuance of
  redeemable convertible
  preferred stock and
  warrants...................    9,409    23,320     2,176     2,176        --
 Proceeds from issuance of
  Service Metrics, Inc.
  convertible preferred
  stock......................      --        --      5,961       982      9,477
 Proceeds from issuance of
  common stock, net..........       32       222    72,530    71,362     14,006
 Proceeds from issuance of
  bridge financing
  convertible notes..........      --      3,975       --        --         --
 Repayment of notes
  receivable from
  stockholders...............        7        34       140        90        --
 Bank borrowings, net........     (100)    3,000    (3,000)   (3,000)       --
 Proceeds from sale-leaseback
  transactions...............      552       932     4,035     4,190        776
 Payments on capital leases
  obligations................     (154)     (720)   (3,020)   (1,689)    (6,468)
 Proceeds from equipment
  loans and line of credit
  facilities.................    1,296    16,480    18,611    18,611        --
 Repayment of equipment loans
  and line of credit
  facilities.................     (497)   (1,306)   (5,019)   (3,468)   (13,529)
 Proceeds from convertible
  subordinated notes, net....      --        --        --        --     242,124
 Proceeds from senior notes,
  net of discounts and
  offering costs.............      --        --    193,400   194,000     73,246
                               -------  --------  --------  --------  ---------
      Net cash provided by
       financing activities..   10,545    45,937   285,814   283,254    319,632
                               -------  --------  --------  --------  ---------
Net increase in cash and cash
 equivalents.................    3,552     6,555   145,745   181,363     15,956
Cash and cash equivalents at
 beginning of period.........      163     3,715    10,270    10,270    156,015
                               -------  --------  --------  --------  ---------
Cash and cash equivalents at
 end of period...............  $ 3,715  $ 10,270  $156,015  $191,633  $ 171,971
                               =======  ========  ========  ========  =========
Supplemental disclosures of
 cash flow information:
 Cash paid--interest.........  $   --   $    699  $  4,923  $  2,923  $  34,010
                               =======  ========  ========  ========  =========
 Noncash investing and
  financing activities:
   Assets recorded under
    capital leases...........  $    27  $  2,700  $ 12,001  $  6,848  $  35,897
                               =======  ========  ========  ========  =========
   Conversion of note payable
    to stockholder to
    preferred stock..........  $   200  $    --   $    --   $    --   $     --
                               =======  ========  ========  ========  =========
   Cumulative dividends and
    accretion on Series C and
    D redeemable convertible
    preferred stock..........  $   --   $  1,413  $  2,014  $  2,014  $     --
                               =======  ========  ========  ========  =========
   Deferred compensation on
    grants of stock options..  $   --   $  3,482  $    --   $    --   $   2,778
                               =======  ========  ========  ========  =========
   Warrants issued for
    financing commitments....  $   --   $    730  $    --   $    --   $     --
                               =======  ========  ========  ========  =========
   Conversion of bridge
    financing convertible
    notes to redeemable
    convertible preferred
    stock....................  $   --   $  3,975  $    --   $    --   $     --
                               =======  ========  ========  ========  =========
   Conversion of redeemable
    convertible preferred
    stock to common stock....  $   --   $    --   $ 43,437  $ 43,437  $     --
                               =======  ========  ========  ========  =========
   Issuance of common stock
    and assumption of options
    in connection with the
    acquisition of Cohesive
    Technology Solutions,
    Inc. ....................  $   --   $    --   $    --   $    --   $  61,262
                               =======  ========  ========  ========  =========

   See accompanying notes to supplemental consolidated financial statements.

                          EXODUS COMMUNICATIONS, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)

(1) Summary of the Company and Significant Accounting Policies

The Company

   Exodus Communications, Inc. ("Exodus" or "the Company") is a leading provider of Internet system and network management solutions and technology professional services for enterprises with mission-critical Internet operations.

   The accompanying supplemental consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Basis of Presentation

   The supplemental consolidated financial statements have been prepared to give retroactive effect to the merger with Service Metrics, Inc. ("SMI" or "Service Metrics") on November 23, 1999. The consolidated financial statements have been restated for all periods presented as if SMI and the Company had always been combined. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These supplemental financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business combination are issued.

   In recording the pooling-of-interests combination, the Company's consolidated statement of operations for the year ended December 31, 1998 has been combined with SMI's statement of operations for the period from May 19, 1998 ("inception") through December 31, 1998. The Company's consolidated statements of operations for the nine-month periods ended September 30, 1998 and 1999 have been combined with SMI's statements of operations for the period from inception through September 30, 1998, and the nine-month period ended September 30, 1999, respectively. The consolidated balance sheets of the Company as of December 31, 1998 and September 30, 1999, have been combined with the balance sheets of Service Metrics as of the same dates.

   Service Metrics, which was incorporated in May 1998, is a leading provider of Internet monitoring applications and services that measure the consistency, availability and performance of Web sites. SMI is based in Boulder, Colorado, and had 79 employees as of November 1999.

   In connection with the merger, the former shareholders and option holders of SMI common stock received shares and options of Exodus common stock at the rate of approximately 0.252 shares of Exodus common stock for each share of SMI common stock. The Company issued a total of approximately 6,200,000 shares of Exodus common stock in exchange for all outstanding shares of SMI common stock and reserved approximately 760,000 shares of common stock for issuance upon the exercise of SMI options the Company assumed pursuant to the merger agreement.

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


   As SMI was incorporated in May 1998, supplemental results of operations for the periods ended December 31, 1996 and 1997 are the same as Exodus' results of operations. The results of operations previously reported by the separate companies and the combined amounts presented in the supplemental consolidated financial statements are summarized below.

                                                             Nine Months Ended
                                                     Year      September 30,
                                                    Ended    ------------------
                                                     1998      1998      1999
                                                   --------  --------  --------
   Net revenues:
     Exodus....................................... $ 52,738  $ 31,638  $140,186
     Service Metrics..............................        7       --        568
                                                   --------  --------  --------
     Combined..................................... $ 52,745  $ 31,638  $140,754
                                                   ========  ========  ========
   Net loss:
     Exodus....................................... $(66,442) $(45,057) $(71,880)
     Service Metrics..............................     (874)     (335)   (5,496)
                                                   --------  --------  --------
     Combined..................................... $(67,316) $(45,392) $(77,376)
                                                   ========  ========  ========

Use of Estimates

   The preparation of supplemental consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the supplemental consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

   The Company's revenues consist of (i) monthly fees from customer use of Internet Data Center sites, network services, managed services, and professional services and use of equipment and software provided by the Company, (ii) revenues from sales of third-party equipment to customers and
(iii) fees for installation and certain professional services. Currently, substantially all of the Company's revenue is derived from services. Revenues (other than installation fees, equipment sales to customers and certain professional services) are generally billed and recognized ratably over the term of the contract, which is generally one year. Installation fees are typically recognized at the time the installation occurs, and equipment revenues are typically recognized when the equipment is delivered to the customer or placed into service at an Internet Data Center. The Company sells third-party equipment to its customers as an accommodation to facilitate their purchase of services. One-time professional service fees are typically recognized when services are rendered.

Cash Equivalents and Investments

   Cash equivalents consist of highly liquid investments with original maturities of 90 days or less. As of September 30, 1999, cash equivalents consisted principally of money market funds at four financial institutions.

   The Company classifies its investments as "held-to-maturity." As of September 30, 1999, such investments consisted of U.S. Treasury Notes and are recorded at amortized cost.

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


   The components of restricted cash equivalents and investments are as follows (in thousands):

                                                    December 31, September 30,
                                                        1998         1999
                                                    ------------ -------------
   U.S. treasury notes:
     Due within one year...........................   $10,733       $29,528
     Due after one year through two years..........    20,594           --
   Money market funds..............................    11,049           --
   Cash collateral related to leases...............     3,238         5,916
                                                      -------       -------
   Total restricted cash equivalents and
    investments....................................   $45,614       $35,444
                                                      =======       =======

   See Notes 4 and 6 for additional information regarding restricted cash equivalents and investments.

Financial Instruments and Concentration of Credit Risk

   The carrying value of the Company's financial instruments, including cash and cash equivalents, investments, accounts receivable, bank borrowings and debt approximates fair market value. Financial instruments that potentially expose the Company to a concentration of credit risk principally consist of cash and cash equivalents, investments and accounts receivable.

   The Company's customer base is primarily composed of businesses throughout the United States. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential losses.

Property and Equipment

   Property and equipment are stated at cost and depreciated on a straight-line basis over their respective estimated useful lives, which are generally three to five years. Equipment recorded under capital leases and leasehold improvements are amortized using the straight-line method over the shorter of the respective lease term or estimated useful life of the asset.

Software Development Costs

   The Company capitalizes software development costs incurred to develop certain of the Company's collaborative system management services that are included in the Company's co-location services in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed. Costs are capitalized after technological feasibility is achieved; generally upon the development of a working model. To date, software development costs capitalizable under SFAS No. 86 have not been material.

Income Taxes

   The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)

financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be recovered.

Stock-Based Compensation

   The Company uses the intrinsic value-based method to account for all of its employee stock-based compensation plans. Expense associated with stock-based compensation is being amortized consistent with the method described in Financial Accounting Standards Board (FASB) Interpretation No. 28 over the vesting period of the individual options.

Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

   The Company evaluates its long-lived assets, including goodwill and certain identifiable intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets or intangibles may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Unaudited Interim Financial Statements

   The accompanying unaudited supplemental consolidated interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, the accompanying unaudited supplemental consolidated financial statements have been prepared on the same basis as the audited supplemental consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the Company's financial position as of September 30, 1999, and the results of its operations and its cash flows for the nine-month periods ended September 30, 1998 and 1999.

Goodwill and Other Intangible Assets

   Goodwill and other intangible assets are comprised primarily of amounts recorded in business acquisitions and are included in intangibles and other assets on the accompanying supplemental consolidated balance sheets. The goodwill and other intangible amounts related to the acquisitions are being amortized on a straight-line basis over periods generally ranging from 5 to 10 years (see Note 2).

                          EXODUS COMMUNICATIONS, INC.

       December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


Net Loss Per Share

   Basic and diluted net loss per share has been computed by dividing the net loss attributable to holders of common stock by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share does not include the effect of the following common equivalent shares as the effect of their inclusion is antidilutive during each period (in thousands):

                                         Years Ended December  Nine Months Ended
                                                 31,             September 30,
                                        ---------------------- -----------------
                                         1996    1997    1998    1998     1999
                                        ------- ------- ------ -------- --------
Shares issuable under stock options...    2,336  13,672 38,594   26,810   51,940
Shares issuable pursuant to warrants
 to purchase common stock and
 redeemable convertible preferred
 stock................................    5,096  22,504  1,448    2,136      506
Shares of redeemable convertible
 preferred stock and convertible
 preferred stock of SMI on an "as if
 converted" basis.....................  124,296 272,936  3,106    1,086    5,172
Shares of convertible subordinated
 notes on an "as if converted" basis..      --      --     --       --    21,892

Comprehensive Loss

   There are no differences between consolidated net loss and comprehensive loss for any period presented.

Reclassifications

   Certain prior period amounts have been reclassified to conform to the current period presentation.

(2) Business Combinations

   On October 2, 1998, the Company purchased substantially all of the assets, including customer agreements, and assumed certain liabilities of Arca Systems, Inc. ("Arca"), a wholly owned subsidiary of Cyberguard Corporation. Arca, which has been in business for more than 10 years, is a provider of advanced network and system security consulting services and designs and develops security technology solutions for complex and sensitive information systems. Arca operates as a wholly owned subsidiary of the Company. Total consideration paid, including direct acquisition costs, aggregated approximately $5,800,000. The acquisition was accounted for as a purchase and the results of Arca have been included from the acquisition date. The excess of the purchase price over the fair value of tangible net assets acquired amounted to approximately $5,000,000 and was attributed primarily to workforce in place ($2,500,000) and goodwill ($2,400,000). These amounts are generally being amortized on a straight-line basis over 10 years.

   On February 1, 1999, the Company purchased all of the capital stock of American Information Systems, Inc ("AIS"). AIS provides co-location services as well as professional services. Total

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)

consideration paid, including direct acquisition costs, aggregated approximately $20,500,000. The acquisition was accounted for as a purchase with the results of AIS included from the acquisition date. The excess of the purchase price over the fair value of tangible net assets acquired amounted to approximately $18,700,000 and was attributed primarily to goodwill ($15,000,000), customer lists ($3,200,000) and assembled workforce ($500,000).
These amounts are being amortized on a straight-line basis over periods ranging from 5 to 7 years.

   On July 27, 1999, the Company completed its acquisition of Cohesive Technology Solutions, Inc. ("Cohesive"). Cohesive offers a variety of services including network design and development, Internet-based and application development and information technology strategy and project management. Pursuant to the terms of the Agreement and Plan of Reorganization, each share of Cohesive common stock was converted into the right to receive 0.10488 shares of Exodus common stock and $1.338 in cash; each share of Cohesive Series A preferred stock was converted into the right to receive $122.337 in cash; each share of Cohesive Series B preferred stock was converted into the right to receive $115.965 in cash; each share of Cohesive Series C preferred stock was converted into the right to receive $5.00 in cash; and each share of Cohesive Series D preferred stock, which automatically converted into Cohesive common stock immediately prior to the merger, was converted into the right to receive
0.10488 shares of Exodus common stock and approximately $6.655 in cash. In addition, the Company assumed each issued and outstanding option to purchase shares of Cohesive common stock which was converted into an option to purchase Exodus common stock using an exchange ratio of 0.14604.

   Pursuant to the exchange ratios applied in the acquisition, the Company issued 1,600,796 shares of Exodus common stock and paid approximately $50,000,000 in cash and assumed options to purchase a total of 408,712 shares of Exodus common stock for a total purchase price of approximately $112,000,000. Of the cash consideration, $10,000,000 was deposited in an escrow account to secure and collateralize the indemnification obligations of Cohesive stockholders to Exodus and certain affiliates of Exodus. The acquisition was accounted for as a purchase with the results of Cohesive included from the acquisition date. The excess of the purchase price over the fair value of tangible net assets acquired amounted to approximately $107,900,000 and was attributed primarily to goodwill ($69,300,000), customer lists ($32,300,000) and workforce in place ($6,300,000). These amounts are being amortized on a straight-line basis over periods ranging from 5 to 8 years.

   The following summary, prepared on an unaudited pro forma basis, combines the Company's supplemental consolidated results of operations with Arca's, AIS', and Cohesive's results of operations, as if Arca, AIS, and Cohesive had been acquired as of January 1, 1997 (in thousands, except per share data):

                                  Year Ended        Nine Months   Nine Months
                                 December 31,          Ended         Ended
                               ------------------  September 30, September 30,
                                 1997      1998        1998          1999
                               --------  --------  ------------- -------------
   Revenues................... $ 41,004  $103,774    $ 69,208      $169,945
   Net loss attributable to
    holders of common stock... $(24,009) $(87,022)   $(62,892)     $(87,215)
   Basic and diluted net loss
    per share................. $  (1.41) $  (0.68)   $  (0.54)     $  (0.52)
   Shares used in pro forma
    per share calculation ....   17,028   127,408     115,688       167,188

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


   The pro forma results are not necessarily indicative of what would have occurred if the acquisitions had been in effect for the periods presented. In addition, they are not intended to be a projection of future results and do not reflect any synergies that might be achieved from combined operations.

   In November 1999, the Company agreed to acquire Global OnLine Japan Co., Ltd., an Internet solutions provider based in Tokyo. The transaction is expected to close by the end of December 1999 and will be accounted for as a purchase.

(3) Financial Statement Components

Property and Equipment

   Property and equipment consisted of the following (in thousands):

                                                  December 31,
                                                 --------------- September 30,
                                                  1997    1998       1999
                                                 ------- ------- -------------
   Data centers and related equipment........... $16,316 $43,959   $150,239
   Furniture, fixtures, computer equipment and
    other.......................................  12,815  33,179     94,892
   Construction in progress.....................     --    8,497     40,576
                                                 ------- -------   --------
                                                  29,131  85,635    285,707
   Less accumulated depreciation and
    amortization................................   3,961  17,063     40,315
                                                 ------- -------   --------
                                                 $25,170 $68,572   $245,392
                                                 ======= =======   ========

   Computer and other equipment and certain data center infrastructure are recorded under capital leases that aggregated $4,492,000, $20,528,000, and $56,425,000 as of December 31, 1997 and 1998, and September 30, 1999,
respectively. Accumulated amortization on the assets recorded under capital leases aggregated $722,000, $4,452,000, and $12,621,000 as of December 31, 1997
and 1998, and September 30, 1999, respectively.

Accrued Expenses

   Accrued expenses consisted of the following (in thousands):

                                                     December 31,
                                                     ------------- September 30,
                                                      1997   1998      1999
                                                     ------ ------ -------------
   Accrued payroll and related expenses............. $1,183 $2,956    $ 9,074
   Other............................................  1,836  3,920     11,220
                                                     ------ ------    -------
                                                     $3,019 $6,876    $20,294
                                                     ====== ======    =======

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


(4) Bank Borrowings and Debt

   A summary of equipment loans and line of credit facilities follows (in thousands):

                                                  December 31,
                                                ----------------- September 30,
                                                  1997     1998       1999
                                                -------- -------- -------------
$1,800,000 equipment line of credit facility;
 effective interest rate of 16.4%; principal
 and interest due April 2000 through September
 2000; collateralized by equipment............  $  1,393 $    981    $   583
$3,000,000 equipment line of credit facility--
 April 1997; effective interest rate of 12.9%;
 principal and interest due monthly through
 July 2001; collateralized by equipment.......     2,756    2,080      1,448
$6,500,000 equipment line of credit facility;
 effective interest rate of 15.9%; principal
 and interest due monthly through July 2001;
 collateralized by equipment..................     6,312    4,842      3,523
$3,000,000 equipment line of credit facility--
 August 1997; effective interest rate of
 16.2%; principal and interest due monthly
 through May 2001; collateralized by
 equipment....................................     2,787    2,192      1,617
$5,000,000 equipment line of credit facility;
 effective interest rate of 16.2%; principal
 and interest due monthly through September
 2001; collateralized by equipment............     3,044    3,084      2,322
$10,000,000 equipment line of credit facility;
 effective interest rate of 13.8%; principal
 and interest due monthly through August 2002;
 collateralized by equipment..................       --     8,883      7,329
$8,000,000 line of credit facility; interest
 rate of 12.8%; principal and interest due
 March 1999; collateralized by all of the
 Company's assets.............................       --     8,000        --
Other.........................................       178      --         500
                                                -------- --------    -------
                                                  16,470   30,062     17,322
Less current portion..........................     3,777   14,367      7,722
                                                -------- --------    -------
Equipment loans and line of credit facilities,
 less current portion.........................  $ 12,693 $ 15,695    $ 9,600
                                                ======== ========    =======

   As of December 31, 1998, aggregate maturities for outstanding equipment loans and line of credit facilities, for fiscal 1999, 2000, 2001 and 2002 were $14,367,000, $7,342,000, $5,943,000 and $2,410,000, respectively.

   On July 1, 1998, the Company issued $200,000,000 of 11% Senior Notes ("Original Senior Notes") due 2008 for aggregate net proceeds of approximately $193,400,000 (net of discounts to the initial purchasers and offering expenses). Interest is payable semiannually on January 1 and July 1 of each year commencing January 1, 1999. As of December 31, 1998, restricted cash equivalents and investments include approximately $42,400,000 deposited with an escrow agent that will be used to pay the first four semiannual interest payments when due. Interest payments of $11,250,000 were made in January and July 1999. Subject to significant exceptions, the Original Senior Notes indenture restricts, among other things, the Company's ability to incur additional indebtedness and the use of proceeds therefrom, pay dividends, make certain other restricted payments, incur certain liens to secure indebtedness or engage in merger transactions.

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


   On March 3, 1999, the Company issued $250,000,000 of 5% Convertible Subordinated Notes due March 15, 2006 (the "Convertible Notes") for aggregate net proceeds of approximately $242,100,000 (net of offering expenses). Proceeds from the sale of the Convertible Notes may be used only for limited purposes. Proceeds in the amount of $48,500,000 may be used for general corporate purposes. The remaining $193,600,000 may be used only to finance the purchase of assets or other businesses to be used in the Company's business.

   The Convertible Notes are convertible into the Company's common stock at a conversion rate of 87.5704 shares per $1,000 principal amount of Convertible Notes, subject to adjustment in certain events and at each holder's option. The Convertible Notes will not be subject to redemption prior to March 20, 2001, and generally will be redeemable on or after that date at the option of the Company, at the redemption prices set forth in the indenture to the Convertible Notes ("Convertible Notes Indenture"), subject to certain provisions. In the event of a Change in Control (as defined in the Convertible Notes Indenture), each holder of the Convertible Notes has the right, subject to certain conditions and restrictions, to require the Company to repurchase all or any part of the holder's Convertible Notes at a repurchase price of 100% of the principal amount, plus accrued interest of the Convertible Notes being repurchased. Interest on the Convertible Notes is payable on March 15 and September 15 of each year, commencing on September 15, 1999. Accordingly, the Company made its first interest payment in the amount of approximately $6,700,000 on September 15, 1999. The Convertible Notes are unsecured obligations of the Company and are subordinated to all existing and future Senior Indebtedness (as defined in the Convertible Notes Indenture) and effectively subordinated to all indebtedness and other liabilities of the Company's subsidiaries.

   On June 22, 1999, the Company issued an additional $75,000,000 of Senior Notes due 2008 ("Additional Senior Notes") at 100.50% plus accrued interest, if any, from June 22, 1999, for aggregate net proceeds of approximately $73,200,000 (net of offering expenses). The Company issued the Additional Senior Notes under the indenture dated July 1, 1998 under which it previously issued the Original Senior Notes discussed above. The Additional Senior Notes will be subject to substantially the same terms and conditions as the Original Senior Notes. Interest is payable semi-annually on January 1 and July 1 of each year commencing July 1, 1999. Concurrent with the closing of the offering, the Company deposited approximately $8,400,000 with an escrow agent that would be sufficient to pay when due the first three interest payments. An interest payment of approximately $211,000 was made on July 1, 1999 representing interest from June 22, 1999 to July 1, 1999.

   On July 22, 1999, the Company amended its revolving line of credit agreement with a financial institution, increasing the total commitment amount from $7,000,000 to $10,000,000. Pursuant to the terms of the new amendment, the line of credit can be used for working capital requirements, foreign exchange forward contracts, and letters of credit. The amount available for working capital borrowings is limited to $4,000,000. In addition, total foreign exchange contracts at any one time cannot exceed 10 times the amount of the foreign exchange sublimit, which is a maximum of $1,000,000. The line of credit will expire in July 2000 and is subject to certain covenants.

(5) Redeemable Convertible Preferred Stock and Stockholders' (Deficit) Equity

Redeemable Convertible Preferred Stock and Warrants

   In February and March 1996, the Company issued 7,798,483 shares of Series A redeemable convertible preferred stock at $0.413 per share. In October 1996, the Company issued

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)

7,738.095 shares of Series B redeemable convertible preferred stock at $0.84 per share. In March and June 1997, the Company received a total of approximately $3,975,000 in cash in exchange for bridge financing convertible promissory notes. In June 1997, the Company issued 15,789,868 shares of Series C redeemable convertible preferred stock for $1.362 per share in exchange for approximately $17,500,000 in cash and the conversion of the bridge financing notes. In December 1997, the Company issued 2,631,579 shares of Series D redeemable convertible preferred stock at $2.85 per share for aggregate cash proceeds of $7,500,000.

   In 1996, in connection with various financing arrangements, the Company issued warrants to purchase an aggregate of 137,256 shares of the Company's common stock at prices ranging from $0.30 to $0.34 per share. Also in 1996, in connection with various lease agreements and other matters, the Company issued warrants to purchase 329,167 shares of the Company's Series B1 redeemable convertible preferred stock at $0.84 per share.

   In March and June 1997, in connection with the bridge financing convertible promissory notes discussed above, the Company issued warrants to purchase 198,697 shares of the Company's Series B redeemable convertible preferred stock at $0.84 per share. In April 1997, in connection with the $3,000,000 equipment line of credit, the Company issued warrants to purchase 196,429 shares of the Company's Series B1 redeemable convertible preferred stock at $0.84 per share. In June 1997, in connection with the issuance of the Company's Series C redeemable convertible preferred stock, the Company issued warrants to purchase 1,579,011 shares of the Company's Series C redeemable convertible preferred stock at $1.362 per share. In August and September 1997, in connection with the $3,000,000 and the $6,500,000 equipment lines of credit, the Company issued warrants to purchase a total of 271,598 shares of the Company's Series C1 redeemable convertible preferred stock at $1.362 per share. In December 1997, in connection with the $8,000,000 line of credit facility and the $5,000,000 equipment line of credit, the Company issued warrants to purchase 247,826 and 125,000 shares, respectively, of the Company's Series D1 redeemable convertible preferred stock at $2.85 per share.

   In March 1998, in connection with a strategic alliance, the Company issued warrants to purchase an aggregate of 480,000 shares of the Company's common stock at a price of $1.88 per share.

   The fair value of all warrant issuances, calculated using the Black-Scholes option pricing model, with the following assumptions: dividends--none; expected life--contractual term; risk-free interest rate of 5.7% to 6.7%; volatility of 60%, was not material except as follows:

  . The 1,579,011 warrants issued in connection with the sale of the Series C redeemable convertible preferred stock for which the fair value was determined to be $1,200,000. This amount was recorded as a reduction in the carrying value of the Series C redeemable convertible preferred stock and recorded as the carrying value of the Series C warrants.

  . The 247,826 and 125,000 warrants issued in connection with the $8,000,000 line of credit facility and $5,000,000 equipment line of credit, respectively, for which the values were determined to be $530,000 and $200,000, respectively. These amounts are being amortized on a straight-line basis through the commitment periods of the credit facilities.

  . The 480,000 warrants issued in connection with the strategic alliance for which the value was determined to be $525,000. This amount was recorded as marketing and sales expense in the accompanying supplemental consolidated statement of operations for the year ended December 31, 1998.

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


   Redeemable convertible preferred stock and related warrants issued and outstanding as of December 31, 1997 was as follows:

                                 Redeemable Convertible
                                     Preferred Stock            Warrants
                                 ----------------------- ----------------------
                        Shares   Issued and   Carrying   Issued and   Carrying
   Series             Designated Outstanding    Value    Outstanding   Value
   ------             ---------- ----------- ----------- ----------- ----------
   A.................  7,798,483  7,798,483  $ 3,168,000        --   $      --
   A1................  7,798,483        --           --         --          --
   B.................  8,600,000  7,775,930    6,473,000    160,862         --
   B1................  8,600,000     65,524       55,000    466,072         --
   C................. 17,850,000 15,845,855   20,333,000  1,523,024   1,242,000
   C1................ 17,850,000        --           --     271,598         --
   D.................  3,231,579  2,631,579    7,246,000         --         --
   D1................  3,231,579        --           --     372,826     730,000
                      ---------- ----------  -----------  ---------  ----------
                      74,960,124 34,117,371  $37,275,000  2,794,382  $1,972,000
                      ========== ==========  ===========  =========  ==========

   As of December 31, 1997 and 1998, the Company has 149,304 and 1,448,680 warrants to purchase common stock outstanding, respectively.

Convertible Preferred Stock of Service Metrics, Inc.

   In May 1998, SMI issued 540,936 shares of Series A convertible preferred stock for approximately $1,000,000 in cash. In December 1998, SMI issued 1,012,222 shares of Series B convertible preferred stock for approximately $5,000,000 in cash. In January 1999, SMI issued an additional 303,667 shares of Series B convertible preferred stock for approximately $1,500,000 in cash. In July 1999, SMI issued 728,953 shares of Series C convertible preferred stock for approximately $8,000,000 in cash.

   The Series A, B, and C convertible preferred stock ("SMI Preferred Stock") was convertible, at the option of the holder, into common stock of SMI based on formulas specified in the preferred stock agreements. The SMI Preferred Stock would automatically convert into common stock upon the closing of an initial public offering of SMI, where the net cash proceeds were at least $15,000,000 and the public offering price would be at least $2.50 per share. The holders of the SMI Preferred Stock were entitled to receive dividends at the rate of $0.16 for Series A, $0.48 for Series B, and $1.10 for Series C, when and if declared by the Board of Directors. These dividends were noncumulative. Holders of the SMI preferred stock were entitled to vote upon any matter submitted to the stockholders for a vote and have one vote for each full share of common stock into which their SMI Preferred Stock would be converted at the date of the vote. The SMI Preferred Stock had liquidation privileges generally equal to the SMI Preferred Stock purchase price per share plus any declared but unpaid dividends and was in preference to shares of common stock.

   In connection with the merger between Exodus and SMI on November 23, 1999, all of the SMI preferred shareholders converted their SMI Preferred Stock into SMI common stock which was converted into Exodus Common Stock based on a specified exchange ratio.

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


Initial Public Offering

   On March 24, 1998, the Company completed its initial public offering ("IPO") of 41,000,000 shares of its common stock. Net proceeds to the Company, after deducting underwriting discounts and commissions and offering expenses, aggregated approximately $69,800,000. At the closing of the IPO, all redeemable convertible preferred stock was converted to common stock and all warrants to purchase redeemable convertible preferred stock were converted to warrants to purchase common stock on a one-for-three basis. In connection with the IPO, certain warrant holders exercised their warrants to purchase redeemable convertible preferred stock (which converted into common stock), which resulted in additional proceeds of $1,842,000.

Stock Purchase and Stock Option Plans

   During 1995, the Company adopted a Stock Purchase Plan under which 2,933,336 shares of common stock were authorized. Awards totaling 858,944 shares of common stock were granted to individuals through 1996, at a price of $0.03 per share, the estimated fair market value of the shares on the date of the award. No awards were granted during the years ended December 31, 1997 and 1998. Generally, the shares are subject to a 50-month vesting period. As of December 31, 1998, 34,408 shares remained unvested. Unvested shares are subject to repurchase, at the Company's option, at the original purchase price upon a participant's termination. Of the shares granted, 370,408 had been repurchased by the Company as of December 31, 1998.

   In January 1998, the Company adopted the 1998 Employee Stock Purchase Plan (the "Purchase Plan") and reserved a total of 4,800,000 shares of the Company's common stock for issuance thereunder. The Purchase Plan permits eligible employees to purchase common stock through payroll deductions at a purchase price of 85% of the lower of the fair market value of the common stock on the first day of the offering period or on the last day of the purchase period. During 1998, 436,528 shares were issued under the Purchase Plan at a weighted-average purchase price of $1.67 per share.

   In January 1997, the Company adopted the 1997 Equity Incentive Plan (the "1997 Plan"), which served as the successor to the Company's 1995 Stock Option Plan (the "1995 Plan"). Options granted under the 1995 Plan before its termination continue to remain outstanding in accordance with their terms, but no further options may be granted under the 1995 Plan. Options granted under the 1995 Plan were granted with exercise prices not less than fair market value at the date of grant as determined by the Board of Directors, generally vested 12% after 6 months from the date of grant and 2% per month thereafter, and generally are exercisable for a term of 10 years after the date of grant. Under the 1997 Plan, the Company reserved 17,600,000 shares of its common stock for issuance to employees and consultants to be granted as either incentive or nonqualified stock options. Options granted under the 1997 Plan generally vest 12% after 6 months from the date of grant and 2% per month thereafter and are generally exercisable for a term of 10 years after the date of grant.

   In January 1998, the Company adopted the 1998 Equity Incentive Plan (the "1998 Plan"). On the effective date of the Company's IPO, the 1998 Plan became effective as the successor to the 1997 Plan. The Company has reserved 12,000,000 shares of common stock for issuance under the 1998 Plan in addition to the shares that remain from the 1997 Plan. The 1998 Plan permits the grant of either incentive or nonqualified stock options. Options granted under the 1998 Plan will have a maximum term of 10 years and generally will vest over 50 months. The 1998 Plan will terminate in January 2008.

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


   On June 2, 1999, the Company's stockholders approved an amendment to the Company's 1998 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance thereunder by 8,000,000 shares, from 12,000,000 shares to 20,000,000 shares.

   In January 1998, the Company adopted the 1998 Directors Stock Option Plan (the "Directors Plan") and reserved a total of 1,600,000 shares of the Company's common stock for issuance thereunder. Each nonemployee director who is or becomes a member of the Board of Directors on or after the effective date of the Company's IPO, with certain limited exceptions, will initially be granted an option for 40,000 shares of the Company's common stock and, thereafter, an option to purchase an additional 10,000 shares of the Company's common stock annually. Initial options granted under the Directors Plan will vest as to 33 1/3 % of the shares on each annual anniversary of the date of grant. Annual grants will vest 25% on each annual anniversary of the date of grant. The exercise price of the options granted under the Directors Plan will be at the fair market value of the Company's common stock on the date of grant.

   In January 1998, the Company granted stock options to purchase 2,666,672 shares of common stock to an officer of the Company, of which half have an exercise price of $1.13 per share and vest 100% after 3 years and half have an exercise price of $2.25 per share and vest 100% after 5 years. The stock options accelerate and become fully vested if the Company is acquired or sells all or substantially all of its assets.

   In March 1998, the Company granted a stock option to an officer of the Company to purchase 5,775,848 shares of common stock with an exercise price of $1.13 per share (fair market value on the date of grant) that vests as to 12% of such shares in September 1998 and vests as to an additional 2% per month thereafter.

   In January 1999, the Company adopted the 1999 Stock Option Plan (the "1999 Plan"). Under the 1999 Plan, the Company has reserved 16,000,000 shares of common stock for issuance to employees, consultants, and to be used for acquisitions, to be granted as nonqualified stock options. Options granted under the 1999 Plan generally will vest over 50 months and are generally exercisable for a term of 10 years from the date of grant.

Service Metrics, Inc. Stock Option Plan

   In July 1998, the SMI Board of Directors adopted the 1998 Stock Option Plan. Under the Plan, officers, employees and certain other individuals could be granted options and rights to purchase shares of common stock. Options granted could be either incentive stock options or non-statutory stock options. SMI had reserved 512,624 shares of common stock for issuance of stock options. As of December 31, 1998, 359,841 shares were available for future grant. Depending on the type of option, the exercise price could not be less than the fair market value per common share on the date of grant or as determined by the Board of Directors. Options were exercisable over periods determined by the Board of Directors, not to exceed 10 years, and generally were to vest ratably over 4 years. In the event of the termination of the optionee's relationship with SMI, vested options yet to be exercised would remain exercisable for such period of time ending on the earlier of 3 months after termination or the expiration of the term of the option, or as determined by the Board of Directors.

   In connection with the merger between Exodus and SMI on November 23, 1999, all of the SMI stock options were assumed by Exodus and converted into Exodus stock options based on a specified exchange ratio.

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)

Fair Value Disclosures

   The Company uses the intrinsic value method in accounting for its employee stock-based compensation plans. Accordingly, no compensation cost has been recognized for any of its stock options because the exercise price of each option equaled or exceeded the fair value of the underlying common stock as of the grant date for each stock option, except for stock options granted by the Company from March 1997 through December 1997 and stock options granted by SMI from January 1999 to September 1999. With respect to the stock options granted by the Company from March to December 1997, the Company recorded deferred stock compensation of $3,482,000 for the difference at the grant date between the exercise price and the fair value of the common stock underlying the options. With respect to the stock options granted by SMI from January 1999 to September 1999, SMI recorded deferred stock compensation of $2,778,000. These amounts are being amortized consistent with the method described in FASB Interpretation No. 28 over the vesting period of the individual options, generally 48 to 50 months. Had compensation cost been determined in accordance with SFAS No. 123 for all of the Company's and SMI's stock-based compensation plans, net loss attributable to holders of common stock and net loss per share would have been changed to the amounts indicated below (in thousands, except per share data):

                                                 Years Ended December 31,
                                                 ---------------------------
                                                  1996      1997      1998
                                                 -------  --------  --------
   Net loss applicable to holders of common
    stock:
     As reported ............................... $(4,133) $(26,711) $(69,330)
     Pro forma.................................. $(4,133) $(26,711) $(77,009)
   Basic and diluted net loss per share:
     As reported ............................... $ (0.27) $  (1.73) $  (0.55)
     Pro forma ................................. $ (0.27) $  (1.73) $  (0.61)

   The fair value of each stock option is estimated on the date of grant using the minimum value method prior to the IPO and the Black-Scholes option pricing model after the IPO, with no expected dividends and the following weighted-average assumptions:

                                                    Years Ended December 31,
                                                --------------------------------
                                                   1996       1997       1998
                                                ---------- ---------- ----------
   Expected life............................... 2.55 years 2.59 years 3.09 years
   Risk-free interest rate.....................      6.28%      5.81%      4.98%
   Volatility .................................        --         --      80.00%

   The fair value of purchase rights granted under the Purchase Plan is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for grants in 1998: no expected dividends, expected volatility of 80%, risk-free interest rate of 5.26%, and expected life of 1.33 years. The weighted-average fair value of purchase rights granted under the Purchase Plan during 1998 was $1.25 per share.

                          EXODUS COMMUNICATIONS, INC.

       December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)

   A summary of the Company's stock option plans including SMI is as follows:

                                            Years Ended December 31,
                          ----------------------------------------------------------------
                                 1996                  1997                  1998
                          -------------------- --------------------- ---------------------
                                     Weighted-             Weighted-             Weighted-
                                      Average               Average               Average
                                     Exercise              Exercise              Exercise
                           Shares      Price     Shares      Price     Shares      Price
                          ---------  --------- ----------  --------- ----------  ---------
Outstanding at beginning
 of year................  1,000,664    $0.03    2,336,264    $0.03   13,674,288    $0.10
Granted.................  1,797,872     0.04   12,894,400     0.11   31,594,374     2.84
Forfeited...............   (422,800)    0.03     (846,880)    0.08   (2,311,752)    1.03
Exercised...............    (39,472)    0.03     (709,496)    0.04   (4,367,032)    0.33
                          ---------            ----------            ----------
Outstanding at end of
 year ..................  2,336,264     0.03   13,674,288     0.10   38,589,878     2.26
                          ---------            ----------            ----------
Exercisable at end of
 year...................    645,336     0.03    1,791,600     0.06    3,076,720     0.61
                          =========            ==========            ==========
Weighted-average fair
 value of options
 granted during the year
 at market..............  1,797,872     0.01    2,666,136     0.01   28,560,800     1.57
Weighted-average fair
 value of options
 granted during the year
 at less than market....        --       --    10,228,264     0.29      366,914     0.78
Weighted-average fair
 value of options
 granted during the year
 at greater than
 market ................        --       --           --       --     2,666,672     0.53

   The following table summarizes information about stock options outstanding as of December 31, 1998:

                                      Outstanding                Exercisable
                            -------------------------------- -------------------
                                        Weighted-
                                         Average   Weighted-           Weighted-
                                        Remaining   Average             Average
  Range of                  Number of  Contractual Exercise  Number of Exercise
Exercise Prices               Shares      Life       Price    Shares     Price
---------------             ---------- ----------- --------- --------- ---------
$0.03 to 0.10..............  8,789,854 8.51 years    $0.07   1,992,688   $0.06
$0.47 to 1.13..............  9,360,616 9.13           1.04     826,136    0.91
$1.88 to 3.03..............  9,929,680 9.64           2.67      82,544    2.48
$3.84 to 5.00.............. 10,509,728 9.84           4.75     175,352    4.50
                            ----------                       ---------
                            38,589,878 9.31           2.26   3,076,720    0.61
                            ==========                       =========

Stockholder Rights Plan

   In January 1999, the Company adopted a Stockholder Rights Plan ("the Rights Plan"). The Rights Plan is designed to protect the long-term value of the Company for its stockholders during any future unsolicited acquisition attempt. In connection with the Rights Plan, the Company declared a dividend of one preferred share purchase right for each share of the Company's common stock outstanding on February 11, 1999 ("Record Date") and further directed the issuance of one such right with respect to each share of the Company's common stock that is issued after the Record Date, except in certain circumstances.

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)

   On June 2, 1999, stockholders approved an amendment to the Company's Restated Certificate of Incorporation to increase the authorized number of shares of common stock issuable by the Company from 100,000,000 to 300,000,000.

Stock Splits

   On April 12, 1999 and August 12, 1999, the Company completed two-for-one stock splits accomplished in the form of stock dividends. Share and per share amounts in the accompanying supplemental consolidated financial statements reflect both two-for-one stock splits retroactively.

(6)Commitments and Contingencies

Leases

   The Company has entered into a number of operating leases for its facilities. The leases expire from 1999 through 2010. As of December 31, 1998, the Company had collateralized letters of credit aggregating $3,238,000 for these leases. The related funds are included in restricted cash equivalents and investments on the accompanying supplemental consolidated balance sheet. The Company also leases certain data center infrastructure and equipment under capital leases. Certain of these capital leases were entered into as sales-leaseback transactions. No gain or loss was recorded in any such transaction due to the short holding period from the time the assets were purchased until the time of the sale-leaseback. Future minimum lease payments as of December 31, 1998 are as follows (in thousands):

                                                               Capital Operating
   Year Ending December 31,                                    Leases   Leases
   ------------------------                                    ------- ---------
   1999....................................................... $ 6,470  $ 9,206
   2000.......................................................   6,720    9,892
   2001.......................................................   6,009    9,964
   2002.......................................................     676    9,508
   2003.......................................................     --     9,271
   Thereafter.................................................     --    43,994
                                                               -------  -------
   Total minimum lease payments...............................  19,875  $91,835
                                                                        =======
   Less amount representing imputed interest..................   3,063
                                                               -------
   Present value of minimum lease payments....................  16,812
   Less current portion.......................................   5,223
                                                               -------
   Capital lease obligations, less current portion............ $11,589
                                                               =======

   The Company's rent expense was $248,000, $1,764,000, $5,583,000, $3,389,000 and $11,143,000 for the years ended December 31, 1996, 1997 and 1998, and the nine months ended September 30, 1998 and 1999, respectively.

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


Telecommunications Agreements

   In September 1997, the Company entered into an agreement to obtain telecommunications services for a period of 60 months with a minimum commitment of $230,000 per month. In January 1999, this original agreement was replaced with a new agreement for a period of 60 months with a minimum commitment of $1,000,000 per month.

   In July 1998, the Company entered into an agreement to obtain telecommunications services for a period of 36 months with a minimum commitment of approximately $500,000 per month.

   In August 1999 the Company entered into capacity purchase agreements. The agreements provide for a total potential outlay of approximately $105,000,000 for fiber capacity and related maintenance covering approximately 25 years.

Royalty Agreement

   In April 1997, the Company entered into an agreement with a software company under which the Company licensed certain software for a royalty based on 1% of the Company's gross revenues. Royalty expenses related to this agreement have not been significant to date.

   In March 1999, this agreement was replaced with a new agreement that obligates the Company to make certain future payments for the use of the software license. These payments are not expected to have a material effect on the consolidated financial statements.

Contingencies

   The Company is engaged in certain legal actions arising in the ordinary course of business. The Company believes that it has adequate legal defenses and that the ultimate outcome of these actions will not have a material effect on the Company's consolidated financial position and results of operations.

(7) Income Taxes

   The following table reconciles the expected corporate federal income tax expense (benefit) (computed by multiplying the Company's loss before taxes by 34%) to the Company's actual income tax expense (benefit) (in thousands):

                                                    Years Ended December 31,
                                                    --------------------------
                                                     1996     1997      1998
                                                    -------  -------  --------
   Expected income tax benefit..................... $(1,405) $(8,602) $(22,895)
   Permanent differences...........................       2       15        81
   Net operating loss not benefited................   1,403    8,587    22,814
                                                    -------  -------  --------
     Actual income tax expense (benefit)........... $   --   $   --   $    --
                                                    =======  =======  ========

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


   The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities as of December 31, 1997 and 1998, are as follows (in thousands):

                                                                1997     1998
                                                               -------  -------
   Deferred tax assets:
     Net operating loss carryforwards......................... $10,941  $35,137
     Difference between book and tax depreciation.............     --     2,284
     Reserves and accruals....................................     195    1,234
     Research and experimentation credit carryforwards........     113      548
     Deferred compensation....................................     437      957
     Other....................................................      41        6
                                                               -------  -------
       Total gross deferred tax assets........................  11,727   40,166
   Less valuation allowance...................................  11,708   40,166
                                                               -------  -------
                                                                    19      --
   Deferred tax liabilities:
     Difference between book and tax depreciation.............     (19)     --
                                                               -------  -------
       Net deferred tax assets................................ $   --   $   --
                                                               =======  =======

   As of December 31, 1998, the Company has a net operating loss carryforward for federal and state purposes of $94,961,000 and $48,753,000, respectively. The difference between the federal and state net operating loss carryforward is due to the 50% limitation of net operating loss carryforwards for state purposes. The federal net operating loss carryforward will expire from 2011 through 2018. The state net operating loss carryforward will expire from 2001 through 2003.

   Gross deferred tax assets as of December 31, 1998 include approximately $3,430,000 relating to the exercise of stock options, which will be credited to equity when realized.

   The net change in the valuation allowance was an increase of $9,654,000 and $28,458,000 for the years ended December 31, 1997 and 1998, respectively.

   Federal and state tax laws impose significant restrictions on the utilization of net operating loss carryforwards in the event of a shift in the ownership of the Company, which constitutes an "ownership change" as defined by Internal Revenue Code, Section 382. The Company has not determined if an ownership change, as defined, has occurred. The Company plans to compute exact limitations upon realization of taxable earnings and associated utilization of the net operating loss carryforwards.

(8) Segment Information

   The Company operates a number of Internet Data Centers throughout the United States and one in Europe. The Company establishes these Internet Data Centers using a consistent investment and operating model. As a result, the expected long-term economic characteristics and financial performance are similar. In particular, each data center provides the same Internet related services to a similar type of customer who may locate its servers in multiple Internet Data Centers. As a result, the Company believes these Internet Data Centers represent one reportable segment under the aggregation criteria of SFAS No. 131, Disclosures about Segments

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)

of an Enterprise and Related Information. Internet Data Center operations primarily include services such as server infrastructure support, Internet connectivity, and managed services.

   With the acquisition of Cohesive on July 27, 1999, management began reviewing financial information and business performance and allocating resources based on both Internet Data Center operations and by professional services, given Cohesive's expertise in networking, Internet-based applications and technology solutions. As a result, the Company identified professional services as an additional reportable segment. Professional services primarily include services such as network design and development, Internet-based and application development, and information technology strategy.

   Financial information for the Company's reportable segments is presented below:

                                                             Nine Months Ended
                                Years Ended December 31,       September 30,
                                ---------------------------  ------------------
                                 1996      1997      1998      1998      1999
                                -------  --------  --------  --------  --------
Revenues:
  Internet Data Centers........ $ 3,130  $ 12,408  $ 52,263  $ 31,423  $119,650
  Professional services........     --        --        482       215    21,104
                                -------  --------  --------  --------  --------
    Total revenues............. $ 3,130  $ 12,408  $ 52,745  $ 31,638  $140,754
                                =======  ========  ========  ========  ========
Operating profit (loss):
  Internet Data Centers........ $    *   $ (1,243) $ (1,492) $ (3,204) $ 23,166
  Professional services........      *        --       (351)       17     1,880
  Corporate areas..............      *    (23,549)  (55,730)  (37,095)  (82,378)
                                -------  --------  --------  --------  --------
    Total operating loss....... $(4,094) $(24,792) $(57,573) $(40,282) $(57,332)
                                =======  ========  ========  ========  ========

                                                    December 31,
                                                  ---------------- September 30,
                                                   1997     1998       1999
                                                  ------- -------- -------------
Total assets:
  Internet Data Centers.......................... $    *  $ 52,725   $200,616
  Professional services..........................      *       212      3,011
  Corporate assets...............................      *   245,861    481,198
                                                  ------- --------   --------
    Total assets................................. $40,973 $298,798   $684,825
                                                  ======= ========   ========

--------
*Information is not available.

(9) Stock Split

   On December 14, 1999, the Company completed a two-for-one stock split accomplished in the form of a stock dividend. Share and per share amounts in the accompanying supplemental consolidated financial statements reflect this two-for-one stock split retroactively.

                    REPORT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Exodus Communications, Inc.:

   We have audited the accompanying consolidated balance sheets of Exodus Communications, Inc. and subsidiaries (the Company) as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' (deficit) equity, and cash flows for each of the years in the three-year period ended December 31, 1998. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule as listed in the index on page F-1. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Exodus Communications, Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          KPMG LLP

Mountain View, California
January 26, 1999, except as to Note 9,
 which is as of November 23, 1999, and
 except as to Note 10, which is as of
 December 14, 1999

                          EXODUS COMMUNICATIONS, INC.

                          CONSOLIDATED BALANCE SHEETS
                (in thousands, except share and per share data)

                                                 December 31,
                                               ------------------  September 30,
                                                 1997      1998        1999
                                               --------  --------  -------------
                                                                    (Unaudited)
                   ASSETS
Current assets:
 Cash and cash equivalents...................  $ 10,270  $150,891    $ 164,215
 Accounts receivable, net of allowance for
  doubtful accounts of $691, $1,821, and
  $5,240 as of December 31, 1997 and 1998,
  and September 30, 1999, respectively.......     1,837     9,648       47,449
 Prepaid expenses and other current assets...     1,377     6,203       18,235
                                               --------  --------    ---------
   Total current assets......................    13,484   166,742      229,899
Property and equipment, net..................    25,170    68,306      241,180
Restricted cash equivalents and investments..     1,753    45,614       35,444
Intangibles and other assets.................       566    12,624      164,873
                                               --------  --------    ---------
                                               $ 40,973  $293,286    $ 671,396
                                               ========  ========    =========
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED
   STOCK AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
 Bank borrowings.............................  $  3,000  $    --     $     --
 Current portion of equipment loans and line
  of credit facilities.......................     3,777    14,367        7,722
 Current portion of capital lease
  obligations................................     1,143     5,140       14,131
 Accounts payable............................     6,252     9,208       32,897
 Accrued expenses............................     3,019     6,771       19,757
 Accrued interest payable....................       --     11,563        8,074
                                               --------  --------    ---------
   Total current liabilities.................    17,191    47,049       82,581
Equipment loans and line of credit
 facilities, less current portion............    12,693    15,695        9,600
Capital lease obligations, less current
 portion.....................................     2,442    11,401       30,772
Convertible subordinated notes...............       --        --       250,000
Senior notes.................................       --    200,000      275,375
                                               --------  --------    ---------
   Total liabilities.........................    32,326   274,145      648,328
Redeemable convertible preferred stock and
 warrants, $0.001 par value: 74,960,124, no
 shares, and no shares authorized as of
 December 31, 1997 and 1998, and September
 30, 1999 respectively; 34,117,371, no
 shares, and no shares issued and outstanding
 as of December 31, 1997 and 1998, and
 September 30, 1999, respectively; aggregate
 liquidation preference of $39,640 as of
 December 31, 1997 ..........................    39,247       --           --
                                               --------  --------    ---------
Commitments and contingencies
Stockholders' (deficit) equity:
 Preferred stock, $0.001 par value: no
  shares, 5,000,000 shares and 5,000,000
  shares authorized as of December 31, 1997
  and 1998, and September 30, 1999,
  respectively; and no shares issued or
  outstanding as of December 31, 1997 and
  1998, and September 30, 1999 ..............       --        --           --
 Common stock, $0.001 par value: 53,281,579,
  50,000,000, and 300,000,000 shares
  authorized as of December 31, 1997 and
  1998, and September 30, 1999,
  respectively; 16,538,024, 160,538,816, and
  168,981,250 shares issued and outstanding
  as of December 31, 1997 and 1998, and
  September 30, 1999, respectively ..........        17       161          169
Additional paid-in capital...................     2,493   117,079      192,339
Notes receivable from stockholders...........      (140)      --           --
Deferred stock compensation..................    (2,393)   (1,080)        (541)
Accumulated deficit..........................   (30,577)  (97,019)    (168,899)
                                               --------  --------    ---------
   Total stockholders' (deficit) equity......   (30,600)   19,141       23,068
                                               --------  --------    ---------
                                               $ 40,973  $293,286    $ 671,396
                                               ========  ========    =========

          See accompanying notes to consolidated financial statements.

                          EXODUS COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                                                             Nine Months Ended
                                 Year Ended December 31,       September 30,
                                ---------------------------  ------------------
                                 1996      1997      1998      1998      1999
                                -------  --------  --------  --------  --------
                                                                (Unaudited)
Revenues:
  Service revenues............  $ 2,454  $ 11,588  $ 49,808
  Equipment revenues..........      676       820     2,930
                                -------  --------  --------  --------  --------
    Total revenues............    3,130    12,408    52,738  $ 31,638  $140,186
                                -------  --------  --------  --------  --------
Costs and expenses:
  Cost of service revenues....    2,538    16,228    59,261
  Cost of equipment revenues..      452       640     2,298
                                -------  --------  --------  --------  --------
    Total cost of revenue.....    2,990    16,868    61,559    39,291   117,775
  Marketing and sales.........    2,734    12,702    28,778    20,467    39,523
  General and administrative..    1,056     5,983    15,724     9,518    24,396
  Product development.........      444     1,647     3,221     2,299     4,610
  Amortization of
   intangibles................      --        --        141       --      4,674
  Restructuring costs.........      --        --        --        --        923
                                -------  --------  --------  --------  --------
    Total expenses............    4,234    20,332    47,864    32,284    74,126
                                -------  --------  --------  --------  --------
    Total costs and expenses..    7,224    37,200   109,423    71,575   191,901
                                -------  --------  --------  --------  --------
    Operating loss............   (4,094)  (24,792)  (56,685)  (39,937)  (51,715)
Interest income...............       68       193     7,137     4,016    10,353
Interest expense..............     (107)     (699)  (16,894)   (9,136)  (30,518)
                                -------  --------  --------  --------  --------
    Net loss..................   (4,133)  (25,298)  (66,442)  (45,057)  (71,880)
Cumulative dividends and
 accretion on redeemable
 convertible preferred stock..      --     (1,413)   (2,014)   (2,014)      --
                                -------  --------  --------  --------  --------
    Net loss attributable to
     common stockholders......  $(4,133) $(26,711) $(68,456) $(47,071) $(71,880)
                                =======  ========  ========  ========  ========
Basic and diluted net loss per
 share........................  $ (0.27) $  (1.73) $  (0.55) $  (0.41) $  (0.44)
                                =======  ========  ========  ========  ========
Shares used in computing basic
 and diluted net loss per
 share .......................   15,312    15,428   125,148   113,584   164,854
                                =======  ========  ========  ========  ========


          See accompanying notes to consolidated financial statements.

                          EXODUS COMMUNICATIONS, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY
                                (in thousands)

                                                        Notes                                  Total
                           Common Stock   Additional  Receivable    Deferred               Stockholders'
                          ---------------  Paid-In       from        Stock     Accumulated   (Deficit)
                          Shares   Amount  Capital   Stockholders Compensation   Deficit      Equity
                          -------  ------ ---------- ------------ ------------ ----------- -------------
Balances as of December
31, 1995................   14,568   $ 15   $    186     $(195)      $   --      $  (1,146)   $ (1,140)
Issuance of common
stock...................    1,072      1         31       --            --            --           32
Issuance of common stock
in connection with stock
purchase plan and
exercise of stock
options.................      128    --           4        (3)          --            --            1
Repurchase of common
stock...................     (200)   --          (6)        6           --            --          --
Repayment of notes
receivable from
stockholders............      --     --         --          6           --            --            6
Net loss................      --     --         --        --            --         (4,133)     (4,133)
                          -------   ----   --------     -----       -------     ---------    --------
Balances as of December
31, 1996................   15,568     16        215      (186)          --         (5,279)     (5,234)
Issuance of common stock
in connection with
exercise of stock
options and warrants....    1,378      1        221       --            --            --          222
Repurchase of common
stock...................     (408)   --         (12)       12           --            --          --
Repayment of notes
receivable from
stockholders............      --     --         --         34           --            --           34
Deferred stock
compensation related to
stock option grants.....      --     --       3,482       --         (3,482)          --          --
Amortization of deferred
stock compensation......      --     --         --        --          1,089           --        1,089
Accrual of cumulative
dividends on Series C
and D redeemable
convertible preferred
stock...................      --     --        (750)      --            --            --         (750)
Accretion on Series C
and D redeemable
convertible
preferred stock.........      --     --        (663)      --            --            --         (663)
Net loss................      --     --         --        --            --        (25,298)    (25,298)
                          -------   ----   --------     -----       -------     ---------    --------
Balances as of December
31, 1997................   16,538     17      2,493      (140)       (2,393)      (30,577)    (30,600)
Issuance of common stock
in connection with
employee stock purchase
plan and exercise of
stock options and
warrants................    6,703      7      2,246       --            --            --        2,253
Issuance of common stock
in conjunction with
initial public offering,
net of offering costs of
$7,062..................   41,000     41     69,777       --            --            --       69,818
Issuance of common stock
to an officer for cash..      400    --         450       --            --            --          450
Issuance of common stock
and common stock
warrants................      --     --         786       --            --            --          786
Repayment of notes
receivable from
stockholders............      --     --         --        140           --            --          140
Conversion of redeemable
convertible preferred
stock into common
stock...................   95,898     96     43,341       --            --            --       43,437
Amortization of deferred
stock compensation......      --     --         --        --          1,313           --        1,313
Accrual of cumulative
dividends on Series C
and D redeemable
convertible preferred
stock...................      --     --        (462)      --            --            --         (462)
Accretion on Series C
and D redeemable
convertible
preferred stock.........      --     --      (1,552)      --            --            --       (1,552)
Net loss................      --     --         --        --            --        (66,442)    (66,442)
                          -------   ----   --------     -----       -------     ---------    --------
Balances as of December
31, 1998................  160,539    161    117,079       --         (1,080)      (97,019)     19,141
Issuance of common stock
in connection with
employee stock purchase
plan and exercise of
stock options and
warrants (unaudited)....    6,842      7     13,999       --            --            --       14,006
Issuance of common stock
and assumption of
options in connection
with the acquisition of
Cohesive Technology
Solutions, Inc..........    1,600      1     61,261       --            --            --       61,262
Amortization of deferred
stock compensation
(unaudited).............      --     --         --        --            539           --          539
Net loss (unaudited)....      --     --         --        --            --        (71,880)    (71,880)
                          -------   ----   --------     -----       -------     ---------    --------
Balances as of September
30, 1999 (unaudited)....  168,981   $169   $192,339     $ --        $  (541)    $(168,899)   $ 23,068
                          =======   ====   ========     =====       =======     =========    ========

         See accompanying notes to consolidated financial statements.

                          EXODUS COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                            Nine Months Ended
                                Year Ended December 31,       September 30,
                               ---------------------------  ------------------
                                1996      1997      1998      1998      1999
                               -------  --------  --------  --------  --------
                                                               (Unaudited)
Cash flows from operating
 activities:
 Net loss....................  $(4,133) $(25,298) $(66,442) $(45,057) $(71,880)
 Adjustments to reconcile net
  loss to net cash used for
  operating activities:
   Depreciation and
    amortization.............      461     3,429    12,997     8,568    28,045
   Loss on disposal of
    property and equipment...      --        --        464       248       --
   Noncash common stock and
    warrant expense..........      --        --        786       786       --
   Amortization of deferred
    stock compensation.......      --      1,089     1,313     1,081       539
   Amortization of debt
    issuance costs...........      --        --        846       274     1,063
   Interest accretion on
    restricted cash
    equivalents and
    investments..............      --        --     (1,088)     (580)   (1,068)
   Changes in operating
    assets and liabilities:
     Accounts receivable.....     (265)   (1,316)   (8,301)   (7,117)  (27,865)
     Prepaid expenses and
      other assets...........     (189)     (748)   (4,086)   (3,970)  (16,812)
     Accounts payable........      671     5,089     2,791     4,981    21,735
     Accrued expenses........      339     2,237     2,659     3,790     5,366
     Accrued interest
      payable................      --        --     11,563     5,750    (3,489)
                               -------  --------  --------  --------  --------
      Net cash used for
       operating activities..   (3,116)  (15,518)  (46,498)  (31,246)  (64,366)
                               -------  --------  --------  --------  --------
Cash flows from investing
 activities:
 Capital expenditures........   (3,499)  (22,489)  (44,564)  (26,523) (157,703)
 Proceeds from sale of
  property and equipment.....      --        --        245       --        --
 Businesses acquired, net of
  cash received..............      --        --     (5,654)      --    (70,398)
 Release of restricted cash
  and investments............      --        --        --        --     24,938
 Increase in restricted cash
  equivalents and
  investments................     (378)   (1,375)  (42,773)  (43,562)  (13,413)
 Other assets................      --        --        --        --    (15,405)
                               -------  --------  --------  --------  --------
      Net cash used for
       investing activities..   (3,877)  (23,864)  (92,746)  (70,085) (231,981)
                               -------  --------  --------  --------  --------
Cash flows from financing
 activities:
 Proceeds from issuance of
  redeemable convertible
  preferred stock and
  warrants...................    9,409    23,320     2,176     2,176       --
 Proceeds from issuance of
  common stock, net..........       32       222    72,521    71,353    14,006
 Proceeds from issuance of
  bridge financing
  convertible notes..........      --      3,975       --        --        --
 Repayment of notes
  receivable from
  stockholders...............        7        34       140        90       --
 Bank borrowings, net........     (100)    3,000    (3,000)   (3,000)      --
 Proceeds from sale-leaseback
  transactions...............      552       932     4,035     4,035       --
 Payments on capital leases
  obligations................     (154)     (720)   (2,999)   (1,689)   (6,176)
 Proceeds from equipment
  loans and line of credit
  facilities.................    1,296    16,480    18,611    18,611       --
 Repayment of equipment loans
  and line of credit
  facilities.................     (497)   (1,306)   (5,019)   (3,468)  (13,529)
 Proceeds from convertible
  subordinated notes, net....      --        --        --        --    242,124
 Proceeds from senior notes,
  net of discounts and
  offering costs.............      --        --    193,400   194,000    73,246
                               -------  --------  --------  --------  --------
      Net cash provided by
       financing activities..   10,545    45,937   279,865   282,108   309,671
                               -------  --------  --------  --------  --------
Net increase in cash and cash
 equivalents.................    3,552     6,555   140,621   180,777    13,324
Cash and cash equivalents at
 beginning of period.........      163     3,715    10,270    10,270   150,891
                               -------  --------  --------  --------  --------
Cash and cash equivalents at
 end of period...............  $ 3,715  $ 10,270  $150,891  $191,047  $164,215
                               =======  ========  ========  ========  ========
Supplemental disclosures of
 cash flow information:
 Cash paid--interest.........  $   --   $    699  $  4,917  $  2,921  $ 33,910
                               =======  ========  ========  ========  ========
Non cash investing and
 financing activities:
 Assets recorded under
  capital leases.............  $    27  $  2,700  $ 11,709  $  6,691  $ 34,538
                               =======  ========  ========  ========  ========
 Conversion of note payable
  to stockholder to preferred
  stock......................  $   200  $    --   $    --   $    --   $    --
                               =======  ========  ========  ========  ========
 Cumulative dividends and
  accretion on Series C and D
  redeemable convertible
  preferred stock............  $   --   $  1,413  $  2,014  $  2,014  $    --
                               =======  ========  ========  ========  ========
 Deferred compensation on
  grants of stock options....  $   --   $  3,482  $    --   $    --   $    --
                               =======  ========  ========  ========  ========
 Warrants issued for
  financing commitments......  $   --   $    730  $    --   $    --   $    --
                               =======  ========  ========  ========  ========
 Conversion of bridge
  financing convertible notes
  to redeemable convertible
  preferred stock............  $   --   $  3,975  $    --   $    --   $    --
                               =======  ========  ========  ========  ========
 Conversion of redeemable
  convertible preferred stock
  to common stock............  $   --   $    --   $ 43,437  $ 43,437  $    --
                               =======  ========  ========  ========  ========
 Issuance of common stock and
  assumption of options in
  connection with the
  acquisition of Cohesive
  Technology Solutions,
  Inc. ......................  $   --   $    --   $    --   $    --   $ 61,262
                               =======  ========  ========  ========  ========

          See accompanying notes to consolidated financial statements.

                          EXODUS COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


(1) Summary of the Company and Significant Accounting Policies

The Company

   Exodus Communications, Inc. ("Exodus" or "the Company") is a leading provider of Internet system and network management solutions and technology professional services for enterprises with mission-critical Internet operations.

   The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

   The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

   The Company's revenues consist of (i) monthly fees from customer use of Internet Data Center sites, network services, managed services, and professional services and use of equipment and software provided by the Company, (ii) revenues from sales of third-party equipment to customers and
(iii) fees for installation and certain professional services. Currently, substantially all of the Company's revenue is derived from services. Revenues (other than installation fees, equipment sales to customers and certain professional services) are generally billed and recognized ratably over the term of the contract, which is generally one year. Installation fees are typically recognized at the time the installation occurs, and equipment revenues are typically recognized when the equipment is delivered to the customer or placed into service at an Internet Data Center. The Company sells third-party equipment to its customers as an accommodation to facilitate their purchase of services. One-time professional service fees are typically recognized when services are rendered.

Cash Equivalents and Investments

   Cash equivalents consist of highly liquid investments with original maturities of 90 days or less. As of September 30, 1999 cash equivalents consisted principally of money market funds at three financial institutions.

   The Company classifies its investments as "held-to-maturity." As of September 30, 1999 such investments consisted of United States Treasury Notes and are recorded at amortized cost.

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


   The components of restricted cash equivalents and investments are as follows (in thousands):

                                                     December 31, September 30,
                                                         1998         1999
                                                     ------------ -------------
   United States treasury notes:
     Due within one year............................   $10,733       $29,528
     Due after one year through two years...........    20,594           --
   Money market funds...............................    11,049           --
   Cash collateral related to leases................     3,238         5,916
                                                       -------       -------
       Total restricted cash equivalents and
        investments.................................   $45,614       $35,444
                                                       =======       =======

   See Notes 4 and 6 for additional information regarding restricted cash equivalents and investments.

Financial Instruments and Concentration of Credit Risk

   The carrying value of the Company's financial instruments, including cash and cash equivalents, investments, accounts receivable, bank borrowings and debt approximates fair market value. Financial instruments that potentially expose the Company to a concentration of credit risk principally consist of cash and cash equivalents, investments and accounts receivable.

   The Company's customer base is primarily composed of businesses throughout the United States. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential losses.

Property and Equipment

   Property and equipment are stated at cost and depreciated on a straight-line basis over their respective estimated useful lives, which are generally three to five years. Equipment recorded under capital leases and leasehold improvements are amortized using the straight-line method over the shorter of the respective lease term or estimated useful life of the asset.

Software Development Costs

   The Company capitalizes software development costs incurred to develop certain of the Company's collaborative systems management services that are included in the Company's co-location services in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed. Costs are capitalized after technological feasibility is achieved; generally upon the development of a working model. To date, software development costs capitalizable under SFAS No. 86 have not been material.

Income Taxes

   The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be recovered.

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


Stock-Based Compensation

   The Company uses the intrinsic value-based method to account for all of its employee stock-based compensation plans. Expense associated with stock-based compensation is being amortized consistent with the method described in Financial Accounting Standards Board (FASB) Interpretation No. 28 over the vesting period of the individual options.

Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

   The Company evaluates its long-lived assets, including goodwill and certain identifiable intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets or intangibles may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Unaudited Interim Financial Statements

   The accompanying unaudited consolidated interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, the accompanying unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the Company's financial position as of September 30, 1999, and the results of its operations and its cash flows for the nine-month periods ended September 30, 1998 and 1999.

Goodwill and Other Intangible Assets

   Goodwill and other intangible assets are comprised primarily of amounts recorded in business acquisitions and are included in intangibles and other assets on the accompanying consolidated balance sheets. The goodwill and other intangible amounts related to the acquisitions are being amortized on a straight-line basis over periods generally ranging from 5 to 10 years (see Note
2).

                          EXODUS COMMUNICATIONS, INC.

       December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


Net Loss Per Share

   Basic and diluted net loss per share has been computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share does not include the effect of the following common equivalent shares as the effect of their inclusion is antidilutive during each period (in thousands):

                                                                   Nine Months
                                            Year Ended December       Ended
                                                    31,           September 30,
                                           ---------------------- -------------
                                            1996    1997    1998   1998   1999
                                           ------- ------- ------ ------ ------
   Shares issuable under stock options...    2,336  13,672 38,288 26,760 51,282
   Shares issuable pursuant to warrants
    to purchase common and redeemable
    convertible preferred stock..........    5,096  22,504  1,448  2,136    506
   Shares of redeemable convertible
    preferred stock on an "as if
    converted" basis.....................  124,296 272,936    --     --     --
   Shares of convertible subordinated
    notes on an "as if converted" basis..      --      --     --     --  21,892

Comprehensive Loss

   There are no differences between consolidated net loss and comprehensive loss for any period presented.

Reclassifications

   Certain prior period amounts have been reclassified to conform to the current period presentation.

(2) Business Combinations

   On October 2, 1998, the Company purchased substantially all of the assets, including customer agreements, and assumed certain liabilities of Arca Systems, Inc. ("Arca"), a wholly owned subsidiary of Cyberguard Corporation. Arca, which has been in business for more than ten years, is a provider of advanced network and system security consulting services and designs and develops security technology solutions for complex and sensitive information systems. Arca operates as a wholly owned subsidiary of the Company. Total consideration paid, including direct acquisition costs, aggregated approximately $5,800,000. The acquisition was accounted for as a purchase and the results of Arca have been included from the acquisition date. The excess of the purchase price over the fair value of tangible net assets acquired amounted to approximately $5,000,000 and was attributed primarily to workforce in place ($2,500,000) and goodwill ($2,400,000). These amounts are generally being amortized on a straight-line basis over 10 years.

   On February 1, 1999, the Company purchased all of the capital stock of American Information Systems, Inc ("AIS"). AIS provides co-location services as well as professional services. Total consideration paid, including direct acquisition costs, aggregated approximately $20,500,000. The acquisition was accounted for as a purchase with the results of AIS included from the acquisition date. The excess of the purchase price over the fair value of tangible net assets acquired amounted to approximately $18,700,000 and was attributed primarily to goodwill ($15,000,000), customer lists ($3,200,000) and assembled workforce ($500,000). These amounts are being amortized on a straight-line basis over periods ranging from 5 to 7 years.

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


   On July 27, 1999, the Company completed its acquisition of Cohesive Technology Solutions, Inc. ("Cohesive"). Cohesive offers a variety of services including network design and development, Internet-based and application development and information technology strategy and project management. Pursuant to the terms of the Agreement and Plan of Reorganization, each share of Cohesive common stock was converted into the right to receive 0.10488 shares of Exodus common stock and $1.338 in cash; each share of Cohesive Series A Preferred Stock was converted into the right to receive $122.337 in cash; each share of Cohesive Series B Preferred Stock was converted into the right to receive $115.965 in cash; each share of Cohesive Series C Preferred Stock was converted into the right to receive $5.00 in cash; and each share of Cohesive Series D Preferred stock, which automatically converted into Cohesive common stock immediately prior to the merger, was converted into the right to receive
0.10488 shares of Exodus common stock and approximately $6.655 in cash. In addition, the Company assumed each issued and outstanding option to purchase shares of Cohesive common stock which was converted into an option to purchase Exodus common stock using an exchange ratio of 0.14604.

   Pursuant to the exchange ratios applied in the acquisition, the Company issued 1,600,796 shares of Exodus common stock and paid approximately $50,000,000 in cash and assumed options to purchase a total of 408,712 shares of Exodus common stock for a total purchase price of approximately $112,000,000. Of the cash consideration, $10,000,000 was deposited in an escrow account to secure and collateralize the indemnification obligations of Cohesive stockholders to Exodus and certain affiliates of Exodus. The acquisition was accounted for as a purchase with the results of Cohesive included from the acquisition date. The excess of the purchase price over the fair value of tangible net assets acquired amounted to approximately $107,900,000 and was attributed primarily to goodwill ($69,300,000), customer lists ($32,300,000) and workforce in place ($6,300,000). These amounts are being amortized on a straight-line basis over periods ranging from 5 to 8 years.

   The following summary, prepared on an unaudited pro forma basis, combines the Company's consolidated results of operations with Arca's, AIS', and Cohesive's results of operations, as if Arca, AIS, and Cohesive had been consummated as of January 1, 1997 (in thousands, except per share data):

                                  Year Ended        Nine Months   Nine Months
                                 December 31,          Ended         Ended
                               ------------------  September 30, September 30,
                                 1997      1998        1998          1999
                               --------  --------  ------------- -------------
   Revenues................... $ 41,004  $103,767    $ 69,208      $169,377
   Net loss attributable to
    common stockholders....... $(24,009) $(86,148)   $(62,557)     $(81,719)
   Basic and diluted net loss
    per share................. $  (1.41) $  (0.68)   $  (0.54)     $  (0.49)
   Shares used in pro forma
    per share calculation.....   17,028   126,748     115,184       166,068

   The pro forma results are not necessarily indicative of what would have occurred if the acquisitions had been in effect for the periods presented. In addition, they are not intended to be a projection of future results and do not reflect any synergies that might be achieved from combined operations.

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


(3) Financial Statement Components

Property and Equipment

   Property and equipment consisted of the following (in thousands):

                                                  December 31,
                                                 --------------- September 30,
                                                  1997    1998       1999
                                                 ------- ------- -------------
   Data centers and related equipment........... $16,316 $43,959   $150,239
   Furniture, fixtures, computer equipment and
    other.......................................  12,815  32,887     90,319
   Construction in progress.....................     --    8,497     40,576
                                                 ------- -------   --------
                                                  29,131  85,343    281,134
   Less accumulated depreciation and
    amortization................................   3,961  17,037     39,954
                                                 ------- -------   --------
                                                 $25,170 $68,306   $241,180
                                                 ======= =======   ========

   Computer equipment and certain data center infrastructure are recorded under capital leases that aggregated $4,492,000, $20,236,000, and $54,774,000 as of December 31, 1997 and 1998, and September 30, 1999, respectively. Accumulated amortization on the assets recorded under capital leases aggregated $722,000, $4,426,000, and $12,260,000 as of December 31, 1997 and 1998, and September 30,
1999, respectively.

Accrued Expenses

   Accrued expenses consisted of the following (in thousands):

                                                     December 31,
                                                     ------------- September 30,
                                                      1997   1998      1999
                                                     ------ ------ -------------
   Accrued payroll and related expenses............. $1,183 $2,956    $ 8,940
   Other............................................  1,836  3,815     10,817
                                                     ------ ------    -------
                                                     $3,019 $6,771    $19,757
                                                     ====== ======    =======

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


(4) Bank Borrowings and Debt

   A summary of equipment loans and line of credit facilities follows (in thousands):

                                                   December 31,
                                                  --------------- September 30,
                                                   1997    1998       1999
                                                  ------- ------- -------------
   $1,800,000 equipment line of credit facility;
    effective interest rate of 16.4%; principal
    and interest due April 2000 through
    September 2000; collateralized by
    equipment...................................  $ 1,393 $   981    $  583
   $3,000,000 equipment line of credit
    facility--April 1997; effective interest
    rate of 12.9%; principal and interest due
    monthly through July 2001; collateralized by
    equipment...................................    2,756   2,080     1,448
   $6,500,000 equipment line of credit facility;
    effective interest rate of 15.9%; principal
    and interest due monthly through July 2001;
    collateralized by equipment.................    6,312   4,842     3,523
   $3,000,000 equipment line of credit
    facility--August 1997; effective interest
    rate of 16.2%; principal and interest due
    monthly through May 2001; collateralized by
    equipment...................................    2,787   2,192     1,617
   $5,000,000 equipment line of credit facility;
    effective interest rate of 16.2%; principal
    and interest due monthly through September
    2001; collateralized by equipment...........    3,044   3,084     2,322
   $10,000,000 equipment line of credit
    facility; effective interest rate of 13.8%;
    principal and interest due monthly through
    August 2002; collateralized by equipment....      --    8,883     7,329
   $8,000,000 line of credit facility; interest
    rate of 12.8%; principal and interest due
    March 1999; collateralized by all of the
    Company's assets............................      --    8,000       --
   Other........................................      178     --        500
                                                  ------- -------    ------
                                                   16,470  30,062    17,322
   Less current portion.........................    3,777  14,367     7,722
                                                  ------- -------    ------
   Equipment loans and line of credit
    facilities, less current portion............  $12,693 $15,695    $9,600
                                                  ======= =======    ======

   As of December 31, 1998, aggregate maturities for outstanding equipment loans and line of credit facilities, for fiscal 1999, 2000, 2001 and 2002 were $14,367,000, $7,342,000, $5,943,000 and $2,410,000, respectively.

   On July 1, 1998, the Company issued $200,000,000 of 11 1/4% Senior Notes ("Original Senior Notes") due 2008 for aggregate net proceeds of approximately $193,400,000 (net of discounts to the initial purchasers and offering expenses). Interest is payable semi annually on January 1 and July 1 of each year commencing January 1, 1999. As of December 31, 1998 restricted cash equivalents and investments include approximately $42,400,000 deposited with an escrow agent that will be used to pay the first four semiannual interest payments when due. Interest payments of $11,250,000 were made in January and July 1999. Subject to significant exceptions, the Original Senior Notes Indenture restricts, among other things, the Company's ability to incur additional indebtedness and the use of proceeds therefrom, pay dividends, make certain other restricted payments, incur certain liens to secure indebtedness or engage in merger transactions.

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


   On March 3, 1999, the Company issued $250,000,000 of 5% Convertible Subordinated Notes due March 15, 2006 (the "Convertible Notes") for aggregate net proceeds of approximately $242,100,000 (net of offering expenses). Proceeds from the sale of the Convertible Notes may be used only for limited purposes. Proceeds in the amount of $48,500,000 may be used for general corporate purposes. The remaining $193,600,000 may be used only to finance the purchase of assets or other businesses to be used in the Company's business.

   The Convertible Notes are convertible into the Company's common stock at a conversion rate of 87.5704 shares per $1,000 principal amount of Convertible Notes, subject to adjustment in certain events and at each holder's option. The Convertible Notes will not be subject to redemption prior to March 20, 2001, and generally will be redeemable on or after that date at the option of the Company, at the redemption prices set forth in the indenture to the Convertible Notes ("Convertible Notes Indenture"), subject to certain provisions. In the event of a Change in Control (as defined in the Convertible Notes Indenture), each holder of the Convertible Notes has the right, subject to certain conditions and restrictions, to require the Company to repurchase all or any part of the holder's Convertible Notes at a repurchase price of 100% of the principal amount, plus accrued interest of the Convertible Notes being repurchased. Interest on the Convertible Notes is payable on March 15 and September 15 of each year, commencing on September 15, 1999. Accordingly, the Company made its first interest payment in the amount of approximately $6,700,000 on September 15, 1999. The Convertible Notes are unsecured obligations of the Company and are subordinated to all existing and future Senior Indebtedness (as defined in the Convertible Notes Indenture) and effectively subordinated to all indebtedness and other liabilities of the Company's subsidiaries.

   On June 22, 1999, the Company issued an additional $75,000,000 of Senior Notes due 2008 ("Additional Senior Notes") at 100.50% plus accrued interest, if any, from June 22, 1999, for aggregate net proceeds of approximately $73,200,000 (net of offering expenses). The Company issued the Additional Senior Notes under the Indenture dated July 1, 1998 under which it previously issued the Original Senior Notes discussed above. The Additional Senior Notes will be subject to substantially the same terms and conditions as the Original Senior Notes. Interest is payable semi-annually on January 1 and July 1 of each year commencing July 1, 1999. Concurrent with the closing of the offering, the Company deposited approximately $8,400,000 with an escrow agent that would be sufficient to pay when due the first three interest payments. An interest payment of approximately $211,000 was made on July 1, 1999 representing interest from June 22, 1999 to July 1, 1999.

   On July 22, 1999, the Company amended its revolving line of credit agreement with a financial institution, increasing the total commitment amount from $7,000,000 to $10,000,000. Pursuant to the terms of the new amendment, the line of credit can be used for working capital requirements, foreign exchange forward contracts, and letters of credit. The amount available for working capital borrowings is limited to $4,000,000. In addition, total foreign exchange contracts at any one time cannot exceed ten times the amount of the foreign exchange sublimit, which is a maximum of $1,000,000. The line of credit will expire in July 2000 and is subject to certain covenants.

(5) Redeemable Convertible Preferred Stock and Stockholders' (Deficit) Equity

Redeemable Convertible Preferred Stock and Warrants

   In February and March 1996, the Company issued 7,798,483 shares of Series A redeemable convertible preferred stock at $0.413 per share. In October 1996, the Company issued 7,738,095 shares of Series B redeemable convertible preferred stock at $0.84 per share. In March and June 1997, the Company received a

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)

total of approximately $3,975,000 in cash in exchange for bridge financing convertible promissory notes. In June 1997, the Company issued 15,789,868 shares of Series C redeemable convertible preferred stock for $1.362 per share in exchange for approximately $17,500,000 in cash and the conversion of the bridge financing notes. In December 1997, the Company issued 2,631,579 shares of Series D redeemable convertible preferred stock at $2.85 per share for aggregate cash proceeds of $7,500,000.

   In 1996, in connection with various financing arrangements, the Company issued warrants to purchase an aggregate of 137,256 shares of the Company's common stock at prices ranging from $0.30 to $0.34 per share. Also in 1996, in connection with various lease agreements and other matters, the Company issued warrants to purchase 329,167 shares of the Company's Series B1 redeemable convertible preferred stock at $0.84 per share.

   In March and June 1997, in connection with the bridge financing convertible promissory notes discussed above, the Company issued warrants to purchase 198,697 shares of the Company's Series B redeemable convertible preferred stock at $0.84 per share. In April 1997, in connection with the $3,000,000 equipment line of credit, the Company issued warrants to purchase 196,429 shares of the Company's Series B1 redeemable convertible preferred stock at $0.84 per share. In June 1997, in connection with the issuance of the Company's Series C redeemable convertible preferred stock, the Company issued warrants to purchase 1,579,011 shares of the Company's Series C redeemable convertible preferred stock at $1.362 per share. In August and September 1997, in connection with the $3,000,000 and the $6,500,000 equipment lines of credit, the Company issued warrants to purchase a total of 271,598 shares of the Company's Series C1 redeemable convertible preferred stock at $1.362 per share. In December 1997, in connection with the $8,000,000 line of credit facility and the $5,000,000 equipment line of credit, the Company issued warrants to purchase 247,826 and 125,000 shares, respectively, of the Company's Series D1 redeemable convertible preferred stock at $2.85 per share.

   In March 1998, in connection with a strategic alliance, the Company issued warrants to purchase an aggregate of 480,000 shares of the Company's common stock at a price of $1.88 per share.

   The fair value of all warrant issuances, calculated using the Black-Scholes option pricing model, with the following assumptions: dividends--none; expected life--contractual term; risk-free interest rates of 5.7% to 6.7%; volatility-- 60%, was not material except as follows:

  . The 1,579,011 warrants issued in connection with the sale of the Series C redeemable convertible preferred stock for which the fair value was determined to be $1,200,000. This amount was recorded as a reduction in the carrying value of the Series C redeemable convertible preferred stock and recorded as the carrying value of the Series C warrants.

  . The 247,826 and 125,000 warrants issued in connection with the $8,000,000 line of credit facility and $5,000,000 equipment line of credit, respectively, for which the values were determined to be $530,000 and $200,000, respectively. These amounts are being amortized on a straight-line basis through the commitment periods of the credit facilities.

  . The 480,000 warrants issued in connection with the strategic alliance for which the value was determined to be $525,000. This amount was recorded as marketing and sales expense in the accompanying consolidated statement of operations for the year ended December 31, 1998.

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


   Redeemable convertible preferred stock and related warrants issued and outstanding as of December 31, 1997 was as follows:

                                 Redeemable convertible
                                     preferred stock            Warrants
                                 ----------------------- ----------------------
                        Shares   Issued and   Carrying   Issued and   Carrying
   Series             Designated Outstanding    Value    Outstanding   Value
   ------             ---------- ----------- ----------- ----------- ----------
   A.................  7,798,483  7,798,483  $ 3,168,000        --   $      --
   A1................  7,798,483        --           --         --          --
   B.................  8,600,000  7,775,930    6,473,000    160,862         --
   B1................  8,600,000     65,524       55,000    466,072         --
   C................. 17,850,000 15,845,855   20,333,000  1,523,024   1,242,000
   C1................ 17,850,000        --           --     271,598         --
   D.................  3,231,579  2,631,579    7,246,000        --          --
   D1................  3,231,579        --           --     372,826     730,000
                      ---------- ----------  -----------  ---------  ----------
                      74,960,124 34,117,371  $37,275,000  2,794,382  $1,972,000
                      ========== ==========  ===========  =========  ==========

   As of December 31, 1997 and 1998, the Company has 149,304 and 1,448,680 warrants to purchase common stock outstanding, respectively.

Initial Public Offering

   On March 24, 1998, the Company completed its initial public offering ("IPO") of 41,000,000 shares of its common stock. Net proceeds to the Company, after deducting underwriting discounts and commissions and offering expenses, aggregated approximately $69,800,000. At the closing of the IPO, all redeemable convertible preferred stock was converted to common stock and all warrants to purchase redeemable convertible preferred stock were converted to warrants to purchase common stock on a one-for-three basis. In connection with the IPO, certain warrant holders exercised their warrants to purchase redeemable convertible preferred stock (which converted into common stock), which resulted in additional proceeds of $1,842,000.

Stock Purchase and Stock Option Plans

   During 1995, the Company adopted a Stock Purchase Plan under which 2,933,336 shares of common stock were authorized. Awards totaling 858,944 shares of common stock were granted to individuals through 1996, at a price of $0.03 per share, the estimated fair market value of the shares on the date of the award. No awards were granted during the years ended December 31, 1997 and 1998. Generally, the shares are subject to a 50-month vesting period. As of December 31, 1998, 34,408 shares remained unvested. Unvested shares are subject to repurchase, at the Company's option, at the original purchase price upon a participant's termination. Of the shares granted, 370,408 had been repurchased by the Company as of December 31, 1998.

   In January 1998, the Company adopted the 1998 Employee Stock Purchase Plan (the "Purchase Plan") and reserved a total of 4,800,000 shares of the Company's common stock for issuance thereunder. The Purchase Plan permits eligible employees to purchase common stock through payroll deductions at a purchase price of 85% of the lower of the fair market value of the common stock on the first day of the offering period or on the last day of the purchase period. During 1998, 436,528 shares were issued under the Purchase Plan at a weighted-average purchase price of $1.67 per share.

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


   In January 1997, the Company adopted the 1997 Equity Incentive Plan (the "1997 Plan"), which served as the successor to the Company's 1995 Stock Option Plan (the "1995 Plan"). Options granted under the 1995 Plan before its termination continue to remain outstanding in accordance with their terms, but no further options may be granted under the 1995 Plan. Options granted under the 1995 Plan were granted with exercise prices not less than fair market value at the date of grant as determined by the Board of Directors, generally vested 12% after 6 months from the date of grant and 2% per month thereafter, and generally are exercisable for a term of 10 years after the date of grant. Under the 1997 Plan, the Company reserved 17,600,000 shares of its common stock for issuance to employees and consultants to be granted as either incentive or nonqualified stock options. Options granted under the 1997 Plan generally vest 12% after 6 months from the date of grant and 2% per month thereafter and are generally exercisable for a term of 10 years after the date of grant.

   In January 1998, the Company adopted the 1998 Equity Incentive Plan (the "1998 Plan"). On the effective date of the Company's IPO, the 1998 Plan became effective as the successor to the 1997 Plan. The Company has reserved 12,000,000 shares of common stock for issuance under the 1998 Plan in addition to the shares that remain from the 1997 Plan. The 1998 Plan permits the grant of either incentive or nonqualified stock options. Options granted under the 1998 Plan will have a maximum term of 10 years and generally will vest over 50 months. The 1998 Plan will terminate in January 2008.

   On June 2, 1999, the Company's stockholders approved an amendment to the Company's 1998 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance thereunder by 8,000,000 shares, from 12,000,000 shares to 20,000,000 shares.

   In January 1998, the Company adopted the 1998 Directors Stock Option Plan (the "Directors Plan") and reserved a total of 1,600,000 shares of the Company's common stock for issuance thereunder. Each nonemployee director who is or becomes a member of the Board of Directors on or after the effective date of the Company's IPO, with certain limited exceptions, will initially be granted an option for 40,000 shares of the Company's common stock and, thereafter, an option to purchase an additional 10,000 shares of the Company's common stock annually. Initial options granted under the Directors Plan will vest as to 33 1/3% of the shares on each annual anniversary of the date of grant. Annual grants will vest 25% on each annual anniversary of the date of grant. The exercise price of the options granted under the Directors Plan will be at the fair market value of the Company's common stock on the date of grant.

   In January 1998, the Company granted stock options to purchase 2,666,672 shares of common stock to an officer of the Company, of which half have an exercise price of $1.13 per share and vest 100% after 3 years and half have an exercise price of $2.25 per share and vest 100% after 5 years. The stock options accelerate and become fully vested if the Company is acquired or sells all or substantially all of its assets.

   In March 1998, the Company granted a stock option to an officer of the Company to purchase 5,775,848 shares of common stock with an exercise price of $1.13 per share (fair market value on the date of grant) that vests as to 12% of such shares in September 1998 and vests as to an additional 2% per month thereafter.

   In January 1999, the Company adopted the 1999 Stock Option Plan ("the 1999 Plan"). Under the 1999 Plan, the Company has reserved 16,000,000 shares of common stock for issuance to employees, and consultants, and to be used for acquisitions, to be granted as nonqualified stock options. Options granted under the 1999 Plan generally will vest over 50 months and are generally exercisable for a term of 10 years from the date of grant.

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


Fair Value Disclosures

   The Company uses the intrinsic value method in accounting for its employee stock-based compensation plans. Accordingly, no compensation cost has been recognized for any of its stock options because the exercise price of each option equaled or exceeded the fair value of the underlying common stock as of the grant date for each stock option, except for stock options granted by the Company from March 1997 through December 1997. With respect to the stock options granted by the Company from March to December 1997, the Company recorded deferred stock compensation of $3,482,000 for the difference at the grant date between the exercise price and the fair value of the common stock underlying the options. This amount is being amortized consistent with the method described in FASB Interpretation No. 28 over the vesting period of the individual options, generally 50 months. Had compensation cost been determined in accordance with SFAS No. 123 for all of the Company's stock-based compensation plans, net loss attributable to common stockholders and net loss per share would have been changed to the amounts indicated below (in thousands, except per share data):

                                                    Year Ended December 31,
                                                   ---------------------------
                                                    1996      1997      1998
                                                   -------  --------  --------
   Net loss applicable to common stockholders:
     As reported.................................. $(4,133) $(26,711) $(68,456)
     Pro forma.................................... $(4,133) $(26,711) $(76,134)
   Basic and diluted net loss per share:
     As reported.................................. $ (0.27) $  (1.73) $  (0.55)
     Pro forma.................................... $ (0.27) $  (1.73) $  (0.61)

   The fair value of each stock option is estimated on the date of grant using the minimum value method prior to the IPO and the Black-Scholes option pricing model after the IPO, with no expected dividends and the following weighted-average assumptions:

                                                    Year Ended December 31,
                                                --------------------------------
                                                   1996       1997       1998
                                                ---------- ---------- ----------
   Expected life............................... 2.55 years 2.59 years 3.09 years
   Risk-free interest rate.....................    6.28%      5.81%      4.98%
   Volatility..................................     --         --       80.00%

   The fair value of purchase rights granted under the Purchase Plan is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for grants in 1998: no expected dividends, expected volatility of 80%, risk-free interest rate of 5.26%, and expected life of 1.33 years. The weighted-average fair value of purchase rights granted under the Purchase Plan during 1998 was $1.25 per share.

                          EXODUS COMMUNICATIONS, INC.

       December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


   A summary of the Company's stock option plans is as follows:

                                             Year Ended December 31,
                          ----------------------------------------------------------------
                                 1996                  1997                  1998
                          -------------------- --------------------- ---------------------
                                     Weighted-             Weighted-             Weighted-
                                      Average               Average               Average
                                     Exercise              Exercise              Exercise
                           Shares      Price     Shares      Price     Shares      Price
                          ---------  --------- ----------  --------- ----------  ---------
Outstanding at beginning
 of year................  1,000,664    $0.03    2,336,264    $0.03   13,674,288    $0.10
Granted.................  1,797,872     0.04   12,894,400     0.11   31,288,808     2.86
Forfeited...............   (422,800)    0.03     (846,880)    0.08   (2,311,752)    1.03
Exercised...............    (39,472)    0.03     (709,496)    0.04   (4,367,032)    0.33
                          ---------            ----------            ----------
Outstanding at end of
 year...................  2,336,264     0.03   13,674,288     0.10   38,284,312     2.27
                          ---------            ----------            ----------
Exercisable at end of
 year...................    645,336     0.03    1,791,600     0.06    3,076,720     0.61
                          =========            ==========            ==========
Weighted average fair
 value of options
 granted during the year
 at market..............  1,797,872     0.01    2,666,136     0.01   28,560,800     1.57
Weighted average fair
 value of options
 granted during the year
 at less than market....        --       --    10,228,264     0.29       61,336     4.24
Weighted average fair
 value of options
 granted during the year
 at greater than
 market.................        --       --           --       --     2,666,672     0.53

   The following table summarizes information about stock options outstanding as of December 31, 1998:

                                        Outstanding                Exercisable
                              -------------------------------- -------------------
                                          Weighted-
                                           Average   Weighted-           Weighted-
                                          Remaining   Average             Average
                              Number of  Contractual Exercise  Number of Exercise
   Range of Exercise Prices     Shares      Life       Price    Shares     Price
   ------------------------   ---------- ----------- --------- --------- ---------
   $0.03 to 0.10               8,484,288 8.47 years    $0.07   1,992,688   $0.06
   $0.47 to 1.13...........    9,360,616  9.13          1.04     826,136    0.91
   $1.88 to 3.03...........    9,929,680  9.64          2.67      82,544    2.48
   $3.84 to 5.00...........   10,509,728  9.84          4.75     175,352    4.50
                              ----------                       ---------
                              38,284,312  9.31          2.27   3,076,720    0.61
                              ==========                       =========

Stockholder Rights Plan

   In January 1999, the Company adopted a Stockholder Rights Plan ("the Rights Plan"). The Rights Plan is designed to protect the long-term value of the Company for its stockholders during any future unsolicited acquisition attempt. In connection with the Rights Plan, the Company declared a dividend of one preferred share purchase right for each share of the Company's common stock outstanding on February 11, 1999 ("Record Date") and further directed the issuance of one such right with respect to each share of the Company's common stock that is issued after the Record Date, except in certain circumstances.

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


   On June 2, 1999, stockholders approved an amendment to the Company's Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock issuable by the Company from 100,000,000 to 300,000,000.

Stock Splits

   On April 12, 1999 and August 12, 1999, the Company completed two-for-one stock splits accomplished in the form of stock dividends. Share and per share amounts in the accompanying consolidated financial statements reflect both two-for-one stock splits retroactively.

(6)Commitments and Contingencies

Leases

   The Company has entered into a number of operating leases for its facilities. The leases expire from 1999 through 2010. As of December 31, 1998, the Company had collateralized letters of credit aggregating $3,238,000 for these leases. The related funds are included in restricted cash equivalents and investments on the accompanying consolidated balance sheet. The Company also leases certain data center infrastructure and equipment under capital leases. Certain of these capital leases were entered into as sales-leaseback transactions. No gain or loss was recorded in any such transaction due to the short holding period from the time the assets were purchased until the time of the sale-leaseback. Future minimum lease payments as of December 31, 1998 are as follows (in thousands):

                                                               Capital Operating
     Year Ending December 31,                                  Leases   Leases
     ------------------------                                  ------- ---------
     1999....................................................  $ 6,354  $ 9,065
     2000....................................................    6,604    9,726
     2001....................................................    5,920    9,803
     2002....................................................      676    9,325
     2003....................................................      --     9,176
     Thereafter..............................................      --    43,994
                                                               -------  -------
     Total minimum lease payments............................   19,554  $91,089
                                                                        =======
     Less amount representing imputed interest...............    3,013
                                                               -------
     Present value of minimum lease payments.................   16,541
     Less current portion....................................    5,140
                                                               -------
     Capital lease obligations, less current portion.........  $11,401
                                                               =======

   The Company's rent expense was $248,000, $1,764,000, $5,554,000, $3,376,000 and $11,007,000 for the years ended December 31, 1996, 1997 and 1998, and the nine months ended September 30, 1998 and 1999, respectively.

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


Telecommunications Agreements

   In September 1997, the Company entered into an agreement to obtain telecommunications services for a period of 60 months with a minimum commitment of $230,000 per month. In January 1999, this original agreement was replaced with a new agreement for a period of 60 months with a minimum commitment of $1,000,000 per month.

   In July 1998, the Company entered into an agreement to obtain telecommunications services for a period of 36 months with a minimum commitment of approximately $500,000 per month.

   In August 1999 the Company entered into capacity purchase agreements. The agreements provide for a total potential outlay of approximately $105,000,000 for fiber capacity and related maintenance covering approximately 25 years.

Royalty Agreement

   In April 1997, the Company entered into an agreement with a software company under which the Company licensed certain software for a royalty based on 1% of the Company's gross revenues. Royalty expenses related to this agreement have not been significant to date.

   In March 1999, this agreement was replaced with a new agreement that obligates the Company to make certain future payments for the use of the software license. These payments are not expected to have a material effect on the consolidated financial statements.

Contingencies

   The Company is engaged in certain legal actions arising in the ordinary course of business. The Company believes that it has adequate legal defenses and that the ultimate outcome of these actions will not have a material effect on the Company's financial position and results of operations.

(7) Income Taxes

   The following table reconciles the expected corporate federal income tax expense (benefit) (computed by multiplying the Company's loss before taxes by 34%) to the Company's actual income tax expense (benefit) (in thousands):

                                                    Year Ended December 31,
                                                    --------------------------
                                                     1996     1997      1998
                                                    -------  -------  --------
   Expected income tax benefit..................... $(1,405) $(8,602) $(22,591)
   Permanent differences...........................       2       15        81
   Net operating loss not benefited................   1,403    8,587    22,510
                                                    -------  -------  --------
   Actual income tax expense (benefit)............. $   --   $   --   $    --
                                                    =======  =======  ========

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)


   The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities as of December 31, 1997 and 1998, are as follows (in thousands):

                                                               1997      1998
                                                             --------  --------
   Deferred tax assets:
     Net operating loss carryforwards....................... $ 10,941  $ 34,807
     Difference between book and tax depreciation...........      --      2,284
     Reserves and accruals..................................      195     1,234
     Research and experimentation credit carryforwards......      113       548
     Deferred compensation..................................      437       957
     Other..................................................       41         6
                                                             --------  --------
       Total gross deferred tax assets......................   11,727    39,836
     Less valuation allowance...............................  (11,708)  (39,836)
                                                             --------  --------
                                                                   19       --
   Deferred tax liabilities:
     Difference between book and tax depreciation...........      (19)      --
                                                             --------  --------
       Net deferred tax assets.............................. $    --   $    --
                                                             ========  ========

   As of December 31, 1998, the Company has a net operating loss carryforward for federal and California purposes of $94,087,000 and $48,316,000, respectively. The difference between the federal and California net operating loss carryforward is due to the 50% limitation of net operating loss carryforwards for California purposes. The federal net operating loss carryforward will expire from 2011 through 2018. The California net operating loss carryforward will expire from 2001 through 2003.

   Gross deferred tax assets as of December 31, 1998 include approximately $3,430,000 relating to the exercise of stock options, which will be credited to equity when realized.

   The net change in the valuation allowance was an increase of $9,654,000 and $28,128,000 for the years ended December 31, 1997 and 1998, respectively.

   Federal and California tax laws impose significant restrictions on the utilization of net operating loss carryforwards in the event of a shift in the ownership of the Company, which constitutes an "ownership change" as defined by Internal Revenue Code, Section 382. The Company has not determined if an ownership change, as defined, has occurred. The Company plans to compute exact limitations upon realization of taxable earnings and associated utilization of the net operating loss carryforwards.

(8) Segment Information

   The Company operates a number of Internet Data Centers throughout the United States and one in Europe. The Company establishes these Internet Data Centers using a consistent investment and operating model. As a result, the expected long term economic characteristics and financial performance are similar. In particular, each data center provides the same Internet related services to a similar type of customer who may locate its servers in multiple Internet Data Centers. As a result, the Company believes these Internet Data Centers represent one reportable segment under the aggregation criteria of Statement of Financial Accounting Standards

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)

("SFAS") No. 131, "Disclosures About Segments of an Enterprise and Related Information." Internet Data Center operations primarily include services such as server infrastructure support, Internet connectivity, and managed services.

   With the acquisition of Cohesive on July 27, 1999, Management began reviewing financial information and business performance and allocating resources based on both Internet Data Center operations and by professional services, given Cohesive's expertise in networking, Internet-based applications and technology solutions. As a result, the Company identified professional services as an additional reportable segment. Professional services primarily include services such as network design and development, Internet-based and application development, and information technology strategy.

   Financial information for the Company's reportable segments is presented below:

                                                            Nine Months Ended
                                Year Ended December 31,       September 30,
                               ---------------------------  ------------------
                                1996      1997      1998      1998      1999
                               -------  --------  --------  --------  --------
   Revenues:
     Internet Data Centers.... $ 3,130  $ 12,408  $ 52,256  $ 31,423  $119,082
                               -------  --------  --------  --------  --------
     Professional services....     --        --        482       215    21,104
                               -------  --------  --------  --------  --------
       Total revenues......... $ 3,130  $ 12,408  $ 52,738  $ 31,638  $140,186
                               =======  ========  ========  ========  ========
   Operating profit (loss):
     Internet Data Centers....       *  $ (1,243) $   (604) $ (2,859) $ 28,783
     Professional services....       *       --       (351)       17     1,880
     Corporate areas..........       *   (23,549)  (55,730)  (37,095)  (82,378)
                               -------  --------  --------  --------  --------
       Total operating loss... $(4,094) $(24,792) $(56,685) $(39,937) $(51,715)
                               =======  ========  ========  ========  ========

                                                    December 31,
                                                  ---------------- September 30,
                                                   1997     1998       1999
                                                  ------- -------- -------------
   Total assets:
     Internet Data Centers.......................       * $ 52,459   $196,404
     Professional services.......................       *      212      3,011
     Corporate assets............................       *  240,615    471,981
                                                  ------- --------   --------
       Total assets.............................. $40,973 $293,286   $671,396
                                                  ======= ========   ========

--------
*  Information is not available.

(9) Subsequent Events

   On November 23, 1999, the Company closed a merger with Service Metrics, Inc. ("SMI") pursuant to which Service Metrics became its wholly owned subsidiary. SMI, which was incorporated in May 1998, is a leading provider of Internet monitoring applications and services that measure the consistency, availability and performance of web sites. SMI is based in Boulder, Colorado and has 79 employees as of November 1999.

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1996, 1997 and 1998 and September 30, 1998 and 1999
      (Information as of September 30, 1999 and for the nine months ended
                   September 30, 1998 and 1999 is unaudited)

   In connection with the merger, the former shareholders and option holders of SMI common stock received shares and options of Exodus Common Stock at the rate of approximately 0.252 shares of Exodus common stock for each share of SMI common stock. The Company issued a total of approximately 6,200,000 shares of Exodus Common Stock in exchange for all outstanding shares of SMI common stock and reserved approximately 760,000 shares of Exodus Common Stock for issuance upon the exercise of SMI options the Company assumed pursuant to the merger agreement.

   SMI's revenues for the period ended December 31, 1998 and the nine months ended 1998 are not considered material. SMI's revenues for the nine months ended 1999 were approximately $568,000. SMI's net losses for the period ended December 31, 1998 and the nine months ended September 30, 1998 and 1999 were approximately $874,000, $335,000, and $5,496,000, respectively.

   In November 1999, the Company agreed to acquire Global Online Japan Co., Ltd., an Internet solutions provider based in Tokyo. The transaction is expected to close by the end of December 1999 and will be accounted for as a purchase.

(10) Stock Split

   On December 14, 1999, the Company completed a two-for-one stock split accomplished in the form of a stock dividend. Share and per share amounts in the accompanying consolidated financial statements reflect this two-for-one stock split retroactively.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors of
Cohesive Technology Solutions, Inc.:

   We have audited the accompanying consolidated balance sheets of Cohesive Technology Solutions, Inc. (formerly Cohesive Network Systems, Inc.) and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Cohesive Technology Solutions, Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          /s/ Deloitte & Touche LLP

April 8, 1999
 (April 21, 1999 as to Note 10)

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

                          CONSOLIDATED BALANCE SHEETS

                                                             December 31,
                                                        -----------------------
                                                           1997        1998
                                                        ----------- -----------
                        ASSETS
Current assets:
  Cash and cash equivalents...........................  $ 3,217,000 $ 3,580,000
  Restricted cash.....................................    5,130,000         --
  Short-term investments..............................   15,784,000         --
  Accounts receivable, net of allowance for doubtful
   accounts of $250,000 and $962,000 in 1997 and 1998,
   respectively.......................................    4,038,000   7,561,000
  Income tax receivable...............................          --    1,984,000
  Other receivables...................................      109,000         --
  Inventory...........................................      393,000     422,000
  Prepaid expenses....................................      294,000     758,000
                                                        ----------- -----------
   Total current assets...............................   28,965,000  14,305,000
Property and equipment, net...........................    1,241,000   2,748,000
Other assets..........................................      108,000      60,000
Intangibles, net......................................    5,816,000  26,454,000
                                                        ----------- -----------
   Total..............................................  $36,130,000 $43,567,000
                                                        =========== ===========

     LIABILITIES, REDEEMABLE PREFERRED STOCK AND
                 STOCKHOLDERS' EQUITY
Current liabilities:
  Revolving lines of credit...........................  $   515,000 $ 6,997,000
  Accounts payable....................................    1,058,000   2,316,000
  Amounts due under acquisition agreements............    3,815,000   6,896,000
  Accrued payroll and related expenses................    1,026,000   2,224,000
  Other accrued liabilities...........................      495,000   1,047,000
  Income taxes payable................................    2,125,000         --
  Deferred revenue....................................      719,000     276,000
  Deferred gain.......................................    1,050,000         --
  Current portion of long-term obligations (Note 2)...          --      440,000
                                                        ----------- -----------
   Total current liabilities..........................   10,803,000  20,196,000
Long-term obligations (Note 2)........................          --      349,000
                                                        ----------- -----------
   Total liabilities..................................   10,803,000  20,545,000
                                                        ----------- -----------
Commitments and contingencies (Notes 3 and 9).........          --          --
Redeemable preferred stock:
  Preferred stock, $1.00 par value; 196,800 shares
   authorized: Series A, 120,000 shares designated;
   shares outstanding: 60,570 in 1997 and 1998........    6,743,000   7,166,000
  Series B, 76,800 shares designated; shares
   outstanding: 28,800 in 1997 and 1998...............    3,000,000   3,202,000
  Convertible Series D preferred stock, $1.00 par
   value, none in 1997, 900,000 shares authorized,
   designated and outstanding in 1998.................          --    7,906,000
   Total redeemable preferred stock...................    9,743,000  18,274,000
Stockholders' equity:
  Convertible Series C preferred stock, $1.00 par
   value, 800,000 shares authorized, designated and
   outstanding in 1997 and 1998.......................    4,000,000   4,000,000
  Common stock $0.01 par value per share; 21,000,000
   shares authorized; shares outstanding: 13,519,919
   in 1997 and 13,902,769 in 1998.....................      135,000     139,000
  Additional paid-in capital..........................    3,169,000   3,364,000
  Retained earnings (accumulated deficit).............    8,280,000  (2,755,000)
                                                        ----------- -----------
   Total stockholders' equity.........................   15,584,000   4,748,000
                                                        ----------- -----------
   Total liabilities, redeemable preferred stock and
    stockholders' equity..............................  $36,130,000 $43,567,000
                                                        =========== ===========


                See notes to consolidated financial statements.

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                              Years Ended December 31,
                                        ---------------------------------------
                                           1996          1997          1998
                                        -----------  ------------  ------------
Revenues:
  Service revenues....................  $ 3,494,000  $  8,463,000  $ 26,328,000
  Product revenues....................    9,298,000    11,957,000    15,380,000
                                        -----------  ------------  ------------
    Total revenues....................   12,792,000    20,420,000    41,708,000
Costs of revenues:
  Costs of service revenues...........    2,292,000     5,489,000    15,291,000
  Costs of product revenues...........    6,693,000     9,577,000    13,033,000
                                        -----------  ------------  ------------
    Total cost of revenues............    8,985,000    15,066,000    28,324,000
                                        -----------  ------------  ------------
    Gross profit......................    3,807,000     5,354,000    13,384,000
                                        -----------  ------------  ------------
Operating expenses:
  Sales and marketing.................    2,285,000     5,100,000     5,672,000
  General and administrative..........    4,229,000     6,528,000    10,219,000
  Research and development............      566,000     1,308,000           --
  Amortization of intangibles.........      869,000     1,583,000     6,734,000
  Acquisition related charges.........      964,000     1,917,000     4,463,000
                                        -----------  ------------  ------------
  Total operating expenses............    8,913,000    16,436,000    27,088,000
                                        -----------  ------------  ------------
    Operating loss....................   (5,106,000)  (11,082,000)  (13,704,000)
                                        -----------  ------------  ------------
Other income (expense):
  Gain on divestiture.................          --     37,966,000           --
  Interest income, net................       71,000       579,000       354,000
  Other expense, net..................          --            --         (2,000)
                                        -----------  ------------  ------------
    Total other income................       71,000    38,545,000       352,000
                                        -----------  ------------  ------------
Income (loss) from continuing
 operations before income taxes.......   (5,035,000)   27,463,000   (13,352,000)
Provision for (benefit from) income
 taxes................................          --     11,450,000    (2,555,000)
                                        -----------  ------------  ------------
Income (loss) from continuing
 operations...........................   (5,035,000)   16,013,000   (10,797,000)
Loss from discontinued operations.....     (135,000)     (136,000)          --
Gain on divestiture of discontinued
 operations (Less income taxes of
 $1,412,000 in 1997 and $380,000
 in 1998).............................          --      2,523,000       562,000
                                        -----------  ------------  ------------
Net income (loss).....................   (5,170,000)   18,400,000   (10,235,000)
Preferred dividends...................     (639,000)     (827,000)     (625,000)
Accretion on preferred stock..........          --            --       (175,000)
                                        -----------  ------------  ------------
Net income (loss) applicable to common
 stockholders.........................  $(5,809,000) $ 17,573,000  $(11,035,000)
                                        ===========  ============  ============

                See notes to consolidated financial statements.

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                  Years Ended December 31, 1996, 1997 and 1998

                          Series C Convertible
                            Preferred Stock       Common Stock       Additional    Retained
                          -------------------- --------------------   Paid In      Earnings
                           Shares    Amount      Shares     Amount    Capital     (Deficit)       Total
                          -------------------- ----------  --------  ----------  ------------  ------------
Balances, January 1,
 1996...................       --  $       --  10,700,031  $107,000  $  805,000  $ (3,484,000) $ (2,572,000)
Exercise of options.....                          129,850     1,000      12,000                      13,000
Preferred dividends.....                                                             (639,000)     (639,000)
Net loss................                                                           (5,170,000)   (5,170,000)
                          -------- ----------- ----------  --------  ----------  ------------  ------------
Balances, December 31,
 1996...................       --          --  10,829,881   108,000     817,000    (9,293,000)   (8,368,000)
Exercise of options.....                          770,038     8,000     135,000                     143,000
Sale of common stock....                        1,920,000    19,000   1,901,000                   1,920,000
Issuance of preferred
 stock..................   800,000   4,000,000                                                    4,000,000
Compensatory stock
 arrangements (Note 3)..                                                316,000                     316,000
Preferred dividends.....                                                             (827,000)     (827,000)
Net income..............                                                           18,400,000    18,400,000
                          -------- ----------- ----------  --------  ----------  ------------  ------------
Balances, December 31,
 1997...................   800,000   4,000,000 13,519,919   135,000   3,169,000     8,280,000    15,584,000
Repurchase of common
 stock..................                         (250,000)   (3,000)   (747,000)                   (750,000)
Exercise of options.....                          632,850     7,000     352,000                     359,000
Compensatory stock
 arrangements (Note 6)..                                                590,000                     590,000
Accretion on preferred
 stock..................                                                             (175,000)     (175,000)
Preferred dividends.....                                                             (625,000)     (625,000)
Net loss................                                                          (10,235,000)  (10,235,000)
                          -------- ----------- ----------  --------  ----------  ------------  ------------
Balances, December 31,
 1998...................   800,000 $ 4,000,000 13,902,769  $139,000  $3,364,000  $ (2,755,000) $  4,748,000
                          ======== =========== ==========  ========  ==========  ============  ============


           See notes to consolidated condensed financial statements.

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                             Years Ended December 31,
                                       ---------------------------------------
                                          1996          1997          1998
                                       -----------  ------------  ------------
Cash flows from operating activities:
 Net income (loss)...................  $(5,170,000) $ 18,400,000  $(10,235,000)
Adjustments to reconcile net income
 (loss) to net cash used by operating
 activities:
 Depreciation and amortization.......    1,033,000     1,893,000     7,034,000
 Stock compensation expense..........          --        281,000       590,000
 Loss on disposal of property and
  equipment..........................          --         25,000       598,000
 Interest income on restricted cash..          --        (80,000)      (44,000)
 Gain on divestiture.................          --    (37,966,000)          --
 Results of discontinued operations
  and gain on disposal...............      135,000    (2,387,000)     (562,000)
Change in assets and liabilities, net
 of effect of acquisitions and
 divestitures:
 Accounts receivable.................     (692,000)     (190,000)   (1,317,000)
 Other receivables...................      (72,000)      (64,000)      125,000
 Inventory...........................     (267,000)      311,000       (29,000)
 Prepaid expenses....................     (166,000)      (70,000)     (449,000)
 Other assets........................      (37,000)       17,000       105,000
 Accounts payable....................      (43,000)     (334,000)      942,000
 Income taxes........................      100,000       492,000    (4,341,000)
 Amounts due under acquisition
  agreements.........................      964,000           --            --
 Accrued payroll and related
  expenses...........................      467,000       424,000       586,000
 Accrued liabilities.................      337,000       239,000    (2,159,000)
 Other current liabilities...........      177,000       328,000      (452,000)
                                       -----------  ------------  ------------
   Net cash used by continuing
    operating activities.............   (3,234,000)  (18,681,000)   (9,608,000)
   Net cash used by discontinued
    operations.......................     (168,000)      (72,000)          --
                                       -----------  ------------  ------------
   Net cash used by operating
    activities.......................   (3,402,000)  (18,753,000)   (9,608,000)
                                       -----------  ------------  ------------
Cash flows from investing activities:
 Sale (purchase) of short-term
  investments........................          --    (15,784,000)   15,784,000
 Acquisitions, net of cash acquired..   (1,312,000)   (4,507,000)  (11,928,000)
 Repayment of acquisition
  obligations, net...................          --            --     (3,556,000)
 Purchases of property and
  equipment..........................     (860,000)     (745,000)   (1,338,000)
 Proceeds from divestitures..........          --     34,210,000     4,124,000
 Proceeds from sale of discontinued
  operations.........................          --      4,830,000       942,000
 Investing activities of discontinued
  operations.........................     (344,000)     (260,000)          --
                                       -----------  ------------  ------------
   Net cash provided by (used by)
    investing activities.............   (2,516,000)   17,744,000     4,028,000
                                       -----------  ------------  ------------
Cash flows from financing activities:
 Proceeds (repayments) on line of
  credit, net........................      110,000      (193,000)    6,482,000
 Proceeds from issuance of common
  stock..............................       13,000     2,063,000       211,000
 Proceeds from issuance of preferred
  stock..............................    4,420,000     6,880,000           --
 Repurchase of common stock..........          --            --       (750,000)
 Redemption of preferred stock.......          --     (7,003,000)          --
 Financing activities of discontinued
  operations.........................      512,000       226,000           --
                                       -----------  ------------  ------------
   Net cash provided by financing
    activities.......................    5,055,000     1,973,000     5,943,000
                                       -----------  ------------  ------------
Net increase (decrease) in cash and
 cash equivalents....................     (863,000)      964,000       363,000
Cash and cash equivalents, beginning
 of year.............................    3,116,000     2,253,000     3,217,000
                                       -----------  ------------  ------------
Cash and cash equivalents, end of
 year................................  $ 2,253,000  $  3,217,000  $  3,580,000
                                       ===========  ============  ============
Non-cash investing and financing
 activities:
 Purchase of software under deferred
  payment arrangement (Note 2).......  $       --   $        --   $    769,000
 Preferred stock issued in
  acquisition (Note 3)...............          --            --      7,731,000
 Tax benefit on stock option
  exercises..........................          --            --        148,000
Supplemental cash flow information:
 Interest paid.......................  $       --   $    107,000  $     96,000
 Income taxes paid...................          --     10,862,000     1,787,000

                See notes to consolidated financial statements.

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  Years Ended December 31, 1996, 1997 and 1998

1. Business and Significant Accounting Policies

   Business--The Company was incorporated in California in 1993 under the name Global Internet Access Services, Inc. and reincorporated in Delaware in 1994, subsequently changing its name to Cohesive Network Systems, Inc. During September 1998, the Company merged with Business Technologies, Inc. and changed its name to Cohesive Technology Solutions, Inc. Cohesive Technology Solutions, Inc. and its wholly-owned subsidiaries (collectively, the "Company") are primarily in the business of providing information technology related consulting services to mid-tier customers and divisions of large corporations. The Company has core competencies in the areas of business consulting, application development and network integration.

   The Company has incurred a net loss of $10,235,000 for the year ended December 31, 1998. In addition, the Company has a negative working capital of $5,891,000 and an accumulated deficit of $2,755,000 as of December 31, 1998. Approximately $3 million of the Company's preferred stock is redeemable in September 1999 while another $10.4 million is redeemable in January 2000. The Company believes, to the extent existing resources and anticipated revenues are insufficient to fund the Company's planned activities, that additional debt or equity financing will be available from its majority stockholder. This stockholder has indicated that to the extent that the Company is otherwise unable to meets it obligation to repay its existing credit line at maturity in December 1999, it will make an investment in debt or equity securities of the Company in an amount sufficient to permit the Company to meet such obligation up to a maximum of $15 million. In addition, the stockholder has agreed, to the extent that the Company may not have capital legally available for the payment of redemption amounts otherwise due in January 2000 in respect to preferred stock held by the stockholder, to extend the redemption date of such preferred stock until at least May 2000.

   Consolidation--The consolidated financial statements include the accounts of Cohesive Technology Solutions, Inc. and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

   Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Concentrations of Credit Risk--Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash equivalents and accounts receivable. The Company invests its excess cash in money market accounts and highly liquid government securities. The Company's accounts receivable are generally derived from sales to customers in the United States which require information technology and networking services. The Company maintains reserves for potential credit losses.

   Fair Value of Financial Instruments--As of December 31, 1997 and 1998, the carrying amounts of cash and cash equivalents, accounts receivable and borrowings under the Company's credit agreements approximate their respective fair values.

   Cash and Cash Equivalents--Cash equivalents are short-term, highly liquid cash investments with an original maturity of less than 90 days.

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1996, 1997 and 1998

   Restricted Cash--Restricted cash represents cash in escrow related to the divestiture of the Company's software development group and Internet services division.

   Short-Term Investments--While the Company's practice is to hold securities to maturity, the Company has classified all securities as available-for-sale securities, as the sale of such securities may be required prior to maturity to implement management strategies. The carrying value of securities is adjusted to fair market value, with unrealized gains and losses, net of deferred taxes, being excluded from earnings and reported as a separate component of stockholders' equity. Cost is based on the specific identification method for purposes of computing realized gains or losses. At December 31, 1997, the difference between fair value and amortized cost was not significant.

   Inventory--Inventory consists primarily of computer hardware held for resale and spare parts, and is stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

   Property and Equipment--Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, which are generally two to five years.

   Intangibles--Intangibles resulting from the acquisition of technology service businesses are estimated by management to be primarily associated with the acquired workforce and technological know-how. As a result of the limited operating history of the entities acquired, the rapid technological changes occurring in the industry and the intense competition for qualified engineering professionals, recorded intangibles are amortized on the straight-line basis over the estimated periods of benefit, generally two to seven years. At December 31, 1997 and 1998, accumulated amortization was $2,493,000 and $9,227,000, respectively.

   At each balance sheet date, the Company assesses the value of recorded intangibles for possible impairment based upon a number of factors, including turnover of the acquired workforce and the undiscounted value of expected future operating cash flows in relation to its net investment in each subsidiary. Since inception, the Company has not recorded any provisions for possible impairment of intangible assets.

   Revenue Recognition--Revenue from services is recognized upon performance. Revenue from hardware and software sales is recognized upon shipment.

   Stock-Based Compensation--The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

   Income Taxes--Deferred tax liabilities are recognized for future taxable amounts and deferred tax assets are recognized for future deductions net of a valuation allowance to reduce net deferred tax assets to amounts that are more likely than not to be realized.

   Reclassifications--Certain prior year amounts have been reclassified to conform to the current year presentation. Other than the reclassification of redeemable preferred stock, these reclassifications had no effect on total stockholders' equity or net income (loss). Redeemable preferred stock has been reclassified from stockholders' equity to mezzanine equity to comply with SEC reporting requirements.

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1996, 1997 and 1998


   Recently Issued Accounting Standards--In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," which requires an enterprise to report, by major components and as a single total, the change in its net assets during the period from nonowner sources. The Company adopted SFAS No. 130 in 1998. The Company's comprehensive income is the same as its net income (loss).

   In 1998, the AICPA issued a Statement of Position (SOP 98-1), which requires companies to capitalize the costs incurred to develop and install software for internal use. The Company adopted SOP 98-1 in 1998. Adoption of this statement did not impact the Company's financial position, results of operations or cash flows.

2. Property and Equipment

   Property and equipment consist of the following:

                                                             December 31,
                                                         ----------------------
                                                            1997        1998
                                                         ----------  ----------
   Computer and office equipment........................ $1,595,000  $2,877,000
   Software.............................................    135,000     968,000
   Furniture and fixtures...............................    223,000     389,000
   Vehicles.............................................     73,000      91,000
   Leasehold improvements...............................     52,000      86,000
                                                         ----------  ----------
                                                          2,078,000   4,411,000
   Accumulated depreciation and amortization............   (837,000) (1,663,000)
                                                         ----------  ----------
   Property and equipment, net.......................... $1,241,000  $2,748,000
                                                         ==========  ==========

   During 1998, the Company spent approximately $789,000 to purchase, install and implement new back office systems software. Of this amount, approximately $440,000 and $349,000 is payable in 1999 and 2000, respectively.

3. Acquisitions and Divestitures

   During the years ended December 31, 1996, 1997 and 1998, the Company made the following acquisitions:

                                                                       Total
                                                        Acquisition  Purchase
   Company                                                 Date        Price
   -------                                              ----------- -----------
   Forte Computer Services, Inc........................    4/2/96   $ 2,020,000
   The Leftbank Operations, Inc........................   4/10/97     1,300,000
   R&D Networking, Inc.................................   8/28/97     3,600,000
   Computer Lanscapes, Inc.............................  12/19/97     4,770,000
   Napier Corporation..................................   1/28/98     3,500,000
   I. Consulting Corporation...........................   3/19/98       717,000
   Integrated Office Solutions, Inc....................    7/1/98     6,000,000
   Business Technologies, Inc..........................   9/18/98    16,731,000
                                                                    -----------
     Total.............................................             $38,638,000
                                                                    ===========

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1996, 1997 and 1998

   The total purchase prices above consist of (i) nonrefundable cash payments due on closing of the acquisition (approximately $18.1 million), (ii) 900,000 shares of Convertible Redeemable Series D preferred stock issued to the former shareholders of Business Technologies, Inc. (valued at $7.7 million) and
(iii) probable amounts to be paid in cash to the former owners of the acquired companies upon the attainment of certain performance criteria (the "Cash Earnouts") (approximately $12.8 million). Of the Cash Earnouts, $9.3 million were allocated to original purchase price as the performance criteria were considered probable of occurring as of the acquisition date. The remaining of Cash Earnouts were contingent upon continued employment and were recorded as Acquisition Related Charges during the employment periods. As of December 31, 1998, no additional amounts are contingent upon continued employment.

   During 1996, 1997 and 1998, the Company recognized Acquisition Related Charges comprised of the following:

                                                    Years Ended December 31,
                                                 ------------------------------
                                                   1996      1997       1998
                                                 -------- ---------- ----------
   Signing and retention bonuses...............  $    --  $  500,000 $1,818,000
   Cash earnouts contingent upon continued
    employment.................................   964,000  1,417,000  1,696,000
   Reorganization expenses (primarily severance
    and relocation costs)......................       --         --     949,000
                                                 -------- ---------- ----------
                                                 $964,000 $1,917,000 $4,463,000
                                                 ======== ========== ==========

   As of December 31, 1998, accrued liabilities included $283,000 of unpaid Acquisition Related Charges that will be paid in 1999.

   The acquisitions have been accounted for in accordance with the purchase method of accounting and the accompanying consolidated financial statements reflect the purchase price allocated to assets acquired and liabilities assumed based upon their fair values as of the acquisition date. The $34.5 million excess of the cash purchase price over the fair value of the net identifiable assets has been allocated to intangibles. The Company's results of operations include those of the acquired companies from their respective dates of acquisition.

   On July 25, 1997, the Company sold a portion of its software development group to an unrelated third party for $40 million. As of December 31, 1997, all of the proceeds except $4 million were available for operations. The remaining amount was placed in escrow. During 1998, this entire amount and the related accrued interest of $124,000 were released from escrow. In connection with this sale, the vesting of options held by employees of the software development division were accelerated by one year. This resulted in the Company recognizing $281,000 in stock compensation expense during fiscal 1997. The Company recorded a gain of $38 million during 1997 related to this sale.

   On November 26, 1997, the Company sold its Internet services division to an unrelated third party for $6 million. As of December 31, 1997, all of the proceeds except $1,050,000 were available for operations. The $1,050,000 amount was placed in escrow at the time of the sale and was recorded as a deferred gain at December 31, 1997. Of this amount, $942,000 was released to the Company and recognized as a gain on divestiture during 1998. The remaining $108,000 was released to the third party purchaser. In connection with this sale, the vesting of options held by employees of the Internet services division were accelerated by

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1996, 1997 and 1998

one year. This resulted in the Company recognizing $35,000 in stock compensation expense during fiscal 1997. The Company recorded gains of $3.9 million and $0.9 million during 1997 and 1998, respectively, related to this sale.

   The operating results of the Internet services division have been segregated from continuing operations and reported as discontinued operations in the accompanying statement of operations. Revenues for the discontinued operations were $3,721,000 and $3,805,000 for 1996 and 1997, respectively.

4. Lines of Credit

   The Company has a revolving line of credit from a bank that provides for borrowings up to $15 million through December 31, 1999. Borrowings under the line are secured by substantially all of the Company's assets and bear interest at varying rates based upon the bank's prime or LIBOR rate on the date of borrowing. In addition, the line of credit restricts the payment by the Company of cash dividends or distributions on its common stock. The agreements require, among other things, that the Company satisfy certain financial covenants. As of December 31, 1998, the Company was in compliance with such covenants.

   As of December 31, 1997, the Company had two revolving lines of credit from banks, which provided for borrowings up to $1,000,000 each through June 2, 1998, and July 1, 1998. All outstanding amounts were fully paid during 1998 and the lines of credit were not renewed.

5. Redeemable Preferred Stock

Preferred Stock

   Holders of Series A and B preferred stock are entitled to annual dividends at the rate of $7 per share when and if declared by the Board of Directors. Such dividends for Series A and B preferred stock shall be cumulative and shall accrue on each share of preferred stock from the date of original issuance of such share. Dividends for Series A and B are payable in preference and priority to convertible Series C and D preferred stock.

   In the event of a liquidation, dissolution or winding up of the Company, the Series A and B preferred stockholders are entitled to a liquidation preference of $100 per share plus all accrued but unpaid dividends. Upon payment of the liquidation preference (aggregating $10,368,000 at December 31, 1998), the remaining proceeds will be allocated to the convertible Series C and Series D preferred stockholders.

   The Company may redeem Series A and B preferred stock at any time. Redemption is mandatory (1) on January 31, 2000 or (2) in the event of the closing of a firm underwritten offering meeting certain criteria, if earlier. The redemption price shall be equal to $100 per share plus all accrued but unpaid dividends.

   The holders of Series A and B preferred stock are not entitled to vote on any matter to be voted on by the stockholders of the Company, except liquidation, dissolution, winding up, consolidation or merger of the Company, or sale of all or substantially all of the Company's assets, requires approval of two-thirds of the Series A and B preferred stock voting as a single class. Series A and B preferred stock is not convertible into common stock.

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1996, 1997 and 1998


Convertible Series D Preferred Stock

   Holders of redeemable convertible Series D preferred stock have the right to require redemption of the Series D shares at a price of $10 per share plus all declared but unpaid dividends. As of September 18, 1999, 2000 and 2001, the redemption rights will apply to 300,000, 600,000 and 900,000 Series D shares, respectively. The redemption rights expire as to all shares that have not been redeemed as of September 19, 2002. The carrying value of the Series D preferred stock is being accreted to its redemption price over the redemption period.

   In the event of a liquidation, dissolution or winding up of the Company, Series D preferred stockholders are entitled to a liquidation preference of $10 per share plus any declared and unpaid dividends. Upon payment of the Series D liquidation preference (aggregating $9 million at December 31, 1998), the remaining proceeds will be allocated to the preferred Series C, preferred Series D and common stockholders on an as converted basis.

   Each share of Series D preferred stock is convertible into one share of common stock at the option of the holder, subject to adjustment for certain dilutive issuances. Conversion of the Series D preferred stock is mandatory in the event of the closing of a firm underwritten public offering under the Securities Act of 1993.

   The holders of Series D preferred stock are entitled to one vote for each share of common stock into which the preferred stock is convertible.

6. Stockholders' Equity

Convertible Series C Preferred Stock

   Holders of convertible Series C preferred stock are entitled to noncumulative annual dividends of $0.50 per share, when and if declared, and are payable in preference to any dividends on Series D preferred stock or common stock.

   In the event of a liquidation, dissolution or winding up of the Company, Series C preferred stockholders are entitled to a liquidation preference of $5 per share plus any declared and unpaid dividends. Upon payment of the liquidation preference (aggregating $4,000,000 at December 31, 1998), the remaining proceeds will be allocated to the Series D preferred stockholders.

   Each share of Series C preferred stock is convertible into one share of common stock at the option of the holder, subject to adjustment for certain dilutive issuances. Conversion of the Series C preferred stock is mandatory in the event of the closing of a firm underwritten public offering under the Securities Act of 1933, at a price of at least $5 per share and at an aggregate gross offering price of not less than $10,000,000, or upon the consent of the stockholders holding a majority of the outstanding Series C preferred stock.

   The holders of Series C preferred stock are entitled to one vote for each share of common stock into which the preferred stock is convertible.

Stock Option Plans

   The Company has stock option plans (the "Plans") under which officers, employees, directors and consultants may be granted options to purchase shares of the Company's common stock. At

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1996, 1997 and 1998

December 31, 1998, 5,560,000 shares of the Company's common stock have been reserved for issuance under the Plans. The Plans permit incentive and nonqualified stock options to be granted at an exercise price not less than the fair market value on the date of grant with terms of up to ten years. Options generally vest over a four-year period.

   A summary of option activity under the Plans is as follows:

                                                                    Weighted
                                                      Number of     Average
                                                       Shares    Exercise Price
                                                      ---------  --------------
Balances, January 1, 1996 (192,675 shares
 exercisable at a weighted average price of $0.10)..  1,523,100      $0.12
  Granted...........................................    933,500       0.32
  Exercised.........................................   (129,850)      0.13
  Canceled..........................................   (328,925)      0.17
                                                      ---------
Outstanding, December 31, 1996 (405,750 shares
 exercisable at a weighted average price of $0.10)    1,997,825       0.21
  Granted...........................................  1,409,850       1.14
  Exercised.........................................   (770,038)      0.18
  Canceled..........................................   (567,637)      0.49
                                                      ---------
Outstanding, December 31, 1997 (294,625 shares
 exercisable at a weighted average price of $0.20)..  2,070,000       0.77
  Granted...........................................  2,769,333       2.58
  Exercised.........................................   (632,850)      0.34
  Canceled..........................................   (668,595)      1.82
                                                      ---------
Outstanding, December 31, 1998......................  3,537,888      $2.07
                                                      =========

   Additional information regarding options outstanding as of December 31, 1998 is as follows:

                                Options Outstanding        Options Exercisable
                          -------------------------------- --------------------
                                       Weighted
                                        Average
                                       Remaining  Weighted             Weighted
                                      Contractual Average              Average
                            Number       Life     Exercise   Number    Exercise
Range of Exercise Prices  Outstanding   (Years)    Price   Exercisable  Prices
------------------------  ----------- ----------- -------- ----------- --------
$0.10 - $0.11............    237,500      6.6      $0.10     181,250    $0.10
 0.35 -  1.00............    502,950      7.8       0.55     205,550     0.48
 1.75 -  2.00............  1,242,923      9.0       1.90     136,125     1.77
 3.00....................  1,554,515      9.6       3.00         --       --
                           ---------                         -------
$0.10 - $3.00............  3,537,888      8.9      $2.07     522,925    $0.69
                           =========                         =======

   At December 31, 1998, 714,443 shares were available for future grants under the Plans.

   During 1998, in connection with the resignation of certain officers and employees, the Company accelerated the vesting of options to purchase 244,000 shares of the Company's common stock. The Company recorded an associated $590,000 charge to compensation expense.

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1996, 1997 and 1998


Additional Stock Plan Information

   As discussed in Note 1, the Company accounts for its stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and its related interpretations.

   SFAS No. 123, "Accounting for Stock-Based Compensation," requires the disclosure of pro forma net income (loss) had the Company adopted the fair value method since the Company's inception. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values.

   The Company's calculations were made using the minimum value method with the following weighted average assumptions: expected life, one year following vesting; risk free interest rate of 6%; and no dividends during the expected term. The Company's calculations are based on a multiple award valuation approach, and forfeitures are recognized as they occur. If the computed minimum values of the Company's stock-based awards to employees had been amortized to expense over the vesting period of the awards as specified under SFAS No. 123, net income (loss) available to common stockholders would have been $(5,226,000), $18,065,000 and $(10,562,000) in 1996, 1997 and 1998,
respectively. The estimated weighted-average minimum value per option as of the grant date for the awards granted for the years ended December 31, 1996, 1997 and 1998 were $0.06, $0.24 and $0.47, respectively.

7. Income Taxes

   The provision for (benefit from) income taxes on continuing operations consists of:

                                             Years Ended December 31,
                                        -------------------------------------
                                           1996         1997         1998
                                        -----------  -----------  -----------
Current:
  Federal.............................. $       --   $ 9,124,000  $(2,513,000)
  State................................         --     2,326,000      (42,000)
                                        -----------  -----------  -----------
Total current income taxes.............         --    11,450,000   (2,555,000)
Deferred:
  Federal..............................   1,322,000      746,000      786,000
  State................................     125,000       48,000      291,000
                                        -----------  -----------  -----------
Total deferred income taxes............   1,447,000      794,000    1,077,000
Valuation allowance....................  (1,447,000)    (794,000)  (1,077,000)
                                        -----------  -----------  -----------
Provision for (benefit from) income
 taxes................................. $       --   $11,450,000  $(2,555,000)
                                        ===========  ===========  ===========

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1996, 1997 and 1998


   Deferred income tax assets are comprised of:

                                                            December 31,
                                                       ------------------------
                                                          1997         1998
                                                       -----------  -----------
Deductible intangibles................................ $   833,000  $ 1,968,000
Net operating losses..................................         --       139,000
Deferred gain.........................................     461,000      113,000
Other.................................................     150,000      301,000
                                                       -----------  -----------
Total.................................................   1,444,000    2,521,000
Valuation allowance...................................  (1,444,000)  (2,521,000)
                                                       -----------  -----------
Total net deferred income tax assets.................. $       --   $       --
                                                       ===========  ===========

   The Company has net operating loss carryforwards of approximately $2.3 million for state income tax purposes, which will expire in 2003. The Company has deferred tax assets of approximately $1,444,000 and $2,521,000 as of December 31, 1997 and 1998, respectively, resulting primarily from basis differences in intangibles and other items. However, because realization of these benefits depends on the generation of future taxable income, which is subject to uncertainty, the Company has placed a full valuation allowance against the deferred tax assets.

   The Tax Reform Act of 1986 and California Conformity Act of 1987 impose substantial restrictions on the utilization of net operating losses in the event of an "ownership change" as defined in the Internal Revenue Code. Any such ownership change could significantly limit the Company's ability to utilize its tax carryforwards.

8. Employee Benefit Plan

   The Company has a qualified employee salary savings plan (401(k) plan). The 401(k) plan allows the Company to make discretionary contributions of a certain percentage of employees' contributions to the 401(k) plan. The Company made no contributions during 1996 and 1997 and the Company made a $12,000 contribution during 1998.

9. Commitments and Contingencies

   The Company leases its facilities under various operating leases that extend through February 2003. Rental expense for the Company's facilities was $356,000, $530,000 and $987,000, for 1996, 1997 and 1998, respectively.

   Future minimum operating lease payments at December 31, 1998 are approximately as follows:

     Fiscal Year
     -----------
     1999........................................................... $  802,000
     2000...........................................................    595,000
     2001...........................................................    428,000
     2002...........................................................     67,000
     2003...........................................................     10,000
                                                                     ----------
     Total minimum lease payments................................... $1,902,000
                                                                     ==========

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                  Years Ended December 31, 1996, 1997 and 1998


   The Company is party to various litigation arising in the normal course of its operations. In the opinion of management, the ultimate liability for these matters, if any, will not have a material adverse effect on the Company's financial position or results of operations.

10. Subsequent Events

   On April 21, 1999, the Company entered into a definitive agreement to be acquired by Exodus Communications, Inc. (Exodus) for cash and common stock valued at approximately $100 million. The acquisition is expected to close in mid-1999, subject to regulatory review and approval. Upon closing of the acquisition, the Company will exchange all outstanding preferred and common stock for cash and shares of Exodus common stock at that date.

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                         December 31,   June 30,
                                                            1998*         1999
                                                         ------------  -----------
                                                                       (Unaudited)
                         ASSETS

Current assets:
  Cash and cash equivalents............................. $ 3,580,000   $ 1,558,000
  Accounts receivable, net of allowance for doubtful
   accounts of $962,000 and $1,098,000, respectively....   7,561,000    10,300,000
  Income tax receivable.................................   1,984,000     1,953,000
  Inventory.............................................     422,000       129,000
  Prepaid expenses......................................     758,000       568,000
                                                         -----------   -----------
    Total current assets................................  14,305,000    14,508,000
Property and equipment, net.............................   2,748,000     2,790,000
Other assets............................................      60,000       147,000
Intangibles, net........................................  26,454,000    22,179,000
                                                         -----------   -----------
    Total assets........................................ $43,567,000   $39,624,000
                                                         ===========   ===========

      LIABILITIES, REDEEMABLE PREFERRED STOCK AND
             STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Revolving line of credit and current portion of long-
   term obligations..................................... $ 7,437,000   $ 9,680,000
  Accounts payable......................................   2,316,000     3,006,000
  Amounts due under acquisition agreements..............   6,896,000     4,371,000
  Accruals and other current liabilities................   3,547,000     4,057,000
                                                         -----------   -----------
    Total current liabilities...........................  20,196,000    21,114,000
Long-term obligations...................................     349,000       141,000
                                                         -----------   -----------
    Total liabilities...................................  20,545,000    21,255,000
                                                         -----------   -----------
Commitments and contingencies...........................         --            --
Redeemable preferred stock..............................  18,274,000    18,919,000
                                                         -----------   -----------
Stockholders' equity:
  Convertible preferred stock...........................   4,000,000     4,000,000
  Common stock..........................................     139,000       140,000
  Additional paid-in capital............................   3,364,000     3,448,000
  Accumulated deficit...................................  (2,755,000)   (8,138,000)
                                                         -----------   -----------
    Total stockholders' equity (deficit)................   4,748,000      (550,000)
                                                         -----------   -----------
    Total liabilities, redeemable preferred stock and
     stockholders' equity (deficit)..................... $43,567,000   $39,624,000
                                                         ===========   ===========

--------
* Derived from audited consolidated financial statements included elsewhere in this registration statement.

           See notes to consolidated condensed financial statements.

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                      Six Months Ended June
                                                               30,
                                                     ------------------------
                                                        1998         1999
                                                     -----------  -----------
                                                           (Unaudited)
Revenues:
  Service revenues.................................. $10,762,000  $19,124,000
  Product revenues..................................  10,470,000    6,965,000
                                                     -----------  -----------
    Total revenues..................................  21,232,000   26,089,000
Cost of revenues:
  Costs of service revenues.........................   5,879,000   12,583,000
  Costs of product revenues.........................   8,927,000    6,031,000
                                                     -----------  -----------
    Total cost of revenues..........................  14,806,000   18,614,000
                                                     -----------  -----------
Gross profit........................................   6,426,000    7,475,000
                                                     -----------  -----------
Operating expenses:
  Sales and marketing...............................   2,712,000    3,064,000
  General and administrative........................   4,307,000    4,349,000
  Amortization of intangibles.......................   2,710,000    4,300,000
  Acquisition related charges.......................   2,425,000          --
                                                     -----------  -----------
    Total operating expenses........................  12,154,000   11,713,000
                                                     -----------  -----------
Operating loss......................................  (5,728,000)  (4,238,000)
                                                     -----------  -----------
Interest income (expense), net......................     418,000     (495,000)
                                                     -----------  -----------
Loss before income taxes............................  (5,310,000)  (4,733,000)
Benefit from income taxes...........................     413,000          --
                                                     -----------  -----------
Net loss............................................  (4,897,000)  (4,733,000)
Dividends and accretion on redeemable preferred
 stock..............................................    (311,000)    (645,000)
                                                     -----------  -----------
Net loss applicable to common stockholders.......... $(5,208,000) $(5,378,000)
                                                     ===========  ===========


           See notes to consolidated condensed financial statements.

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                       Six Months Ended June
                                                                30,
                                                      ------------------------
                                                         1998         1999
                                                      -----------  -----------
                                                            (Unaudited)
Cash flows from operating activities:
 Net loss............................................ $(4,897,000) $(4,733,000)
 Adjustments to reconcile net income to net cash used
  by operating activities:
  Loss on disposal of properties and equipment.......         --        52,000
  Depreciation and amortization......................   3,026,000    4,715,000
  Stock compensation expense.........................         --        13,000
  Interest income on restricted cash.................     (40,000)         --
  Changes in assets and liabilities, net of effect of
   acquisitions:
   Accounts receivable...............................  (1,992,000)  (2,739,000)
   Income taxes payable, net.........................  (1,857,000)      31,000
   Inventory.........................................     116,000      293,000
   Prepaid expenses..................................       7,000      190,000
   Other assets......................................     223,000      (87,000)
   Accounts payables.................................   1,734,000      685,000
   Amounts due under acquisition agreements..........   2,138,000   (1,080,000)
   Accruals and other current liabilities............  (2,522,000)      510,00
                                                      -----------  -----------
    Net cash used by operating activities............  (4,064,000)  (2,150,000)
                                                      -----------  -----------
Cash flows from investing activities:
  Sales of short-term investments....................   5,346,000          --
  Acquisitions, net of cash received.................  (1,538,000)         --
  Repayment of acquisition obligations...............    (900,000)  (1,470,000)
  Purchase of property and equipment.................    (975,000)    (509,000)
  Proceeds from divestitures.........................   2,000,000          --
                                                      -----------  -----------
    Net cash provided by (used for) investing
     activities......................................   3,933,000   (1,979,000)
                                                      -----------  -----------
Cash flows from financing activities:
 Proceeds from line of credit........................         --     2,900,000
 Repayment on line of credit.........................    (503,000)    (597,000)
 Repayments of long-term obligations.................         --      (268,000)
 Issuance of common stock............................     132,000       72,000
                                                      -----------  -----------
    Net cash (used for) provided by financing
     activities......................................    (371,000)   2,107,000
                                                      -----------  -----------
Net decrease in cash.................................    (502,000)  (2,022,000)
Cash and cash equivalents--beginning of period.......   3,217,000    3,580,000
                                                      -----------  -----------
Cash and cash equivalents--end of period............. $ 2,715,000  $ 1,558,000
                                                      ===========  ===========

           See notes to consolidated condensed financial statements.

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999

(1) Basis of Presentation

   The accompanying unaudited consolidated financial statements have been prepared by Cohesive Technology Solutions, Inc. (the "Company") and do not include all of the disclosures normally required by generally accepted accounting principles. The unaudited financial information has been prepared in accordance with the Company's customary accounting policies and practices. In the opinion of management, all adjustments, consisting of normal recurring adjustments considered necessary for a fair presentation of results of operations for the periods, have been included. Results of operations for the interim periods are not necessarily indicative of results for the full year.

(2) Inventory

   Inventory consists primarily of computer hardware held for sale and spare parts, and is stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

(3) Litigation

   The Company is party to various litigation arising in the normal course of its operations. In the opinion of management, the ultimate liability for these matters, if any, will not have a material adverse effect on the Company's financial position or results of operations.

(4) Subsequent Events

   On July 27, 1999, the Company was acquired by Exodus Communications, Inc. ("Exodus") for a total purchase price valued at approximately $112,000,000. The Company's shareholders received 1,600,796 shares of Exodus Common Stock and approximately $50,000,000 in cash. In addition, option holders of Cohesive common stock received a total of 408,712 shares of Exodus Common Stock in the form of Exodus stock options.

                          EXODUS COMMUNICATIONS, INC.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

   The following unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined results of operations for future periods or the results of operations that actually would have been realized had Exodus and Cohesive been a combined company during the specified periods. The unaudited pro forma combined condensed financial statements, including the related notes, are qualified in their entirety by reference to, and should be read in conjunction with, the supplemental consolidated financial statements and related notes thereto of Exodus and the historical consolidated financial statements and related notes thereto of Cohesive, included elsewhere in this registration statement.

   The following unaudited pro forma combined condensed financial statements give effect to the merger between Exodus and Cohesive using the purchase method of accounting. The pro forma combined condensed financial statements are based on the audited and unaudited supplemental consolidated financial statements and related notes of Exodus and the audited and unaudited historical consolidated financial statements and related notes of Cohesive. The pro forma adjustments are based on management's estimates of the value of the tangible and intangible assets acquired. In addition, management is continuing to assess its integration plans, which may result in further costs.

   The pro forma combined condensed statements of operations assume the merger took place as of January 1, 1998 and combine Exodus' audited supplemental consolidated statement of operations for the year ended December 31, 1998 and unaudited supplemental consolidated statement of operations for the nine months ended September 30, 1999, with Cohesive's audited historical statement of operations for the year ended December 31, 1998 and unaudited historical statement of operations for the seven-month period ended July 27, 1999, respectively.

   A pro forma condensed balance sheet as of September 30, 1999 has not been presented since the merger has already been reflected in such balance sheet.

                          EXODUS COMMUNICATIONS, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                     (In thousands, except per share data)

                                        Year Ended December 31, 1998
                                -----------------------------------------------
                                Supplemental Historical      Pro forma
                                ------------ ---------- -----------------------
                                   Exodus     Cohesive  Adjustments    Combined
                                ------------ ---------- -----------    --------
Revenues.......................   $ 52,745    $ 41,708   $             $ 94,453
Costs and expenses:
  Cost of revenues.............     61,578      28,324                   89,902
  Marketing and sales..........     29,034       5,672                   34,706
  General and administrative...     16,058      10,219                   26,277
  Product development..........      3,507         --                     3,507
  Amortization of goodwill and
   other intangible assets.....        141       6,734     (6,734)(a)
                                                           14,549 (a)    14,690
  Acquisition related charges..        --        4,463                    4,463
                                  --------    --------   --------      --------
    Total costs and expenses...    110,318      55,412      7,815       173,545
                                  --------    --------   --------      --------
    Operating loss.............    (57,573)    (13,704)    (7,815)      (79,092)
Interest (expense) income ,
 net...........................     (9,743)        352     (2,510)(b)   (11,901)
                                  --------    --------   --------      --------
    Loss from continuing
     operations before taxes...    (67,316)    (13,352)   (10,325)      (90,993)
Income tax benefit.............        --        2,555                    2,555
                                  --------    --------   --------      --------
    Loss from continuing
     operations................    (67,316)    (10,797)   (10,325)      (88,438)
Cumulative dividends and
 accretion on redeemable
 preferred stock...............     (2,014)       (800)       800 (c)    (2,014)
                                  --------    --------   --------      --------
    Loss from continuing
     operations attributable to
     common stockholders.......   $(69,330)   $(11,597)  $ (9,525)     $(90,452)
                                  ========    ========   ========      ========
Basic and diluted loss per
 share from continuing
 operations....................   $  (0.55)                            $  (0.71)
                                  ========                             ========
Shares used to compute basic
 and diluted loss per share
 from continuing operations....    125,808                  1,600 (d)   127,408
                                  ========               ========      ========


   See notes to unaudited pro forma combined condensed financial statements.

                          EXODUS COMMUNICATIONS, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                     (In thousands, except per share data)

                                    Nine Months Ended September 30, 1999
                                ----------------------------------------------
                                Supplemental Historical      Pro forma
                                ------------ ---------- ----------------------
                                   Exodus     Cohesive  Adjustments   Combined
                                ------------ ---------- -----------   --------
Revenues.......................   $140,754    $29,191     $           $169,945
Costs and expenses:
  Cost of revenues.............    118,827     20,896                  139,723
  Marketing and sales..........     42,473      3,594                   46,067
  General and administrative...     25,548      5,223                   30,771
  Product development..........      5,641        --                     5,641
  Amortization of goodwill and
   other intangible assets.....      4,674      4,994      (4,994)(a)
                                                            8,486 (a)   13,160
  Restructuring costs..........        923        --                       923
                                  --------    -------     -------     --------
    Total costs and expenses...    198,086     34,707       3,492      236,285
                                  --------    -------     -------     --------
    Operating loss.............    (57,332)    (5,516)     (3,492)     (66,340)
  Interest expense, net........    (20,044)      (565)     (1,464)(b)  (22,073)
                                  --------    -------     -------     --------
    Loss from continuing
     operations before taxes...    (77,376)    (6,081)     (4,956)     (88,413)
  Income tax benefit...........        --         450                      450
                                  --------    -------     -------     --------
    Loss from continuing
     operations................    (77,376)    (5,631)     (4,956)     (87,963)
Cumulative dividends and
 accretion on redeemable
 preferred stock...............        --        (738)        738 (c)      --
                                  --------    -------     -------     --------
    Loss from continuing
     operations attributable to
     common stockholders.......   $(77,376)   $(6,369)    $(4,218)    $(87,963)
                                  ========    =======     =======     ========
Basic and diluted loss per
 share from continuing
 operations....................   $  (0.47)                           $  (0.52)
                                  ========                            ========
Shares used to compute basic
 and diluted loss per share
 from continuing operations....    165,974                  1,600 (d)  167,574
                                  ========                =======     ========


   See notes to unaudited pro forma combined condensed financial statements.

                          EXODUS COMMUNICATIONS, INC.

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

   On July 27, 1999, Exodus acquired all of the outstanding capital stock of Cohesive in exchange for approximately $50 million in cash and 1,600,796 shares of Exodus common stock. In addition, Exodus issued options to purchase a total of 408,712 shares of Exodus common stock in exchange for all issued and outstanding Cohesive options.

   Under purchase accounting, the total purchase price was allocated to Cohesive's assets and liabilities based on their relative fair values. The amounts and components of the purchase price along with the allocation of the purchase price to assets acquired were as follows (in thousands):

   Cash............................................................... $ 46,500
   Common stock.......................................................   52,000
   Fair value of Cohesive stock options assumed.......................    9,300
   Transaction costs..................................................    3,700
                                                                       --------
     Total purchase price............................................. $111,500
                                                                       ========
   Book value of net tangible assets of Cohesive...................... $  3,500
   Workforce in place.................................................    6,300
   Customer lists.....................................................   32,300
   Goodwill...........................................................   69,400
                                                                       --------
     Net assets acquired.............................................. $111,500
                                                                       ========

   The pro forma combined condensed statements of operations give effect to the merger as if it had occurred at January 1, 1998. Cohesive's historical statement of operations data for the nine months ended September 30, 1999 reflects its operating activity for the period January 1, 1999 through July 27, 1999, as Exodus acquired Cohesive on July 27, 1999.

   The following adjustments have been reflected in the unaudited pro forma combined condensed statements of operations:

     (a) Adjustment to remove the amortization of historical goodwill and other intangible assets previously recorded by Cohesive and to record the amortization of goodwill and intangible assets resulting from the allocation of the Cohesive purchase price. The pro forma adjustment assumes goodwill and other intangible assets will be amortized on a straight-line basis over the following estimated lives:

     Workforce in place................................................. 5 years
     Customer lists..................................................... 7 years
     Goodwill........................................................... 8 years

     (b) To eliminate interest income earned by Exodus on cash paid at the date of the merger assuming a 5% interest rate which approximates the Company's actual rate of return during the periods presented.

     (c) To remove Cohesive's historical cumulative dividends and accretion on redeemable preferred stock which are settled in cash at the date of the merger.

     (d) To reflect the shares issued as consideration for the merger.

                          EXODUS COMMUNICATIONS, INC.

          SUPPLEMENTAL SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                 (in thousands)

                                      Balance at                       Balance
                                      Beginning                       at End of
Classification                         of Year   Additions Deductions   Year
--------------                        ---------- --------- ---------- ---------
Allowance for doubtful accounts:
  Year ended December 31, 1996.......    $--      $   15     $ --      $   15
  Year ended December 31, 1997.......      15        742       (66)       691
  Year ended December 31, 1998.......     691      1,410      (280)     1,821

                          EXODUS COMMUNICATIONS, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                 (in thousands)

                                      Balance at                       Balance
                                      Beginning                       at End of
Classification                         of Year   Additions Deductions   Year
--------------                        ---------- --------- ---------- ---------
Allowance for doubtful accounts:
  Year ended December 31, 1996.......    $--      $   15     $ --      $   15
  Year ended December 31, 1997.......      15        742       (66)       691
  Year ended December 31, 1998.......     691      1,410      (280)     1,821

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          EXODUS COMMUNICATIONS, INC.

                                  $500,000,000
                     4 3/4% Convertible Subordinated Notes
                               Due July 15, 2008
                                      and
                        7,101,700 Shares of Common Stock
                     Issuable Upon Conversion of the Notes


                               ----------------

                                   PROSPECTUS

                               ----------------


                               February 11, 2000

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